UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dole Food Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Dole Food Company, Inc. Common Stock, par value $.001 per share.

	(2)	Aggregate number of securities to which transaction applies:

54,615,380 shares of common stock (including 295,200 shares subject to time-based and performance-based restricted stock units and shares of restricted stock) and 3,168,667 shares of common stock underlying stock options.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based on the aggregate merger consideration, which is the sum of (a) the product of 54,615,380 shares of common stock and the merger consideration of $13.50 per share (equal to $737,307,630) and (b) the difference between the merger consideration of $13.50 per share and the exercise price per share of each of the 3,168,667 stock options outstanding for which the exercise price per share is less than $13.50 (equal to $8,339,417). In accordance with Exchange Act Rule 0-11(c), the filing fee of $101,706.26 was determined by multiplying 0.0001364 by the aggregate merger consideration of $745,647,047.

	(4)	Proposed maximum aggregate value of transaction:
$745,647,047

	(5)	Total fee paid:
$101,706.26

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION

One Dole Drive

Westlake Village, California 91362

                    , 2013

Dear Stockholders,

We cordially invite you to attend a special meeting of the stockholders of Dole Food Company, Inc., a Delaware corporation (“Dole”), to be held at              a.m., California time, on                     , 2013, at Dole World Headquarters located at One Dole Drive, Westlake Village, California 91362.

At the special meeting, you will be asked to consider and adopt an Agreement and Plan of Merger, dated as of August 11, 2013, among DFC Holdings, LLC, a Delaware limited liability company (“Parent”), DFC Merger Corp., a Delaware corporation (“Purchaser”), David H. Murdock (together with Parent and Purchaser, the “Purchaser Parties”) and Dole (as amended on August 19, 2013 and on September 19, 2013 and as further amended from time to time, the “merger agreement”). Pursuant to the merger agreement, Purchaser will be merged with and into Dole (the “merger”), with Dole surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, each outstanding share of Dole common stock will be converted into the right to receive $13.50 in cash, other than (i) shares held by the Purchaser Parties or their affiliates or by Dole or its subsidiaries, which will be cancelled without any payment, and (ii) shares held by stockholders who properly perfect appraisal rights under Delaware law.

The proposed merger is a “going private” transaction under the Securities and Exchange Commission rules. If the merger is completed, Dole will become a private company wholly owned by Parent. Mr. Murdock, who is Dole’s Chairman of the board of directors (the “Board”) and Chief Executive Officer, controls Parent through his beneficial ownership of 100% of its outstanding membership interests.

Dole’s Board formed a special committee consisting of four independent and disinterested directors (the “Special Committee”) to evaluate and negotiate the merger proposal, consider and evaluate alternatives available to Dole and alleviate any potential conflicts of interest. The Board, unanimously, with Mr. Murdock abstaining due to his interest in the merger, and in accordance with the unanimous recommendation of the Special Committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and its stockholders (other than the Purchaser Parties and their affiliates, as to whom no determination was made), including its unaffiliated stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) determined to recommend that the stockholders of Dole vote to adopt the merger agreement. Accordingly, the Board (with Mr. Murdock abstaining) unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement. The Board (with Mr. Murdock abstaining) also unanimously recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger, as disclosed under “Special Factors — Potential Change of Control Payments to Named Executive Officers” in the accompanying proxy statement, as required by the rules adopted by the Securities and Exchange Commission.

In considering the recommendation of the Board, you should be aware that some of Dole’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. As noted above, Mr. Murdock, who is Dole’s Chairman of the Board and Chief Executive Officer, controls Parent through his beneficial ownership of 100% of its outstanding membership interests. Accordingly, if the merger is completed, Mr. Murdock will acquire sole control and ownership of Dole through his control and ownership of Parent. As of September 16, 2013, Mr. Murdock beneficially owned, in the aggregate, 35,823,585 shares of Dole common stock (including 255,000 shares subject to stock options that are currently exercisable), or approximately 39.7% of the total number of outstanding shares of Dole common stock, and has agreed to contribute, or cause to be contributed, all of such shares (other than shares subject to equity awards) to Purchaser immediately prior to the consummation of the merger.

We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the merger and other important information related to the merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission.

Regardless of the number of shares of Dole common stock that you own, your vote is very important. The merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of Dole common stock vote in favor of the adoption of the merger agreement. In addition, the merger agreement requires, as a non-waivable condition to the consummation of the merger, that holders of at least a majority of the issued and outstanding shares of Dole common stock not beneficially owned by the Purchaser Parties or their affiliates, or by the directors and executive officers of Dole, vote in favor of the adoption of the merger agreement. If you fail to vote or abstain from voting on the merger agreement, the effect will be the same as a vote “AGAINST” adoption of the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage prepaid envelope as promptly as possible. You also may submit a proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card.

Thank you for your attention to this important matter.

Sincerely,

C. Michael Carter

President and Chief Operating Officer

The accompanying proxy statement is dated                     , 2013 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about                     , 2013.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

PRELIMINARY COPY — SUBJECT TO COMPLETION

One Dole Drive

Westlake Village, California 91362

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                 , 2013

We cordially invite you to attend a special meeting of the stockholders of Dole Food Company, Inc., a Delaware corporation (“Dole”). This special meeting will be held at              a.m., California time, on                     , 2013, at Dole World Headquarters located at One Dole Drive, Westlake Village, California 91362. The meeting is being held for the following purposes:

1.

to approve the adoption of the Agreement and Plan of Merger, dated as of August 11, 2013, among DFC Holdings, LLC, a Delaware limited liability company (“Parent”), DFC Merger Corp., a Delaware corporation (“Purchaser”), David H. Murdock (together with Parent and Purchaser, the “Purchaser Parties”), and Dole (as amended on August 19, 2013 and on September 19, 2013 and as further amended from time to time, the “merger agreement”), pursuant to which Purchaser will be merged with and into Dole (the “merger”), with Dole surviving the merger as a wholly owned subsidiary of Parent;

2.

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger, as disclosed under “Special Factors — Potential Change of Control Payments to Named Executive Officers;” and

3.

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Dole’s board of directors (the “Board”) has fixed the close of business on September 27, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting.

The Board formed a special committee consisting of four independent and disinterested directors (the “Special Committee”) to evaluate and negotiate the merger proposal, consider and evaluate alternatives available to Dole and alleviate any potential conflicts of interest. The Board, unanimously, with Mr. Murdock abstaining due to his interest in the merger, and in accordance with the unanimous recommendation of the Special Committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and its stockholders (other than the Purchaser Parties and their affiliates, as to whom no determination was made), including its unaffiliated stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) determined to recommend that the stockholders of Dole vote to adopt the merger agreement. Accordingly, the Board (with Mr. Murdock abstaining) unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement. The Board (with Mr. Murdock abstaining) also unanimously recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger, and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important. The merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of Dole common stock vote in favor of the adoption of the merger agreement. In addition, the merger agreement requires, as a non-waivable condition to the consummation of the merger, that holders of at least a majority of the issued and outstanding shares of Dole common stock not beneficially owned by the Purchaser Parties or their affiliates, or by the directors and executive officers of Dole, vote in favor of the adoption of the merger agreement. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You also may submit your proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card. Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder prior to the special meeting. A broker, bank or other nominee cannot vote your shares on the merger without your express instructions.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the special meeting and withdraw your proxy.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By order of the board of directors,

C. Michael Carter

Corporate Secretary

                    , 2013

-i-

(continued)

-ii-

(continued)

-iii-

SUMMARY TERM SHEET

This summary term sheet summarizes selected information contained elsewhere in this proxy statement, but may not contain all of the information that is important to you. Dole urges you to read the entire proxy statement carefully, including the attached schedules and appendices. For additional information on Dole included in documents incorporated by reference into this proxy statement, see the section entitled “Other Matters — Information Incorporated by Reference.” The items in this summary term sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger

Dole Food Company, Inc. (page 95)

Dole Food Company, Inc. (“Dole”) was founded in Hawaii in 1851 and was incorporated under the laws of Hawaii in 1894. Dole reincorporated as a Delaware corporation in July 2001. Dole is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables, and an industry leader in many of the products it sells, as well as in nutrition education and research. See “Information about Dole — Background.”

The Purchaser Parties (page 105)

DFC Holdings, LLC (“Parent”) is a newly formed Delaware limited liability company. DFC Merger Corp. (“Purchaser”) is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Neither Parent nor Purchaser has carried on any activities other than in connection with the merger. David H. Murdock is the Chief Executive Officer of Dole and the Chairman of its board of directors (the “Board”). Mr. Murdock controls Parent through his beneficial ownership of 100% of its outstanding membership interests. In this proxy statement, the term “Purchaser Parties” refers to Purchaser, Parent and David H. Murdock, collectively.

Each of the Purchaser Parties is an affiliate of Castle & Cooke Investments, Inc., a Delaware corporation that is wholly owned by Mr. Murdock (“Investments”), and Castle & Cooke Holdings, Inc., a Delaware corporation that is wholly owned by Investments (“Holdings” and, together with Investments, the “Castle Filing Persons”). See “Information Concerning the Purchaser Parties and the Castle Filing Persons.”

Dole Directors’ and Executive Officers’ Voting Intentions (page 65)

To Dole’s knowledge, each of Dole’s directors and executive officers intends to vote all shares of Dole common stock he or she beneficially owns in favor of adoption of the merger agreement and each of the other proposals described below. Dole’s directors and executive officers (including Mr. Murdock) have the power to vote 36,245,591 shares of Dole common stock as of September 16, 2013, representing 40.3% of Dole’s outstanding common stock. The Disinterested Stockholders (excluding Dole’s directors and executive officers) collectively have the power to vote 53,772,840 shares of Dole common stock as of September 16, 2013, representing 59.7% of Dole’s outstanding common stock. Throughout this proxy statement, we refer to Dole’s stockholders, including its unaffiliated stockholders and its directors and executive officers, but excluding the Purchaser Parties and their affiliates, as the “Disinterested Stockholders.”

Structure of the Merger (page 55)

The proposed acquisition of Dole has been structured as a merger of Purchaser with and into Dole, with Dole surviving as a wholly owned subsidiary of Parent.

Payment of the Merger Consideration (page 55)

Each outstanding share of Dole common stock (other than shares held by the Purchaser Parties or their affiliates, treasury shares and dissenting shares) will be converted into the right to receive $13.50 in cash (the “Merger Consideration”).

Treatment of Stock Options, RSUs, Restricted Stock, Performance Shares and LTIP (page 78)

Each stock option (other than those held by Mr. Murdock) outstanding at the effective time of the merger (the “Effective Time”), whether vested or unvested, will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50, minus the applicable exercise price per share of the option; and (ii) the number of shares of Dole common stock issuable upon exercise of the option, which amount will be paid within 15 days after the Effective Time.

Each restricted stock award and restricted stock unit (“RSU”) (including both time-based RSUs and performance shares, which are performance-based RSUs) outstanding at the Effective Time will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50; and (ii) the number of shares of Dole common stock subject to the restricted stock award or RSU, which amount will be paid within 15 days after the vesting date of the applicable award, subject to the continued employment of the holder thereof with Dole or any of its subsidiaries through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger).

Other Proposals (page 80)

Pursuant to the merger agreement, during the period beginning on the date of the execution of the merger agreement and continuing until 12:01 a.m., New York City time, on September 10, 2013 (the “No-Shop Period Start Date”), Dole and its subsidiaries, and their respective representatives, were permitted to (i) initiate, solicit and encourage or facilitate competing proposals or any inquiry, including by providing information and affording access to the business, properties, assets, books, records and personnel of Dole and its subsidiaries under customary confidentiality agreements, and (ii) engage in, enter into or have discussions or negotiations with any party with respect to any competing proposal or any inquiry. Dole did not receive any competing transaction proposals from third parties during this 30 calendar-day go-shop period.

After the No-Shop Period Start Date, Dole has agreed not to solicit or enter into discussions with any third party regarding a competing proposal while the merger is pending. However, if a third party makes an unsolicited proposal, which the Board (acting through the Special Committee) determines to be, or to be reasonably expected to result in, a superior proposal, the Board and the Special Committee may still approve or recommend such proposal if (i) the Board (acting through the Special Committee), after consultation with its outside legal advisor, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders, (ii) Dole provides Purchaser with prior written notice of such proposal and, if requested by Purchaser, engages in good faith negotiations with Purchaser during a 72-hour period to amend the merger agreement in a manner that would cause the other proposal to no longer constitute a superior proposal and (iii) if the merger agreement is terminated, Dole reimburses the Purchaser Parties for all reasonable out-of-pocket costs, fees and expenses incurred by them in connection with the merger and the related transactions, up to a maximum of $15 million.

Conditions to the Merger (page 77)

The respective obligations of the Purchaser Parties and Dole to effect the merger are subject to the satisfaction or valid waiver of certain customary conditions, including the adoption of the merger agreement by Dole’s stockholders, the adoption of the merger agreement by stockholders holding a majority of the shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers) (which condition is non-waivable), the absence of any legal restraint or prohibition on the consummation of the merger, the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and under any non-U.S. antitrust or competition-related laws, the accuracy of representations and warranties contained in the merger agreement (subject to certain material qualifiers) and compliance by the parties with their respective undertakings and agreements under the merger agreement (subject to certain materiality qualifiers). In addition, the obligation of the Purchaser Parties to effect the merger is conditioned upon the absence of a material adverse change in Dole’s business, financial condition, assets, properties, operations or results of operations or a material adverse change that would prevent Dole from completing the merger.

Termination (page 85)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time, whether before or after Dole’s stockholders have adopted the merger agreement:

•	by mutual written consent of Purchaser and Dole (with the prior approval of the Special Committee);

•

by either Purchaser or Dole (with the prior approval of the Special Committee) if: (i) any court of competent jurisdiction or any state or federal governmental body has issued a final and non-appealable order, decree or ruling or taken any other action restraining or otherwise prohibiting the merger; (ii) the merger has not occurred by February 11, 2014; or (iii) the merger agreement is not adopted by Dole’s stockholders, including by stockholders holding a majority of the shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers), at the special meeting or any adjournment or postponement thereof, or if there are insufficient shares present at such meeting to constitute a quorum and such meeting is not adjourned to a later date;

•

by Dole (with the prior approval of the Special Committee) if: (i) it approves a competing proposal, provided it reimburses the reasonable out-of-pocket costs, fees and expenses incurred by the Purchaser Parties in connection with the merger and the related transactions, up to a maximum of $15 million; or (ii) the Purchaser Parties materially breach or fail to perform any of their representations, warranties or covenants, subject to the right to timely cure such breach or failure; or

•

by Purchaser if: (i) Dole enters into a definitive agreement with respect to a competing proposal or the Board withdraws or adversely modifies its approval or recommendation of the merger after a competing proposal is announced or as a result of an intervening event; or (ii) Dole materially breaches or fails to perform any of its representations, warranties or covenants, subject to the right to timely cure such breach or failure.

Purchaser Termination Fee (page 86)

Purchaser will pay Dole a fee of $50 million if (i) Dole validly terminates the merger agreement because of a material breach by any of the Purchaser Parties (and, at the time, Purchaser is not entitled to terminate the merger agreement because of a material breach by Dole) or (ii) Dole or Purchaser validly terminates the merger agreement because the merger has not occurred by February 11, 2014 and, at the time, all conditions to the Purchaser Parties’ obligation to effect the closing of the merger have been satisfied and Dole confirms to Purchaser that it is prepared to close. Dole is not entitled to receive both a grant of specific performance and any money damages, including all or any portion of the termination fee.

Specific Performance (page 86)

Subject to certain limitations, the merger agreement provides that the parties will be entitled to specific performance and injunctive and other equitable relief to enforce the merger agreement against a non-performing party, in addition to any other rights the parties have against the non-performing party, although Dole will not be entitled to receive both a grant of specific performance and any money damages, including all or any portion of the termination fee. In addition, Dole will be entitled to specific performance of Parent’s obligation to cause the funding of the equity financing described below only if certain conditions are met, including the funding of the debt financing described below.

Purposes and Reasons of the Purchaser Parties and the Castle Filing Persons for the Merger (page 47)

The purpose of the merger is for the Purchaser Parties to acquire all outstanding shares of Dole common stock that they do not currently own. The merger will allow Mr. Murdock, through Parent and Purchaser, to acquire Dole’s business and operate it as a private company.

Opinion of Financial Advisor to the Special Committee (page 29)

On August 11, 2013, at a meeting of the Special Committee to evaluate the merger agreement, Lazard Frères & Co. LLC (“Lazard”) rendered its oral opinion, subsequently confirmed in writing, that based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger is fair, from a financial point of view, to such holders. See “Special Factors — Opinion of Financial Advisor to the Special Committee”.

The full text of Lazard’s written opinion, dated as of August 11, 2013, is attached as Appendix B to this proxy statement. We encourage you to read the entire opinion, which discusses the assumptions and qualifications made, procedures followed, and factors considered, and the limitations of the review undertaken, by Lazard in rendering the opinion. Lazard’s opinion is directed to the Special Committee and addresses only the fairness, as of the date of the opinion and from a financial point of view, of the $13.50 per share Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares). Lazard’s opinion did not address any other aspects of the merger, and Lazard expressed no opinion or recommendation to the stockholders of Dole as to how to vote at the special meeting.

Fairness Determination by Purchaser Parties and Castle Filing Persons (page 35)

Each of the Purchaser Parties and the Castle Filing Persons believes that the merger is substantively and procedurally fair to the Disinterested Stockholders. The Purchaser Parties and Castle Filing Persons based this determination on their knowledge and analysis of available information regarding Dole, a review of the Deutsche Bank Materials (as defined below), and discussions with Dole’s senior management regarding Dole and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger.”

Certain Effects of the Merger (page 48)

The proposed merger is a “going private” transaction under the Securities and Exchange Commission (“SEC”) rules. If the merger is completed, Dole will become a private company wholly owned by Parent (which is controlled by Mr. Murdock, Dole’s Chairman of the Board and Chief Executive Officer), and Dole’s stockholders (other than the Purchaser Parties and their affiliates) will no longer have an equity interest in Dole, will not participate in any of the future earnings growth of Dole and instead will have only the right to receive the Merger Consideration or, in the case of stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand and perfect appraisal rights, and do not withdraw or otherwise lose such rights, the right to receive the fair value of their shares as determined by the Delaware Court of Chancery. See “Special Factors — Payment of the Merger Consideration and Surrender of Stock Certificates” and “Special Factors — Appraisal Rights.”

After the merger, Dole common stock will no longer be listed or traded on the New York Stock Exchange (“NYSE”). In addition, Dole will deregister its common stock under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Merger Financing (page 56)

The Purchaser Parties estimate that (i) approximately $746 million in cash will be required to pay the aggregate Merger Consideration and to pay the cash amounts payable to holders of outstanding Dole stock options, RSUs, and restricted stock awards (which amounts are payable, in the case of RSUs (including both time-based RSUs and performance shares, which are performance-based RSUs) and restricted stock, subject to the continued employment of the holder thereof with Dole or any of its subsidiaries through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger)); see “The Merger Agreement — Treatment of Stock Options, RSUs, Restricted Stock, Performance Shares and LTIP”) and (ii) up to $703 million in cash will be required to effect the refinancing of all existing indebtedness of Dole and its subsidiaries, including the payment of related fees and expenses. The Purchaser Parties anticipate that such funds will be obtained from debt and equity financings and from the unrestricted cash of Dole and its subsidiaries. At this time, the Purchaser Parties estimate that unrestricted cash of Dole and its subsidiaries in an amount not to exceed $265 million will be used to fund the payment of such amounts; however, the amount of unrestricted cash actually used to pay such amounts may change depending on the amount of costs and expenses payable in connection with the transactions contemplated by the merger agreement, the actual amount of the net proceeds received in connection with the debt and equity financings and the availability of such unrestricted cash.

Parent has obtained a binding financing commitment for the transactions contemplated by the merger agreement from Deutsche Bank AG New York Branch and certain of its affiliates, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia (the “Lenders”) to provide debt financing consisting of (i) a $675 million term loan, (ii) a $150 million revolving credit facility and (iii) a $325 million senior unsecured bridge facility. In addition, Parent has obtained a binding commitment letter from Mr. Murdock, pursuant to which Mr. Murdock will provide equity financing in an aggregate amount of at least $200 million. The aggregate proceeds of such financing commitments, together with the unrestricted cash of Dole and its subsidiaries as described above, will be used to complete the merger and the other transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters (as defined below) under which the financing will be provided.

In addition, Mr. Murdock entered into a letter agreement with Dole to contribute up to $50 million to Parent in the event that the aggregate proceeds of the debt and equity financings, together with the unrestricted cash of Dole and its subsidiaries at the closing of the merger, are insufficient to fund, when due, the amounts payable in accordance with the terms and conditions of the merger agreement.

Interests of Dole’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest (page 60)

In considering the recommendations of the Board, you should be aware that certain of Dole’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Dole’s stockholders generally. These interests relate to or arise from, among other things: (i) ownership by Mr. Murdock and his affiliates of equity interests in both Dole and the other Purchaser Parties; (ii) the fact that Mr. Murdock and the other executive officers of Dole will remain executive officers of the surviving corporation; (iii) the fact that Mr. Murdock will be the sole director of the surviving corporation immediately following the merger; (iv) the accelerated vesting of all Dole stock options held by the directors and executive officers of Dole (other than those held by Mr. Murdock) upon completion of the merger; (v) the cash-out in the merger of all options (whether vested or unvested) to purchase shares of Dole common stock held by Dole’s directors and employees, including Dole’s executive officers; (vi) the conversion of all restricted stock awards and RSUs held by employees, including Dole’s executive officers into the right to receive the merger consideration within 15 days after the applicable vesting date of each award; and (vii) the right to continued indemnification and insurance coverage for directors and executive officers of Dole following the completion of the merger, pursuant to the terms of the merger agreement.

The Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger.

Regulatory Approvals (page 74)

Under the HSR Act, the merger may not be completed until notifications have been given and information furnished to the United States Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been terminated or expired. On August 22, 2013, the Purchaser Parties and Dole filed Notification and Report Forms with respect to the merger under the HSR Act. Early termination of the waiting period under the HSR Act was granted on September 3, 2013.

Pursuant to the terms of the merger agreement, the merger is also conditioned on the termination or expiration of the applicable waiting periods under any applicable non-U.S. antitrust or competition-related laws, and the receipt of any approval, consent, ratification, permission, waiver or authorization required under such non-U.S. antitrust or competition-related laws. The merger is also subject to approval under the antitrust laws of Austria, Russia and Ukraine, and the Purchaser Parties and Dole expect that any required approvals will be received prior to the closing of the merger.

Certain Legal Matters (page 72)

Following the public disclosure of Mr. Murdock’s initial proposal, 13 purported class action lawsuits challenging the proposed acquisition of Dole were filed in the Superior Court of California, County of Los Angeles and in the Court of Chancery of the State of Delaware.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Dole. Please refer to the more detailed information contained elsewhere in this proxy statement, the schedules and the appendices attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting of the stockholders of Dole will be held on , 2013, at a.m. California time, at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362.

Q:	What am I being asked to vote upon?

A:	You are being asked to:

•

approve a proposal to adopt the Agreement and Plan of Merger, dated as of August 11, 2013, among Parent, Purchaser, David H. Murdock and Dole, as amended from time to time (the “Merger Proposal”). The Agreement and Plan of Merger, as amended on August 19, 2013 and on September 19, 2013 and as further amended from time to time, and the proposed merger thereunder are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively (a copy of the merger agreement is included as Appendix A to this proxy statement);

•

approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger, as disclosed under “Special Factors  — Potential Change of Control Payments to Named Executive Officers” (the “Merger-Related Compensation Proposal”); and

•

approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Voting and Proxy Procedures

Q:	Who may vote at the special meeting?

A:

You are entitled to vote at the special meeting (or any adjournment or postponement thereof) in person or by proxy if you owned shares of Dole common stock at the close of business on September 27, 2013, which is the record date for the special meeting. As of the record date, there were              shares of Dole common stock issued and outstanding. You will have one vote for each share of Dole common stock you held on the record date. See “The Special Meeting — Voting Rights; Quorum.”

Q:	What vote is required to approve the merger?

A:

Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the shares of Dole common stock outstanding and entitled to vote at the special meeting must vote “FOR” the Merger Proposal. In addition, the merger agreement requires, as a non-waivable condition to the consummation of the merger, that stockholders holding at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers) vote “FOR” the Merger Proposal.

Q:	What vote is required to approve the other matters to be voted upon at the special meeting?

A:

The Merger-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of at least a majority of the shares of Dole common stock present or represented by proxy and entitled to vote at the special meeting.

Q:	Why am I being asked to consider and vote on the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger?

A:

The SEC rules require Dole to seek stockholder approval on an advisory (non-binding) basis with respect to certain payments that will or may be made to Dole’s named executive officers in connection with the merger. Approval of the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger is not a condition to the completion of the merger.

Q:	Who is soliciting my proxy?

A:	The Board, including Mr. Murdock, is soliciting proxies to be voted at the special meeting or any adjournment or postponement thereof.

Dole has hired D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (“D.F. King”) to assist in the solicitation of proxies. Dole’s directors, officers and employees, and employees of Mr. Murdock’s private companies, may assist Dole in soliciting proxies, but will not be specifically compensated for their services. See “The Special Meeting — Proxy Solicitation.”

Q: How does the Board recommend I vote?

A: The Board, with Mr. Murdock abstaining, unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q:	What do I need to do now and how should I vote?

A:

You should read this proxy statement carefully, including its schedules and appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting or any adjournment or postponement thereof. You also may submit your proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card. See “The Special Meeting — Voting and Revocation of Proxies.”

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

A:

If you do not submit a proxy card or submit a proxy by telephone or via the Internet, unless you attend the special meeting in person, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting, and your failure to take action will have the same effect as a vote “AGAINST” the Merger Proposal. However, such failure will not have any effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal assuming the presence of a quorum.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting and all of your shares will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal. However, if you submit a proxy card or provide proxy instructions by telephone or via the Internet and affirmatively elect to abstain from voting on one or more of the proposals, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting, but will not be voted on such proposals at the special meeting or at any adjournment or postponement thereof. As a result, your abstention(s) will have the same effect as voting “AGAINST” any proposals in respect of which you abstain.

Q:	May I vote in person?

A:

If your shares of Dole common stock are registered directly in your name with Dole’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by Dole. If you are a stockholder of record, you may attend the special meeting and vote your shares in person, rather than by signing and returning your proxy card.

If your shares of Dole common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the special meeting.

Q:	What constitutes a quorum?

A:

Stockholders who hold a majority of the shares of Dole common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting or at any adjournment or postponement thereof. See “The Special Meeting — Voting Rights; Quorum.”

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Dole common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting or at any adjournment or postponement thereof.

The vote to approve the Merger Proposal is based on both the total number of shares of Dole common stock outstanding on the record date, for purposes of satisfying the majority vote condition under Delaware law, and the total number of shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers) on the record date, for purposes of satisfying the non-waivable “majority of the minority” condition, and not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This process is referred to as “householding.” In such cases, each stockholder continues to receive a separate notice of meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	you can send a written notice to Dole’s corporate secretary, stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy card; or

•	you can attend the special meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy — you must vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “The Special Meeting — Voting and Revocation of Proxies.”

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, you will receive written instructions for exchanging your shares of Dole common stock for the Merger Consideration. If you hold your shares in street name, your broker, bank or other nominee will provide you with instructions on how to surrender your shares of Dole common stock in exchange for the Merger Consideration. See “Special Factors — Payment of the Merger Consideration and Surrender of Stock Certificates.”

Q:	Do I have any appraisal rights?

A:

Yes. Under the General Corporation Law of the State of Delaware (“DGCL”), stockholders of Dole who do not submit a proxy or vote “FOR” the Merger Proposal and who comply with the procedural requirements of Section 262 of the DGCL may demand payment in cash of the fair value of their shares of Dole common stock in lieu of the Merger Consideration. These rights are commonly known as “appraisal rights” or “dissenters’ rights.” If the dissenting stockholders and Dole and/or Parent do not agree on a fair value for the shares, the Delaware Chancery Court will determine the fair value of such shares, which could be more than, less than or equal to the value of the Merger Consideration. Dissenting stockholders lose their appraisal rights if they fail to comply with all of the procedures required by Section 262 of the DGCL. A copy of Section 262 is included as Appendix C to this proxy statement. See “Special Factors — Appraisal Rights” and Appendix C.

Getting More Information

Q:	When will Dole announce the voting results of the special meeting, and where can I find the voting results?

A:

Dole intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC as soon as is reasonably practicable after the special meeting. All reports that Dole files with the SEC are publicly available without charge at www.sec.gov when filed.

Q:	Who can help answer my questions?

A:

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 859-8511

SPECIAL FACTORS

Background of the Merger and Special Committee Proceedings

Dole is engaged in the worldwide production and marketing of high-quality fresh fruits and fresh vegetables. Dole was founded in 1851 and incorporated under the laws of Hawaii in 1894. Dole reincorporated in Delaware in 2001. Dole’s common stock became publicly traded and was first listed on the NYSE in 1964.

In 2003, Mr. Murdock became the sole stockholder of Dole as a result of a negotiated going private transaction approved by Dole’s then board of directors and Dole’s stockholders, including the holders of a majority of the outstanding shares of Dole common stock beneficially owned by stockholders other than Mr. Murdock and his affiliates. In 2009, Dole completed an initial public offering and again became a publicly traded company and Dole’s common stock was relisted on the NYSE. As of September 16, 2013, Mr. Murdock and his affiliates beneficially owned 35,823,585 shares of Dole common stock (including 255,000 shares subject to options that are currently exercisable), or approximately 39.7% of the outstanding shares of Dole common stock.

Since re-listing in 2009, the Board and Dole’s management have continually engaged in a review of Dole’s business plans and other strategic alternatives as part of their ongoing activities. This process has included evaluating prospects and options pertaining to certain of its businesses, the markets in which it competes, organic initiatives, and the possibility of pursuing strategic transactions, such as mergers, acquisitions and dispositions, in each case with a view towards enhancing value for Dole’s stockholders.

In early 2011, the Board began considering potential strategic transactions involving all or a significant portion of Dole. Specifically, in early 2011, Dole engaged in discussions and negotiations with a public company regarding a potential merger. In addition, in the spring of 2011, Dole engaged in discussions and negotiations with another public company regarding several possible strategic transactions involving Dole’s worldwide packaged foods and fresh vegetables businesses. Ultimately, the Board and management determined that at that time none of these transactions could be structured on terms that sufficiently enhanced stockholder value or were otherwise in the best interests of Dole and its stockholders.

Beginning in late 2011, Dole’s management, in consultation with the Board, began considering other strategic alternatives involving specific portions of Dole, including Dole’s worldwide packaged foods business, its Asia fresh business and other select businesses, through a variety of transaction structures. In furtherance of the foregoing, Dole retained a financial advisor in connection with the consideration of strategic alternatives, which contacted various strategic buyers in an effort to assess their level of interest in a possible transaction. Dole, with the assistance of its financial advisor, engaged in preliminary discussions with several of these strategic buyers regarding various matters, including possible transaction structures, with the discussions expanding to more transaction-specific matters with one such party. However, ultimately either Dole or the other parties declined to pursue any form of a transaction.

Dole also retained Deutsche Bank Securities Inc. (“Deutsche Bank”) to act as a financial advisor with respect to one or more potential transactions involving Dole’s Asia fresh business, either alone or in combination with its worldwide packaged food business. On May 3, 2012, Dole disclosed as part of its first quarter 2012 earnings release that management and the Board were working with financial advisors to review strategic alternatives and evaluate prospects and options for certain of its businesses, including its worldwide packaged foods business. Over the course of 2012, as part of this process, Dole evaluated prospective transactions and options for a number of its businesses and engaged in discussions with various third parties who had expressed interest in select businesses. On September 17, 2012, Dole announced the execution of a definitive agreement for the sale of its worldwide packaged foods and Asia fresh businesses to ITOCHU Corporation (“ITOCHU”) for $1.685 billion in cash (the “ITOCHU sale transaction”). The Board was of the view that the transaction would enhance stockholder value in the long term because Dole was realizing a premium valuation for the businesses being sold and using the proceeds to eliminate a very large portion of its outstanding debt, which improved the leverage profile of Dole. The ITOCHU sale transaction closed April 1, 2013. On May 2, 2013, Dole refinanced, with its lenders, including an affiliate of Deutsche Bank, the credit agreement entered into at the time of the closing of the ITOCHU sale transaction. The relationships between Deutsche Bank and Dole are more fully discussed under “Special Factors — Consultation with Deutsche Bank, Financial Advisor to Mr. Murdock — General.”

On May 8, 2013, Dole issued a press release announcing a share repurchase program for up to $200 million of the outstanding shares of Dole common stock. On May 28, 2013, Dole issued a press release announcing the acquisition of three new specialty built refrigerated container ships for its U.S. West Coast operations (the “refrigerated container ships”), costing approximately $165 million, for a phased delivery in late 2015 or early 2016. As a result of the ship acquisitions and significant losses in its strawberry business, Dole also announced the suspension of its share repurchase program.

Beginning in May 2013, Mr. Murdock reviewed and considered the stock markets’ reaction to the ITOCHU sale transaction and the related reduction in debt. Mr. Murdock also considered the historical impact on Dole’s stock price of earnings variability, restructuring and cost reduction efforts, and the risks associated with the commodity nature of Dole’s remaining businesses. After doing so, he came to the view that it was unlikely that the stock markets would fully respond to debt reductions and potential improvement in Dole’s operations with a sustained higher stock price. He noted that, despite Dole’s announcement and completion of such measures as the ITOCHU sale transaction, restructurings and improvements to existing businesses, cost reductions, and investments in additional businesses, Dole’s stock price declined 21% during the period beginning September 11, 2012, the day prior to published reports of the ITOCHU sale transaction, and June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal. During the same period, the S&P 500 increased 15%.

In Mr. Murdock’s view, factors beyond Dole’s control, including the fact that Dole deals in perishable commodities, which are subject to external factors that result in unpredictable quarterly earnings, were unlikely to change in the foreseeable future and would continue to adversely affect Dole’s operating results. He also came to the view that the stock markets’ reaction to such factors has tempered or overridden the effect of debt and other cost reduction efforts, and was likely to continue to adversely affect Dole’s stock price. Moreover, Mr. Murdock recognized that growing Dole for the long term would require significant investment, some of which would not generate near-term returns and was likely to adversely impact Dole’s stock price.

Mr. Murdock also considered his strong personal commitment to promoting a lifestyle and diet which includes significant emphasis on fruits and vegetables, and generally in promoting proper nutrition as a basis for improved health and longevity. In addition, Mr. Murdock considered his desire to have Dole support research efforts to study the impact of nutrition on health and longevity at universities and other non-profit institutions. He recognized that not all stockholders would agree that Dole should avoid emphasis on processed foods, strongly promote the consumption of fresh fruits and vegetables and expend significant sums to support academic research because, despite his strong personal commitment to such issues, such actions might not improve Dole’s profits. Accordingly, after considering these issues, he determined that focusing Dole’s efforts in this manner was better done as a privately held company. Also, as a privately held company, Dole could focus on long-term growth rather than shorter-term concerns such as the stock markets’ reaction to quarterly earnings announcements and the negative impact on Dole’s stock price of failing to meet quarterly analyst forecasts.

In light of these factors, Mr. Murdock became interested in pursuing a going private transaction with Dole, after considering his own underlying knowledge of Dole’s business built up over nearly 30 years and his willingness to accept the risks affecting Dole’s business and leading to earnings instability.

In May 2013, Mr. Murdock retained Deutsche Bank as financial advisor and Paul Hastings LLP (“Paul Hastings”) as legal advisor to assist him in considering alternatives, which included pursuing a going private transaction with Dole. Mr. Murdock decided to propose a going private transaction to the Board after considering several factors, including the following: (i) the market-related and operational challenges described above; (ii) the remaining strategic alternatives available to Dole after having completed the ITOCHU sale transaction; (iii) the availability of financing in the financial markets for a leveraged transaction at that time; (iv) the availability of sufficient personal capital at that time; and (v) the belief that a transaction could be negotiated and financed that would be acceptable to the stockholders of Dole.

On June 10, 2013, Mr. Murdock delivered a letter to the Board outlining the following proposal:

“Please find below the proposal for a company designated by me to acquire all of the outstanding shares of common stock of Dole Food Company, Inc. (“Dole” or the “Company”) not already owned by me or my affiliates for $12.00 per share in cash plus the assumption of existing debt.

I believe this offer presents an excellent opportunity for Dole’s shareholders to realize an attractive, all-cash premium for their shares at a favorable valuation in a challenging operating environment:

•	An attractive, all-cash premium to market:

•	Approximately 18% premium to Dole’s closing share price of $10.20 today on June 10th and

•	Approximately 19% premium to the volume-weighted average share price for the one month preceding June 10th.

•

A compelling valuation compared to historical Company and peer trading levels and similar transactions: The proposed price, including assumption of debt, represents a 10.2x multiple of Dole’s expected full year 2013 EBITDA of $150 million, based on the Company’s most recent guidance. This represents an approximate:

•	51% premium to the Company’s average trading EBITDA multiple of 6.7x since its initial public offering;

•	44% premium to the average of the current 2013E trading EBITDA multiples for the Company’s core public competitors (Chiquita, Fresh Del Monte and Fyffes) of 7.0x; and

•

29% premium to the average EBITDA multiple paid in the relevant precedent acquisitions in the fresh produce sector since 2001 of 7.9x; as well as a 13% premium to the 9.0x EBITDA multiple paid by ITOCHU Corporation for the Company’s Asia fresh produce business and value-added global packaged food business.

As you know, the Company has focused on enhancing shareholder value through such measures as the sale of the Company’s Asia fresh produce business and global packaged food business, restructurings and improvements to existing businesses, cost reductions, and investments in additional businesses. These initiatives have had little impact on the Company’s stock price, which has declined 21% since September 11, 2012, the day prior to published reports of the ITOCHU sale transaction, compared to a 15% increase in the S&P 500 during that time period.

I believe the stock’s performance is impacted by a variety of factors, including the fact that the Company deals in perishable commodities which are subject to external factors that result in unpredictable quarterly earnings. It is unlikely that the forces affecting the perishable commodities business will change in the foreseeable future. Further, growing the Company for the long-term will require significant investment, some of which will not generate near-term returns. Therefore, after much consideration, I believe that providing a premium to existing shareholders and operating Dole Food Company as a private enterprise is the best alternative given the public-market focus on short-term earnings and predictable quarterly results. This will give the Company greater flexibility to make investment and operating decisions based on long-term strategic goals without the concern that a public company must have for the investing public’s short-term expectations. It can also provide opportunities for cost and tax savings.

It is my expectation that the Board of Directors will appoint a special committee of independent directors to consider my proposal and make a recommendation to the Board of Directors. I will not move forward with the transaction unless it is approved by such a committee. In addition, the transaction will be subject to a non-waivable condition requiring the approval of a majority of the shares of the Company not owned by me or my affiliates.

To facilitate a transaction, I have engaged Deutsche Bank as financial advisor, and Paul Hastings LLP as legal advisor. In that regard, Deutsche Bank has issued a “highly confident” letter with respect to the financing for the proposed transaction that, together with additional funding I am prepared to commit, is sufficient to consummate the transaction. I am ready to negotiate a definitive merger agreement which would contain customary terms and conditions for transactions of this type. Representatives of Deutsche Bank and Paul Hastings are available to meet with the Board of Directors to discuss this proposal at your earliest convenience.

While I appreciate and respect the Board’s need to conduct an appropriate process in evaluating my proposal, time is of the essence and your prompt consideration to this proposal is requested. Accordingly, while this letter is not a binding commitment and I reserve the right to terminate my proposal earlier, I plan to terminate or withdraw it if a definitive merger agreement has not been executed by July 31, 2013.”

This proposal was based upon Mr. Murdock’s consultations with his legal and financial advisors and took into account, among other things, the information contained in the written materials provided by Deutsche Bank prior to June 10, 2013 (copies of which are filed as exhibits (c)(3)-(c)(8) to the transaction statement on Schedule 13E-3 filed in connection with the merger and are incorporated herein by reference). The proposal was promptly publicly disclosed by Mr. Murdock and by Dole in press releases and in filings with the SEC.

On June 10, 2013, all members of the Board, other than E. Rolland Dickson, participated in a conference call to discuss Mr. Murdock’s proposal. Mr. Dickson did not participate as he was unavailable at that time, but he did participate in the follow-up Board meeting the next day. On June 11, 2013, the Board met telephonically to discuss Mr. Murdock’s proposal. During that meeting, the Board designated Elaine L. Chao, Andrew J. Conrad, Mr. Dickson and Sherry Lansing as members of the Special Committee to consider the proposal and alternatives thereto and make a recommendation to the Board, having concluded that all the members of the Special Committee are independent and disinterested directors and have not been employees or officers of Dole. Mr. Conrad was appointed chair of the Special Committee. At the meeting, Mr. Murdock outlined his proposal for the other members of the Board, stating that he was only interested in buying Dole and was not interested in selling his stake in Dole, and explaining why he believed his proposal to be fair and in the best interests of Dole and its stockholders. In an amendment to his Schedule 13D filed on June 11, 2013, Mr. Murdock confirmed that he did not intend to sell any shares of Dole common stock at that time.

On June 13 and 14, 2013, the Special Committee met twice to interview three potential legal advisors and three potential financial advisors. On June 17, 2013, the Special Committee selected Sullivan & Cromwell LLP (“Sullivan & Cromwell”) to serve as legal advisor to the Special Committee.

On June 19, 2013, the Special Committee interviewed four more potential financial advisors. Following further discussion, the Special Committee determined to request additional information and fee proposals from three of the seven investment banks it had interviewed. The Special Committee also discussed the process for responding to two of Dole’s stockholders who had written to the Board after the announcement of Mr. Murdock’s proposal. In their letters, the two stockholders expressed the view that the timing of Mr. Murdock’s offer was opportunistic and the offer undervalued Dole because, among other things, it did not reflect the value of Dole’s non-core assets.

On June 20, 2013, Mr. Conrad and a representative of Sullivan & Cromwell held calls with each of the three investment banks from which the Special Committee had determined to obtain additional information and fee proposals. At a meeting on June 21, 2013, the Special Committee discussed the three investment banks it was considering and selected Lazard to serve as financial advisor to the Special Committee. The Special Committee also interviewed Richards, Layton & Finger (“Richards Layton”) on June 21, 2013 and selected the firm to serve as Delaware counsel to the Special Committee.

Following the engagement of Sullivan & Cromwell and Richards Layton, the Special Committee reviewed again the independence of its members and the Board resolutions establishing the Special Committee. The Board resolutions, which were formally adopted at a full Board meeting on July 11, 2013, empowered the Special Committee to: (i) solicit expressions of interest or other proposals for potential alternatives to Mr. Murdock’s proposal as the Special Committee deemed appropriate; (ii) establish, approve, modify, monitor and direct the process and procedures related to the negotiation, review and evaluation of Mr. Murdock’s proposal and/or any alternative to his proposal; (iii) make such investigation of Mr. Murdock’s proposal and/or any alternative to his proposal as the Special Committee deemed appropriate; (iv) evaluate the terms of Mr. Murdock’s proposal and/or any alternative to his proposal; (v) negotiate with Mr. Murdock and his representatives any element of his proposal; (vi) negotiate with third parties any element of any alternative to Mr. Murdock’s proposal; (vii) negotiate the terms of any definitive agreements with respect to Mr. Murdock’s proposal or any alternative to Mr. Murdock’s proposal; (viii) to the extent the Special Committee deems it appropriate, report to the Board its recommendations and conclusions with respect to Mr. Murdock’s proposal and/or any alternative to Mr. Murdock’s proposal, including a determination and recommendation as to whether Mr. Murdock’s proposal and/or such alternative to Mr. Murdock’s proposal is fair and in the best interests of the stockholders of Dole (other than Mr. Murdock and his affiliates) and should be approved by the Board; (ix) following the execution of any agreements relating to Mr. Murdock’s proposal or an alternative to Mr. Murdock’s proposal, if any, to take any other actions contemplated by such agreements to be taken by the Special Committee including with respect to the receipt by Dole of any proposed alternative thereto or any intervening event; (x) to the fullest extent permitted by the DGCL, exercise any other power or authority that may be otherwise exercised by the Board that the Special Committee may determine to be necessary, appropriate or advisable to carry out and fulfill its duties and responsibilities; and (xi) determine to elect not to pursue Mr. Murdock’s proposal or any alternative to Mr. Murdock’s proposal.

On June 23, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell and Richards Layton, during which the representatives of Sullivan & Cromwell reviewed with the Special Committee its fiduciary duties and discussed compensation for serving on the Special Committee. Representatives of Sullivan & Cromwell discussed with the Special Committee the allegations made in the litigation filed following public announcement of Mr. Murdock’s proposal with respect to certain relationships of each of the members of the Special Committee with Mr. Murdock and his affiliates, including allegations as to Mr. Conrad’s service as a director, officer and/or consultant at certain companies affiliated with Mr. Murdock, Mr. Dickson’s relationship with Mr. Murdock as his personal physician and friend, and contributions by Mr. Murdock to the political campaign of Ms. Chao’s husband and to research institutes and charities with which Mr. Conrad, Mr. Dickson and Ms. Lansing are involved.

The Special Committee noted that Mr. Conrad currently is a director of (i) the David H. Murdock Research Institute, a non-profit organization, which Mr. Murdock founded and to which Mr. Murdock has donated significant funds, and (ii) NovaRx Corporation, of which Mr. Murdock is a director and Mr. Murdock’s son has served as Chief Executive Officer. Mr. Conrad and Mr. Murdock also invested in NovaRx Corporation. Mr. Conrad previously served as a director of (i) Castle & Cooke, Inc., of which Mr. Murdock is Chairman of the Board and Chief Executive Officer; and (ii) Castle & Cooke Investments, Inc., which is affiliated with Castle & Cooke, Inc. Mr. Conrad is also a member of Prescient Innovations I, LLC, which is affiliated with Mr. Murdock. Mr. Conrad did not receive any remuneration or other financial benefit in connection with any of these positions or a return on his investments in NovaRx Corporation and Prescient Innovations I, LLC.

Mr. Dickson previously served as the Emeritus Director of Development at the Mayo Foundation for Medical Education and Research. Mr. Murdock made a contribution of approximately $2 million to the Foundation during Mr. Dickson’s tenure as Emeritus Director of Development, which ended approximately 11 years ago.

Ms. Lansing is involved in several charities in the fields of cancer research, including California Spirit, a charitable organization co-founded by Ms. Lansing, to which Mr. Murdock donated $25,000 when he was honored by the organization in 2009.

Mr. Murdock also made aggregate contributions of $4,600 to the political campaign of Ms. Chao’s husband in 2008.

The Special Committee determined that none of these relationships precluded Mr. Conrad, Mr. Dickson, Ms. Lansing or Ms. Chao from serving as members of the Special Committee. Following discussions at its June 23, 2013 meeting, the Special Committee therefore confirmed its conclusion that there were no relationships between the members of the Special Committee and Mr. Murdock or his affiliates that affected the determination of the Special Committee that each of the members of the Special Committee would act in an independent and disinterested manner with respect to Mr. Murdock’s proposal. In addition, the Special Committee discussed the terms of Lazard’s engagement letter, the process for responding to stockholders who contacted the Special Committee, the distribution of process letters to management and Mr. Murdock, and whether to request that Mr. Murdock amend his Schedule 13D to indicate his willingness to consider alternatives to his proposal. The Special Committee also received an update on litigation filed in response to Mr. Murdock’s proposal.

On June 24, 2013, Lazard executed an engagement letter with the Special Committee, which was later revised to clarify certain terms. That same day, representatives of Lazard met with representatives of Sullivan & Cromwell to discuss the process for Lazard to begin meeting with Dole’s management and conducting due dili-

gence to assist the Special Committee in determining whether it should pursue a transaction at that time. Later that day, as proposed in a letter to the Special Committee by Mr. Murdock on June 18, 2013, Mr. Murdock and his advisors met with the Special Committee and its advisors to discuss Mr. Murdock’s proposal. Representatives of Deutsche Bank made a presentation with respect to the offer and their valuation analyses of Dole. Mr. Murdock emphasized that he was only interested in buying Dole and was not interested in selling his stake in Dole. After the meeting, the Special Committee sent process letters to Mr. Murdock and to C. Michael Carter, President and Chief Operating Officer of Dole (to be shared with Dole’s management) outlining its expectations in connection with the review of Mr. Murdock’s proposal. In those letters, the Special Committee emphasized the importance of Mr. Murdock’s and management’s cooperation and compliance with its proposed process. In considering its process, the Special Committee did not believe that Mr. Murdock’s selection of Deutsche Bank (which is also a lender to Dole) as his financial advisor was relevant or impaired the Special Committee’s ability to conduct a sale process, given that Mr. Murdock had access to information about Dole in his capacity as an officer and director of Dole and because any other financial advisor would have been provided with access to the same information. Deutsche Bank, together with the other lenders, has certain rights under Dole’s current credit agreement upon the acquisition of more than 50% of Dole’s stock by any person other than Mr. Murdock, but this provision has been included in Dole’s credit agreements since its initial public offering in 2009 and, further, Mr. Murdock’s proposal contemplated the refinancing of the Deutsche Bank facility, and other potential bidders could do likewise.

Between June 24 and June 27, representatives of Sullivan & Cromwell conducted a series of conference calls with representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Dole, Richards Layton, Mr. Carter and other members of Dole’s management to discuss the confidentiality agreements Mr. Carter had requested that the Special Committee’s advisors enter into with Dole and the due diligence process.

On June 25, 2013, Dole issued a press release announcing the formation of the Special Committee and the Special Committee’s engagement of Lazard as its financial advisor and Sullivan & Cromwell as its legal advisor.

Shortly after the announcement of Lazard’s appointment as financial advisor to the Special Committee, two separate private equity firms (“Party A” and “Party B”) contacted representatives of Lazard expressing initial interest in discussing a transaction involving Dole. Representatives of Lazard responded that they would inform the Special Committee of each party’s interest.

On June 27, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard, during which the Special Committee discussed its members’ compensation for service on the Special Committee and received an update on the negotiation of the advisors’ confidentiality agreements with Dole and revisions to Lazard’s engagement letter with the Special Committee, as well as the timeline for Lazard’s due diligence. Representatives of Lazard also discussed with the Special Committee the letters submitted by the two stockholders regarding their concerns with Mr. Murdock’s proposal, including the view that the timing was opportunistic and the offer undervalued Dole because, among other things, it did not reflect the value of Dole’s non-core assets. Representatives of Sullivan & Cromwell and Lazard advised the Special Committee that it would be constructive for the Chairman of the Special Committee to make himself available for calls with each of the stockholders, as well as other significant stockholders, to understand their perspectives on the company and the proposed transaction. A representative of Lazard suggested, and the Special Committee agreed, that Lazard would contact the two stockholders and, at the appropriate time, representatives of the Special Committee would consider meeting with certain stockholders to hear their views on Dole’s prospects and the offer. The Special Committee also discussed potential alternatives to Mr. Murdock’s offer. The Special Committee reviewed the process engaged in by the Board, which had resulted in the recent ITOCHU sale transaction and which had involved an extensive review of the strategic alternatives available to Dole. While the Special Committee considered strategic alternatives to a sale of the company, such as further asset sales, it concluded that the primary alternative was to remain a public company and pursue Dole’s existing strategic plan. In light of the potential rewards, risks and uncertainties associated with the long-term outlook for Dole, the Special Committee determined that a sale of the company at an appropriate price likely would be more favorable to the Disinterested Stockholders and that it would seek to maximize the price offered by Mr. Murdock and explore whether there were other prospective bidders who would offer a higher price.

Between June 28, 2013 and July 29, 2013, representatives of Lazard and Sullivan & Cromwell participated in conference calls with Dole’s management and other employees to obtain a better understanding of Dole’s business. Beginning on June 28, representatives of Lazard and Sullivan & Cromwell were also provided access to a data room set up by Dole.

On July 8, 2013, representatives of Lazard met with members of Dole’s management, including Mr. Carter, Keith Mitchell, Chief Financial Officer of Dole, and Beth Potillo, Treasurer of Dole, at Dole’s headquarters in Westlake Village, California. Representatives of Sullivan & Cromwell attended the meeting telephonically. The meeting lasted for several hours, during which management provided Lazard with a general overview of the business, and Lazard and management discussed current trends and issues facing Dole, the 2013 outlook for Dole’s business, future projections and other items impacting valuation. Management also discussed the timing of Dole’s budgeting process and that historically it included the preparation of three-year projections. At that meeting, representatives of Lazard also requested, on behalf of the Special Committee, that management prepare five-year projections so that Lazard could complete its valuation work.

Also on July 8, 2013, a representative of a public company competitor (“Party C”) contacted Mr. Conrad to discuss Party C’s interest in a potential transaction with Dole involving a combination of cash and stock. Party C indicated that its interest was conditioned on the willingness of Mr. Murdock to support any transaction.

On July 9, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell and Lazard to discuss communications between representatives of Lazard and certain of Dole’s stockholders regarding Mr. Murdock’s proposal, and Mr. Conrad’s conversation with a representative of Party C. Following discussion, the Special Committee instructed Lazard to contact Party C’s financial advisor. The Special Committee also received an update from Lazard on its due diligence efforts.

On July 10, 2013, Paul Hastings sent a letter to the Special Committee reiterating Mr. Murdock’s intention to terminate his offer if no agreement had been reached by July 31. The letter noted that Mr. Murdock and his representatives remained available to work with the Special Committee toward achieving an agreement.

On July 11, 2013, the Board convened its regularly scheduled Board meeting, during which Dole’s management presented five-year projections of earnings before interest, taxes, depreciation and amortization (“EBITDA”) prepared by Dole’s management between July 8, 2013 and July 11, 2013 at the request of Lazard, on behalf of the Special Committee, including the Management High Case and the Management Low Case (each as defined below), which projections were later used to create the full income statement projections included in the Management 5-Year Projections (as more fully discussed in “Special Factors — Projected Financial Information” below). Later that day, representatives of Lazard and Sullivan & Cromwell spoke with Mr. Conrad to receive an update on the Board meeting and they discussed the five-year EBITDA projections.

On July 12, 2013, members of Dole’s management held a meeting with representatives of Deutsche Bank to review with them the five-year EBITDA projections presented at the Board meeting the day before. Later that day, representatives of Lazard and Sullivan & Cromwell participated in a conference call with members of Dole’s management in which they reviewed with them the five-year EBITDA projections.

On July 16, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard in which representatives of Lazard provided an update on Lazard’s due diligence efforts. The Special Committee also discussed the five-year EBITDA projections prepared by management, during which members of the Special Committee expressed concerns with the five-year EBITDA projections and requested that Lazard further discuss with Dole’s management the assumptions underlying such projections, particularly the changes from the Prior 3-Year Plan (as discussed in “Special Factors — Projected Financial Information”), which had been reviewed by Lazard. The Special Committee also determined to reach a conclusion by July 30, 2013 as to whether or not to pursue negotiations with Mr. Murdock. In order to be in a position to do so, the Special Committee requested that Lazard prepare a presentation on its review of the Management 5-Year Projections for the meeting scheduled for July 23, 2013, at which meeting Lazard would receive direction from the Special Committee, and a presentation on its valuation analysis for the meeting scheduled for July 30, 2013. The Special Committee also discussed with its advisors management’s participation in the due diligence being conducted by Deutsche Bank, including management’s meeting with Deutsche Bank on July 12, 2013, and it was agreed that representatives of Sullivan & Cromwell and/or Lazard should be present during discussions between Dole’s management and Mr. Murdock and his representatives. Also at that meeting, the Special Committee received an update from representatives of Lazard regarding initial discussions with Party C’s financial advisor, in which Party C’s financial advisor had indicated that Party C believed it could offer a premium to stockholders above Mr. Murdock’s offer (although no specific price was mentioned).

On July 19, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to discuss Lazard’s communications with the financial advisor of Party C in connection with its interest in a transaction with Dole, as well as calls to be scheduled among Lazard, Mr. Conrad and certain of Dole’s stockholders. The Special Committee also received an update on litigation filed in connection with Mr. Murdock’s proposal.

Also on July 19, 2013, after earlier conversations with representatives of Lazard, the Special Committee received a letter from Party B expressing interest in an acquisition of Dole, subject to due diligence and obtaining financing. Party B expressed that it was highly confident that it would lead to a meaningfully more attractive proposal for stockholders and other stakeholders than Mr. Murdock’s offer. Based on its review of public information, Party B stated it was highly confident it could pay a per share price of up to $14.00 per share.

On July 22, 2013, representatives of Lazard participated in a conference call with David DeLorenzo, a member of the Board and the recently departed Chief Executive Officer of Dole. Representatives of Lazard and Mr. DeLorenzo discussed, among other things, the projections prepared under his direction during his tenure, as well as the Management 5-Year Projections, Dole’s non-core assets and certain cost reduction efforts.

On July 23, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard in which representatives of Lazard gave a presentation on the Management 5-Year Projections. Representatives of Lazard and the Special Committee discussed concerns with the Management 5-Year Projections, particularly that it appeared that the Management 5-Year Projections were prepared on an accelerated basis to facilitate the Special Committee’s review. The Special Committee noted that Dole typically begins its three-year projection process, including the preparation of its annual budget, in late summer, which process continues through the fall; therefore, Dole’s management began preparation of the Management 5-Year Projections earlier than it normally would and had completed the work over a shorter time period. The Special Committee requested that representatives of Lazard and Mr. Conrad arrange a call the following day with Mr. Carter to discuss further the Management 5-Year Projections and their underlying assumptions, as well as material adjustments to the Management 5-Year Projections that the Special Committee determined would need to be made to properly reflect certain upside scenarios and the value of Dole for purposes of evaluating Mr. Murdock’s proposal. The Special Committee instructed Lazard to prepare its valuation analysis for the July 30 meeting based on a new set of projections created by these material adjustments. The Special Committee also received an update on discussions with entities that had expressed an interest in Dole. A representative of Lazard provided an update on the discussions with Party C, including that Party C had asked to speak with Mr. Murdock to gauge his interest in cooperating in a transaction with Party C. Although Mr. Conrad subsequently conveyed the request to Mr. Murdock, Mr. Murdock did not speak with Party C because he confirmed that he would not be interested in pursuing an alternative transaction. Mr. Murdock’s position was later communicated to Party C, which then ceased to pursue a transaction with Dole. A representative of Lazard also reported that he had discussed Party B’s letter with a representative of Party B to better understand the analysis underlying the value expressed in Party B’s letter. In addition, a representative of Lazard reported that, in response to an inquiry, he had a conversation with a representative of another strategic company (“Party D”), but that Party D had made it clear that it was not currently interested in exploring a transaction with Dole.

On July 24, 2013, representatives of Lazard participated in a conference call with Mr. Conrad and Dole’s management to discuss the Management 5-Year Projections and underlying assumptions.

On July 25, 2013, Mr. Conrad and representatives of Lazard participated in a conference call with Mr. Murdock and Deutsche Bank. The parties discussed the Special Committee’s concerns with the Management 5-Year Projections. Mr. Conrad and representatives of Lazard informed Mr. Murdock that additional work would be required in order for the Special Committee to prepare a valuation analysis, including analysis of certain upside scenarios. They also discussed the proposal that the Special Committee had received from Party C. Mr. Murdock stated that he had no interest in cooperating in a transaction with Party C and reiterated that he had no intention to sell his shares of Dole common stock.

In addition, on July 25 and 26, 2013, Mr. Conrad and representatives of Lazard conducted conference calls with five significant stockholders of Dole. The consensus view expressed by these stockholders was that Mr. Murdock’s offer did not value Dole appropriately given, principally, its earnings potential and the embedded value of non-core assets, among other factors. A number of stockholders indicated that they would be amenable to a transaction at an appropriate price.

Between July 25 and July 29, 2013, representatives of Lazard continued to have discussions with Dole’s management regarding the Management 5-Year Projections.

On July 26, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive an update on the calls among Mr. Conrad, representatives of Lazard and certain of Dole’s stockholders, as well as the discussion Mr. Conrad and representatives of Lazard had with Mr. Murdock and Deutsche Bank regarding the Special Committee process and timeline for a determination with respect to Mr. Murdock’s proposal. In light of Mr. Murdock’s indication that he would withdraw his offer on July 31, the Special Committee determined that Mr. Conrad should meet with Mr. Murdock to explain the Special Committee’s process and make clear it would not be in a position to respond to his offer by July 31.

On July 27, 2013, Mr. Conrad met with Mr. Murdock. Mr. Murdock expressed dissatisfaction with the Special Committee’s refusal to engage with him. Mr. Conrad emphasized that the Special Committee was very engaged in its work and it would not be desirable for Mr. Murdock to withdraw at this time. He also expressed the Special Committee’s concerns with the Management 5-Year Projections and the intention of the Special Committee to create its own set of projections, reflecting certain upside scenarios, for purposes of valuing Dole as a result. Mr. Murdock stressed his intention not to extend the July 31 deadline specified in his proposal and indicated a willingness to increase his offer to $12.50. Mr. Conrad emphasized the amount of work done to this point and his belief that it would not be in Mr. Murdock’s or the stockholders’ best interests to terminate the process at this point, but informed Mr. Murdock that he did not have authority from the Special Committee to negotiate at this time. Mr. Murdock then expressed his willingness to increase his offer to $13.05 if the Special Committee would be willing to approve a transaction within the timeframe originally proposed. He emphasized that $13.05 was the highest price he had been willing to consider and expressed concern with his ability to secure financing at a higher price. Mr. Conrad again responded that he was not there to negotiate and had no authority to do so, but that he would inform the Special Committee of Mr. Murdock’s willingness to revise his proposal.

On July 28, 2013, Mr. Conrad and representatives of Lazard and Sullivan & Cromwell held a conference call to discuss Mr. Conrad’s meeting with Mr. Murdock. It was determined in that call, after consultation with the other members of the Special Committee, that Sullivan & Cromwell should inform Mr. Murdock’s counsel that the Special Committee would decide by July 31 whether to reject Mr. Murdock’s offer or engage in negotiations with him. The Special Committee planned to make the determination at its July 30 meeting.

In preparation for the July 30 Special Committee meeting, representatives of Sullivan & Cromwell told Paul Hastings that the Special Committee hoped to be in a position to either reject Mr. Murdock’s offer or pursue negotiations with Mr. Murdock by July 31. Paul Hastings indicated that they had prepared a draft merger agreement and would be prepared to provide it to Sullivan & Cromwell if the decision to negotiate was made.

On July 30, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive a presentation from Lazard on its valuation work to date. Representatives of Lazard presented valuations based on (i) the Management 5-Year Projections, (ii) the Management High Case and (iii) the Special Committee Upside Case (as defined below) prepared at the direction of the Special Committee. Each of these projections and the specific adjustments made to create the Special Committee Upside Case are more fully discussed in “Special Factors — Projected Financial Information.” Following Lazard’s presentation, and after considering the risks and opportunities facing Dole, including the results of Lazard’s valuation analysis, the time required to determine whether the indications of interest provided by

Party B would result in a higher value to the Disinterested Stockholders, and the risk that Mr. Murdock would terminate his offer, the Special Committee unanimously determined to immediately commence negotiations with Mr. Murdock. The Special Committee believed, based on its knowledge of the company and the range specified in Party B’s preliminary indication of interest without Party B having conducted any due diligence, that Party B’s indication of interest likely would not result in a more favorable offer than could be obtained from Mr. Murdock. The Special Committee determined that it would insist on a “go-shop” period with a relatively low break fee to allow its advisors to actively engage with parties who had expressed an interest to determine whether they could offer a higher price and to solicit possible additional interest. After discussions regarding the optimal strategy for maximizing the price Mr. Murdock would be willing to pay, it was agreed that Mr. Conrad and Ms. Lansing would seek an in person meeting with Mr. Murdock on August 1, 2013 and the Special Committee directed Mr. Conrad and Ms. Lansing to commence negotiations at a price of $14.00 per share. In determining that $14.00 was an appropriate price per share at which to commence negotiations, and in seeking the highest possible price for Dole’s stockholders, the Special Committee considered various factors, including (i) that the price of $14.00 per share was at the high end of the range supported by the valuation analysis prepared by Lazard, (ii) the ability to use Party B’s letter, which had indicated that it might pay a price of up to $14.00 per share, subject to due diligence and obtaining financing, as a means to enhance the Special Committee’s negotiating position, (iii) the risk that Mr. Murdock would terminate his offer if the Special Committee took an unrealistic negotiating position, and (iv) the Special Committee’s belief that Mr. Murdock was already close to the highest price he would be prepared to offer. The Special Committee also instructed Sullivan & Cromwell to call Paul Hastings and commence negotiations on a merger agreement. During the evening of July 30, 2013, Paul Hastings delivered an initial draft of a proposed merger agreement to Sullivan & Cromwell.

On July 31, 2013, representatives of Sullivan & Cromwell spoke with representatives of Gibson Dunn and Mr. Carter regarding Paul Hastings’ draft of the merger agreement. Later that day, representatives of Sullivan & Cromwell and Paul Hastings engaged in negotiations on the merger agreement. In particular, the negotiations focused on Mr. Murdock’s revised proposal that the transaction be structured as a tender offer with a minimum condition of 70% of the outstanding Dole common stock (which would have required a majority of the shares held by Disinterested Stockholders to be tendered) and a top-up option intended to permit Mr. Murdock to acquire at least 90% of the outstanding shares of Dole common stock and effect a short-form merger. Mr. Murdock’s representatives indicated that a tender offer structure could proceed more quickly, which Mr. Murdock believed was necessary given developments in the credit market. In addition to the structure, the principal points of negotiation included provisions allowing Dole to discuss and negotiate acquisition proposals with third parties (including whether or not the merger agreement would include a “go-shop” provision and the cap on Dole’s obligation to reimburse Mr. Murdock’s expenses in certain circumstances), the provisions allowing the Board to change its recommendation of the transaction (including for intervening events), conditions to closing (including a financing condition), and the Special Committee’s request that Mr. Murdock sign a voting agreement binding him to vote his shares in favor of a competing proposal from a third party under certain circumstances. On the evening of July 31, 2013, Sullivan & Cromwell circulated a revised draft of the merger agreement.

On August 1, 2013, Mr. Conrad and Ms. Lansing met with Mr. Murdock to discuss the economic terms of Mr. Murdock’s proposal. Mr. Conrad and Ms. Lansing indicated that the Special Committee would be prepared to recommend a transaction at a price of $14.00 per share. After discussions, Mr. Murdock indicated that he would increase his offer to $13.25 per share but could not go higher than that price. Mr. Conrad and Ms. Lansing indicated that they were not authorized to accept a price below $14.00 per share. Mr. Murdock reemphasized his view that his existing offer overvalued Dole and that no one else would be willing to overpay for Dole. He further expressed concern about his ability to complete financing at this level. After additional discussion, Mr. Murdock offered $13.50 per share as his final offer and indicated that he would otherwise end the process. Mr. Conrad and Ms. Lansing suspended the negotiations to discuss Mr. Murdock’s revised proposal with the other members of the Special Committee, and representatives of Lazard and Sullivan & Cromwell, and to determine negotiating tactics and whether it was possible to increase the price further. In further discussions, Mr. Conrad and Ms. Lansing sought again to persuade Mr. Murdock to increase his price, but he unequivocally refused to do so and indicated he was prepared to withdraw his offer rather than increase his price further. Mr. Conrad and Ms. Lansing took a second break to discuss the situation with the other members of the Special

Committee, and representatives of Lazard and Sullivan & Cromwell. After consulting with the other members of the Special Committee and representatives of Lazard and Sullivan & Cromwell, Mr. Conrad and Ms. Lansing informed Mr. Murdock that the Special Committee would be prepared to recommend a transaction at the agreed price of $13.50, subject to negotiation of the definitive terms of the merger agreement and the debt and equity commitment letters and receipt of a fairness opinion from Lazard.

During the evening of August 1, 2013, representatives of Sullivan & Cromwell and Paul Hastings discussed issues in the draft merger agreement, including, among other things, whether the transaction would be structured as a merger or tender offer, the “go-shop” provision allowing Dole to solicit and encourage competing proposals from third parties, provide non-public information to such third parties and participate in discussions and negotiations with such third parties regarding competing proposals for a period of time after execution of the merger agreement, the cap on expense reimbursement, the financing condition, the request for a reverse break fee payable by Mr. Murdock and the circumstances in which it would be payable. Paul Hastings confirmed that the requested voting agreement, binding Mr. Murdock to vote his shares in favor of a competing proposal, would not be acceptable to Mr. Murdock under any circumstances and no such agreement was ever signed. Paul Hastings expressed Mr. Murdock’s desire to move quickly and discussed issues related to the terms of the debt financing commitments, especially in light of the fact that the price was above the maximum range previously discussed with lenders. Paul Hastings then circulated a revised draft of the merger agreement later that evening.

On August 1, Lazard received and acknowledged receipt of an email from representatives of Party B. Party B indicated that its interest was in the $13-14 per share range and asked representatives of Lazard to share the email with the Special Committee, which they did.

On August 2, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to discuss the August 1 meeting with Mr. Murdock. Representatives of Sullivan & Cromwell updated the Special Committee on the negotiation process and open issues. The Special Committee discussed Mr. Murdock’s request to structure the transaction as a tender offer and the Special Committee’s view regarding the desirability of a “go-shop” period. The Special Committee expressed concern that a tender offer structure could be viewed as less desirable for Dole’s stockholders and could impair the requested “go-shop” process which the Special Committee believed to be an important procedural safeguard. During the discussions, the members of the Special Committee expressed their unequivocal view that the Disinterested Stockholders should be given the opportunity to vote on the merger. Additionally, the Special Committee insisted on a “go-shop” period and instructed Sullivan & Cromwell to communicate these views to Mr. Murdock and Paul Hastings. During the afternoon of August 2, 2013, representatives of Sullivan & Cromwell and Paul Hastings continued to negotiate various open issues reflected in the draft merger agreement. Sullivan & Cromwell circulated a revised draft of the merger agreement on August 3, 2013, as well as a draft of the disclosure schedules prepared by Dole and Gibson Dunn.

On August 6, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive an update on negotiations of the merger agreement and other transaction documents. The Special Committee discussed the debt financing arrangements of Mr. Murdock, noting that they had not yet received the debt commitment letter from his lenders. The Special Committee emphasized the importance of deal certainty with respect to Mr. Murdock’s obligations to close and instructed Sullivan & Cromwell to continue to seek an appropriate reverse break fee.

From August 5, 2013 through August 8, 2013, representatives of Sullivan & Cromwell and Paul Hastings continued to discuss open issues in the merger agreement. Paul Hastings also negotiated the financing documents with counsel to the lenders during this period. Paul Hastings delivered an initial draft of the equity commitment letter to Sullivan & Cromwell on August 6, 2013 and a revised draft of the merger agreement on August 8, 2013.

During the afternoon of August 9, 2013, representatives of Sullivan & Cromwell, Gibson Dunn and Paul Hastings continued to discuss open issues in the merger agreement, including the definition of “Company Material Adverse Effect” and the amount of the reverse break fee, which Sullivan & Cromwell had proposed equal 10% of the total equity value (or approximately $120 million). Later that day, Sullivan & Cromwell circu-

lated revised drafts of the merger agreement and equity commitment letter, and Paul Hastings sent Sullivan & Cromwell a draft of the debt commitment letter, a redacted draft of the fee letter relating to the debt commitment, and preliminary “sources and uses” of funds information that had been provided by the Purchaser Parties.

On August 10, 2013, representatives of Dole, the Castle Filing Persons, Sullivan & Cromwell, Gibson Dunn, Lazard and Paul Hastings participated in multiple conference calls to review and discuss the financing commitments and the “sources and uses” of funds. Following these discussions, representatives of Sullivan & Cromwell and Lazard reviewed with Mr. Conrad the “sources and uses” of funds that had been provided by the Purchaser Parties. Representatives of Sullivan & Cromwell and Lazard expressed to Mr. Conrad their concerns that the proceeds of the debt and equity financings, together with Dole’s unrestricted cash at the closing of the merger, may not be sufficient to fund the amount payable at the closing of the merger, including as a result of a condition in the debt commitment papers that Dole have at least $60 million in unrestricted cash at the closing of the merger. Mr. Conrad then called Scott Griswold, a representative of Mr. Murdock, to discuss the terms and conditions of Mr. Murdock’s debt financing and the related “sources and uses” of funds information. Later that day, Paul Hastings circulated a revised draft of the merger agreement.

On August 11, 2013, Mr. Conrad contacted Mr. Murdock to relay the concerns of the Special Committee’s advisors that the proceeds of the debt and equity financings, together with Dole’s unrestricted cash at the closing of the merger, may not be sufficient to fund the closing of the merger. After extensive negotiation, Mr. Murdock agreed to enter into a letter agreement with Dole, pursuant to which he agreed to contribute up to an additional $50 million to Parent in the event that the aggregate proceeds of the debt and equity financings, together with Dole’s unrestricted cash at the closing, are insufficient to fund the amount payable at the closing of the merger. Later that day, Sullivan & Cromwell circulated revised drafts of the merger agreement and equity commitment letter, and Paul Hastings circulated a draft of the letter agreement between Mr. Murdock and Dole.

In the afternoon of August 11, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive an update on the status of the transaction. Representatives from Sullivan & Cromwell and Lazard discussed with the Special Committee the issues related to the “sources and uses” of funds and certain steps proposed to be taken by management in connection with the transaction, including the deferral or delay of capital expenditures in the amount of approximately $40 million, the postponement without interest or penalty of tax payments in the amount of approximately $20 million and the potential acceleration of asset sales in the amount of approximately $20 million (aggregating approximately $60 million to $80 million), as well as Mr. Murdock’s commitment to contribute up to $50 million in additional equity financing in order to address the concerns that had been raised regarding certainty of sufficient funds to consummate the transaction. During the meeting, the Special Committee also discussed the amount of the reverse break fee and the terms of the proposed “go-shop” provision. A representative of Sullivan & Cromwell explained that a representative of Paul Hastings had emphasized that Mr. Murdock was at the very edge of what he was prepared to agree to in order to get a deal done at the current offer price and would not accept a reverse break fee higher than $50 million. Following discussion, the Special Committee determined to proceed with a $50 million reverse break fee in order to secure a deal at a price of $13.50 per share. The Special Committee meeting then adjourned.

Following the adjournment of the Special Committee meeting, a meeting of the Board convened. All members of the Board participated, except Mr. Murdock. At the outset of the meeting, Mr. Carter outlined for the Board certain steps proposed to be taken by management in connection with the proposed transaction as described above, and the Special Committee discussed such measures with Mr. DeLorenzo, who indicated that management’s proposals were reasonable in his view. At the request of the Special Committee, representatives of Lazard reviewed with the Board a presentation detailing its financial analyses (a copy of which presentation is filed as an exhibit to the transaction statement on Schedule 13E-3 filed in connection with the merger and is incorporated herein by reference). After Lazard’s presentation concluded, a representative of Sullivan & Cromwell reviewed with the Special Committee and the Board the terms of the merger agreement. Thereafter, Lazard delivered to the Special Committee and the Board its oral opinion, confirmed by delivery of a written opinion dated August 11, 2013, that as of that date and based on and subject to various assumptions and limitations described in its opinion, the $13.50 per share Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders. The Board meeting then adjourned and the Special Committee reconvened its separate meeting. After further discussion, the Special Committee unanimously determined to recommend to the Board that the Board determine that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Dole and the Disinterested Stockholders; approve and declare advisable the merger agreement and the transactions contemplated thereby; and determine to recommend that Dole’s stockholders vote to adopt the merger agreement. The Special Committee meeting then adjourned and the Board reconvened with Mr. Murdock present. A representative of Gibson Dunn continued the meeting with a detailed review of the Board’s fiduciary duties and legal responsibilities (a topic which had been reviewed with the Special Committee and the Board on various prior occasions) in considering the proposed transaction. The Board (with Mr. Murdock abstaining) then unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Dole and the Disinterested Stockholders; approved and declared advisable the merger agreement and the transactions contemplated thereby; and resolved to recommend that Dole’s stockholders vote to adopt the merger agreement.

Following the meeting of the Board to approve the transactions, Paul Hastings, Gibson Dunn and Sullivan & Cromwell prepared final definitive transaction documents. On the evening of August 11, 2013, the parties executed the merger agreement and related agreements. On August 12, 2013, before the opening of trading, Dole and Mr. Murdock issued a joint press release announcing the transaction and Dole filed a Current Report on Form 8-K with the SEC. Also on August 12, 2013, Mr. Murdock filed an amendment to his Schedule 13D with the SEC reflecting his entry into definitive agreements for the transaction and attaching a copy of the merger agreement and related agreements.

Beginning on the morning of August 12, 2013, representatives of Lazard began contacting prospective bidders pursuant to the “go-shop” provisions under the merger agreement, including Party A, Party B, Party C and Party D. On August 16, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive an update on the status of Lazard’s conversations with prospective bidders. Representatives of Lazard reported that three of the prospective bidders contacted by Lazard, namely, Party B and two potential financial buyers (“Party E” and “Party F”) had indicated interest to Lazard and requested further information about Dole, and that Party B and Party E had executed confidentiality agreements with the company. Representatives of Lazard also reported that they had been contacted by a representative of a consortium of various parties currently being assembled, and expected to be led by a strategic buyer (“Party G”), for the purpose of making a competing offer for Dole. Also on August 16, 2013, Party B and Party E were granted access to an online datasite to commence their diligence review.

On August 19, 2013, the parties amended the merger agreement to clarify that the closing condition requiring that the merger agreement be adopted by stockholders holding at least a majority of the shares of Dole common stock held by Disinterested Stockholders may not be waived.

On August 27, 2013, Party B and Party E met separately with management of Dole to discuss the business, operations, financial condition, earnings, strategy and prospects of Dole.

On August 30, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive an update on the status of Lazard’s efforts in seeking and obtaining competing transaction proposals as part of the “go-shop” process. Representatives of Lazard informed the Special Committee that they had contacted more than 60 potential bidders. Other than Parties B and E, all potential bidders contacted by Lazard had declined the opportunity to explore a transaction with Dole. Representatives of Lazard also noted that almost all the news coverage of the transaction had mentioned the “go shop” because it had been referenced in the press release, which made it more likely that any other interested third parties would contact Lazard.

On September 6, 2013, the Special Committee held a telephonic meeting with representatives of Sullivan & Cromwell, Richards Layton and Lazard to receive a further update on the “go-shop” process. Representatives of Lazard informed the Special Committee that Party E had informed them that it was no longer interested in pursuing a transaction with Dole. Representatives of Lazard reported that Party B had made additional information requests, to which Dole’s management responded. Party B participated in a due diligence call with management and Lazard on September 4, 2013 and a subsequent call on September 9, 2013. Representatives of Lazard also reported that the representative of the proposed consortium had indicated that Party G was not in a financial position to lead such an effort.

On September 10, 2013, the go-shop period expired. Dole did not receive any alternative transaction proposals from third parties (including Party B) during the go-shop period.

On September 19, 2013, the parties further amended the merger agreement to provide that any shares owned by Dole’s directors and executive officers would not be included in determining whether a majority of the Disinterested Stockholders has approved the merger agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

Recommendation of the Special Committee

The Special Committee, acting with the advice and assistance of its legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and determined that the merger is fair to and in the best interests of Dole and the Disinterested Stockholders. Since the members of the Special Committee were independent and disinterested non-employee directors, neither the Special Committee nor the other non-employee directors retained a separate unaffiliated representative to act solely on behalf of the Disinterested Stockholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger. The Special Committee unanimously recommended to the Board that the Board:

•	determine that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Dole and the Disinterested Stockholders;

•	approve and declare advisable the merger agreement and the transactions contemplated thereby; and

•	determine to recommend that Dole’s stockholders vote to adopt the merger agreement.

The Special Committee held more than a dozen meetings following receipt of the proposal from Mr. Murdock to acquire all of the outstanding shares of Dole common stock not currently owned by Mr. Murdock or his affiliates. The Special Committee focused on the amount of the offer in relation to the historical trading price for shares of Dole common stock, including Dole’s stock price prior to announcement of the offer, its belief that it could further increase the offer, and the timing of the offer in light of the ITOCHU sale transaction and other recent events. In determining to recommend the merger, the Special Committee developed its own Special Committee Upside Case for its financial advisor’s valuation analysis, which projections were materially higher than both the Management 5-Year Projections and the Management High Case (as discussed in “Special Factors — Projected Financial Information”). The Special Committee also received input from certain of Dole’s stockholders with respect to their perspective on the offer and the risks and uncertainties facing Dole. Finally, the Special Committee focused on the substantial premium offered and the fact that Mr. Murdock had conditioned his offer on the recommendation of the Special Committee and the non-waivable approval of the Disinterested Stockholders, and determined that Dole’s stockholders should be given the opportunity to accept the offer.

In the course of reaching its determination and recommendation, the members of the Special Committee considered the following factors and potential benefits of the merger, each of which the Special Committee believed supported its decision:

•

the Special Committee’s belief that the all-cash Merger Consideration provides the Disinterested Stockholders with certainty of value for their shares significantly above Dole’s stock price prior to the public announcement of Mr. Murdock’s initial proposal;

•	the negotiations that took place between the parties, which resulted in a 12.5% increase in the per share consideration from the $12.00 per share price stated in Mr. Murdock’s initial proposal;

•

the Special Committee’s belief that the $13.50 per share cash price represented the highest per share consideration that could be obtained from Mr. Murdock and that Mr. Murdock likely would have withdrawn his offer if the Special Committee had waited longer to evaluate Mr. Murdock’s proposal;

•

the Special Committee’s review of the current and historical market prices of the shares of Dole common stock, including the fact that the $13.50 per share price represents a 32.4% premium to $10.20, the unaffected closing price of the shares of Dole common stock as of June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal;

•

the Special Committee’s extensive knowledge of the strategic alternatives available to Dole as a result of the Board’s ongoing strategic review beginning in early 2011 and leading up to and in connection with the ITOCHU sale transaction in April 2013;

•

the fact that Dole’s stock price did not appreciate after the announcement or closing of the ITOCHU sale transaction and the opportunity for near-term stock appreciation was limited as a result of recent events, including:

•

Dole’s decision to cancel its announced share repurchase program to free up capital to purchase three new specialty built refrigerated container ships for Dole’s West Coast operations, which will not be in service until late 2015 or early 2016 and may not contribute to earnings for several years; and

•	the weather-related issues with strawberry crops in late 2012 and the first half of 2013;

•

the per share cash Merger Consideration and the merger were likely to be more favorable to the Disinterested Stockholders than the value likely to be realized from other alternatives available to Dole, including remaining a public company and pursuing the current strategic plan, in light of the potential rewards, risks and uncertainties associated with those alternatives;

•

the Special Committee’s understanding of the business, operations, financial condition, earnings, strategy and prospects of Dole (including the risks involved in achieving those prospects), as well as Dole’s historical and projected financial performance, and the Special Committee’s and management’s views and opinions on the current industry environment for fresh fruit and fresh vegetable commodity businesses; including that:

•	following the ITOCHU sale transaction, Dole is a less diversified company, and is therefore more exposed to the types of risks and uncertainties associated with commodity products;

•

adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on Dole’s business as demonstrated by weather-related issues with strawberry crops in late 2012 and the first half of 2013; and

•	the seasonality and cyclical nature of the fresh fruit and fresh vegetable businesses;

•	the various analyses undertaken by Lazard, each of which is described below under “Special Factors — Opinion of Financial Advisor to the Special Committee”;

•

the opinion of Lazard, dated August 11, 2013, that as of that date and based on and subject to various assumptions and limitations described in its opinion, the $13.50 per share Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders;

•

the Special Committee’s discussions with certain significant stockholders of Dole, during which discussions a number of stockholders indicated that they would be amenable to a transaction at an appropriate price, while other stockholders expressed concern regarding the long-term outlook for Dole and the likely negative impact on Dole’s stock price if Mr. Murdock’s proposal was rejected;

•

the fact that it is a non-waivable condition to the closing of the merger that the merger agreement be adopted by stockholders holding a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders;

•

all of the other terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, including the “fiduciary out” and “go-shop” provisions, the conditions to the closing of the merger, and the parties’ termination rights;

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the reputation of Mr. Murdock and his past history and familiarity with Dole;

•	the absence of a financing condition in the merger agreement;

•

the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent pay Dole a termination fee of $50 million (if the Purchaser Parties fail to complete the merger when required pursuant to the merger agreement or otherwise materially breach their obligations under the merger agreement such that the conditions to the consummation of the merger cannot be satisfied);

•

that Mr. Murdock has agreed in his equity commitment letter to absolutely, unconditionally and irrevocably guarantee to Dole the full and timely performance of the obligations of Parent and Purchaser under the merger agreement;

•

that Mr. Murdock has entered into a letter agreement with Dole to contribute up to $50 million to Parent in the event that the aggregate proceeds of the debt and equity financings, together with the unrestricted cash of Dole and its subsidiaries at the closing of the merger, are insufficient to fund, when due, the amounts payable in accordance with the terms and conditions of the merger agreement;

•

that Mr. Murdock has in place committed debt financing and the level of effort that Parent and Purchaser must use under the merger agreement to obtain the proceeds of the debt financing on the terms and conditions described in Mr. Murdock’s debt commitment letter, as well as the limited number and nature of the conditions to the debt financing and the reputation of the debt financing sources;

•

Dole’s ability to seek specific performance to prevent breaches of the merger agreement by the Purchaser Parties and, under circumstances specified in the merger agreement, to specifically enforce Parent’s obligation to cause the funding of the equity financing, as well as the right to specifically enforce, directly or as a third-party beneficiary, Mr. Murdock’s obligations to fund his contributions on the terms and subject to the conditions contemplated by his equity commitment letter and letter agreement;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any antitrust law; and

•	that the termination date under the merger agreement allows for sufficient time to complete the merger;

•

the merger agreement provides Dole with the ability during the “go-shop” period to initiate, solicit and encourage competing proposals from third parties, provide non-public information to such third parties and participate in discussions and negotiations with such third parties regarding competing proposals, and the ability to continue discussions with such parties thereafter if such party submits a competing proposal prior to the No-Shop Period Start Date that the Special Committee determines in good faith (such determination to be made within five business days after the No-Shop Period Start Date), after consultation with its legal and financial advisors, constitutes or could reasonably be expected to result in a superior proposal;

•

the merger agreement permits Dole, after the No-Shop Period Start Date and prior to the time that Dole’s stockholders vote to adopt the merger agreement, to discuss and negotiate, under specified circumstances, an unsolicited proposal if the Board (acting through the Special Committee), after consultation with its legal and financial advisors, determines in good faith that such proposal constitutes, or would reasonably be expected to result in, a superior proposal and to terminate the merger agreement in order to enter into a definitive agreement for that superior proposal, subject only to reimbursement by Dole of the Purchaser Parties’ expenses up to a maximum of $15 million with no break fee;

•

the merger agreement allows the Special Committee to change or withdraw its recommendation of the merger agreement if there is an intervening event (which is any material development, change, effect, event, occurrence, circumstance or state of facts that occurs or arises after the execution and delivery of the merger agreement, other than a superior proposal, that was not known to the Special Committee prior to the execution and delivery of the merger agreement) if the Board (acting through the Special Committee), after consultation with its legal advisors, determines in good faith that the failure to do so would be inconsistent with the directors’ fiduciary duties to Dole’s stockholders;

•

the availability of appraisal rights under Delaware law to holders of Dole common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the Merger Consideration; and

•	the Special Committee’s belief that it was fully informed about the extent to which the interests of Mr. Murdock in the merger differed from those of Dole’s other stockholders.

The Special Committee also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following:

•

Dole’s stockholders, with the exception of Mr. Murdock and his affiliates, will have no ongoing equity participation in Dole following the merger and those stockholders will cease to participate in Dole’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the shares of Dole common stock;

•

the risk of incurring substantial expenses related to the merger, including in connection with the litigation that has arisen since the announcement of Mr. Murdock’s initial proposal and any litigation that may arise in the future;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger (including certain costs and expenses if the merger is not consummated), the substantial management time and effort required to effectuate the merger and the related disruption to Dole’s day-to-day operations during the pendency of the merger;

•

the terms of the merger agreement place restrictions on the conduct of Dole’s business prior to completion of the merger, which may delay or prevent Dole from undertaking business opportunities that may arise pending completion of the merger, and the resultant risk if the merger is not consummated;

•	the possibility that Mr. Murdock will be unable to fund the transaction, including by not obtaining the debt financing proceeds from the Lenders;

•	the risk that the approval of the Disinterested Stockholders or the required regulatory approvals may not be obtained;

•

the risk that the merger will be delayed or will not be completed, as well as the potential loss of value to Dole’s stockholders and the potential negative impact on the operations and prospects of Dole if the merger is delayed or is not completed for any reason;

•

the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of Dole and its subsidiaries with their respective customers, employees, suppliers, agents and others with whom they have business dealings;

•

Parent and Purchaser are newly formed entities with essentially no assets and Dole’s remedy in the event of a breach of the merger agreement by any of the Purchaser Parties may be limited to receipt of a $50 million termination fee payable by Purchaser and, under certain circumstances, Dole may not be entitled to receive such a fee;

•

the fact that Mr. Murdock’s beneficial ownership of approximately 39.7% of the outstanding shares of Dole common stock, and his statement in the amendment to his Schedule 13D filed on June 11, 2013 to the effect that he does not currently intend to sell any shares of Dole common stock, could discourage prospective bidders from making competing proposals during the “go-shop” period;

•	the receipt of cash in exchange for the shares of Dole common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and

•

Dole’s officers and directors may have interests in the merger that are different from, or in addition to, the interests of Dole’s stockholders, including the acceleration of options held by officers and directors, the conversion to cash of equity incentive awards held by officers and directors, the payment of severance to officers if a termination of employment were to occur in connection with the merger, and the interests of Dole’s directors and officers in continued indemnification, advancement of expenses and insurance coverage from the surviving corporation under the merger agreement.

The Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its determination and recommendation and provided assurance of the fairness of the merger to the Disinterested Stockholders:

•

the Special Committee consists solely of independent and disinterested directors who are not officers or employees or controlling stockholders of Dole, or affiliated with the Purchaser Parties or their affiliates, and who do not otherwise have a conflict of interest or lack independence with respect to the merger;

•	the Special Committee was delegated the exclusive power and authority to review and evaluate the advisability of Mr. Murdock’s proposal and any other alternatives available to Dole;

•

each of the Special Committee and the Board was aware that it had no obligation to recommend any transaction and that the Special Committee had the authority to “say no” to any proposals made by Mr. Murdock or other potential acquirors;

•

the Special Committee received the advice and assistance of Lazard, as its financial advisor, and Sullivan & Cromwell and Richards Layton, as its legal advisors, and requested and received from Lazard an opinion, dated August 11, 2013, that as of such date and based on and subject to various assumptions and limitations described in its opinion, the $13.50 per share Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger was fair, from a financial point of view, to such holders;

•

Mr. Murdock conditioned his offer on the recommendation of the Special Committee and the non-waivable approval of the Disinterested Stockholders, and the closing of the merger is conditioned on the adoption of the merger agreement by stockholders holding at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders; and

•

the financial and other terms and conditions of the merger agreement were the product of negotiations between the Special Committee and its independent advisors, on the one hand, and Mr. Murdock and his representatives, on the other hand.

The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its unanimous recommendation on the totality of the information presented.

The Special Committee did not consider the liquidation value of Dole in determining the fairness of the merger to Dole and the Disinterested Stockholders, because of its belief that liquidation value does not present a meaningful valuation for Dole and its business, as Dole’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Lazard to the Special Committee (as described under “Special Factors — Opinion of Financial Advisor to the Special Committee”) were based on the operation of Dole as a continuing business, and, to that extent, such analyses could be characterized collectively as forms of going concern valuations.

The Special Committee also did not consider net book value, which is an historical accounting measure, in determining the fairness of the merger to Dole and the Disinterested Stockholders, because of its belief that net book value is not a material indicator of the value of Dole as a going concern but rather is indicative of historical acquisition costs, and does not take into account the prospects of Dole, market conditions, trends in the industries in which Dole operates or the business risks and uncertainties inherent in those industries. Further, the Special Committee did not believe that net book value accurately reflects Dole’s present market value. Dole’s net book value per share as of June 15, 2013 was approximately $9.57 (calculated based on 89,851,598 shares of common stock outstanding), which is lower than the $13.50 per share Merger Consideration and the $10.20 closing price of the shares of Dole common stock on June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal.

Recommendation of the Board

At a meeting held on August 11, 2013, the Board, with Mr. Murdock abstaining, unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and the Disinterested Stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby; and (iii) determined to recommend that the stockholders of Dole vote to adopt the merger agreement.

In the course of making such determinations, the Board considered the following factors, with Mr. Murdock not participating in such consideration. These factors are not intended to be exhaustive and are not in any relative order of importance.

•

The Special Committee’s analyses, as described in more detail above, conclusions and unanimous determination, which the Board adopted, that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and the Disinterested Stockholders, and the Special Committee’s unanimous determination that it was advisable for Dole to enter into the merger agreement.

•

The procedural fairness of the transaction, including the fact that the transaction was negotiated by the Special Committee consisting of four independent and disinterested directors who are not affiliated with the Purchaser Parties, are not officers or employees of Dole or any of its affiliates and have no financial interest in the merger different from, or in addition to, the interests of, the Disinterested Stockholders (other than the interests described under “Special Factors — Interests of Dole’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest”).

•

The financial analyses of Lazard, financial advisor to the Special Committee, and the opinion of Lazard (which analyses and opinion the Special Committee expressly adopted as its own, and which were in turn adopted by the Board) that, as of August 11, 2013 and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger is fair from a financial point of view to such holders, as more fully described below in the section entitled “Special Factors — Opinion of Financial Advisor to the Special Committee.”

The foregoing discussion of the information and factors considered by the Board, other than Mr. Murdock, who did not participate in such consideration, is not intended to be exhaustive but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

Opinion of Financial Advisor to the Special Committee

On August 11, 2013, at a meeting of the Special Committee to evaluate the merger agreement, Lazard rendered its oral opinion, subsequently confirmed in writing (the “Lazard Opinion”), that based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the Merger Consideration to be paid to holders of Dole common stock (other than shares owned by the Purchaser Parties and their affiliates, Dole or any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger is fair, from a financial point of view, to such holders.

The full text of the Lazard Opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard Opinion. Stockholders are urged to read the Lazard Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. The Lazard Opinion is for the benefit of the Special Committee and the Board and only addresses the fairness to the holders of Dole common stock of the Merger Consideration to be paid to such holders (other than with respect to shares owned by excluded holders) in the merger from a financial point of view as of the date of the Lazard Opinion. The Lazard Opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Dole or the underlying business decision by Dole to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Dole common stock as to how such holder should vote with respect to the merger or any matter relating thereto. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. Lazard has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard Opinion. You are urged to read the entire opinion.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Dole;

•

reviewed various financial forecasts and other data provided to Lazard by the management of Dole relating to the business of Dole, including the Management 5-Year Projections and the Management High Case, as well as the Special Committee Upside Case prepared at the direction of and approved by the Special Committee (each as more fully described in “Special Factors — Projected Financial Information”), and data and guidance provided by management relating to Dole’s non-core assets;

•	held discussions with members of the senior management of Dole with respect to the business and prospects of Dole;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Dole;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Dole;

•	reviewed historical stock prices and trading volumes of Dole common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information and all other information provided to it, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Dole, or concerning the solvency or fair value of Dole, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analysis, Lazard assumed, with the consent of the Special Committee, that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Dole. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the transaction would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory and third party approvals and consents for the merger will not have an adverse effect on Dole or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger. Lazard made no independent investigation of, and its opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in the Lazard Opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the Merger Consideration or otherwise.

The Lazard Opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Lazard as of, the date thereof. Lazard assumed and relied upon the assurances of the management of Dole that they were not aware of any relevant information that had been omitted or that remained undisclosed to Lazard. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not, and does not, express any opinion as to the price at which shares of Dole common stock may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Dole, nor was it requested to consider, and its opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which Dole might engage or the merits of the underlying decision by Dole to approve the merger.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying the Lazard Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dole. No company or business used in Lazard’s analyses as a comparison is identical to Dole, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial, operating, and geographical characteristics and other factors that could affect the public trading or other values of the companies analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Summary of the Valuation of Dole

For purposes of each of the valuation analyses described below, each company’s enterprise value was calculated as the market value of its common and preferred equity, plus the amount of its short and long term debt and the book value of any non-controlling interests, minus the book value of any equity investments and the company’s cash and cash equivalents. Also, in order to prepare comparable calculations of EBITDA, each company’s EBITDA for purposes of the analyses described below was calculated as its earnings before interest, taxes, depreciation and amortization, as adjusted to subtract any stock-based compensation expense and equity earnings contribution.

In the case of Dole, for purposes of each of the valuation analyses described below and, with the consent of the Special Committee, Lazard took into account certain pro forma adjustments in calculating Dole’s enterprise value, including certain post Q2 2013 closing payments (the E.U. fine, certain anticipated settlements and costs related to the ITOCHU sale transaction), current assets held-for-sale (at book value as of Q2 2013), equity attributable to noncontrolling interests (at book value as of Q2 2013) and equity investments (at book value as of Q2 2013). Lazard also took into account an assumed after-tax present value of Dole’s non-core assets. Dole’s non-core assets consist primarily of land in Hawaii that is currently for sale (as previously disclosed by Dole), and a variety of properties in Latin America and Europe. Dole’s management provided a range of the pre-tax value of the non-core assets of between $243 million and $289 million and, with the consent of the Special Committee, Lazard calculated their after-tax value by assuming the midpoint of management’s range and applying an estimated 37.5% tax rate to the U.S. assets and an estimated 10.0% tax rate to the Latin American and European assets (both of which rates were based on guidance from Dole’s management). This resulted in a theoretical after-tax value of $188 million for all of the non-core assets. With the consent of the Special Committee, Lazard then assumed the disposal of the non-core assets evenly over a four-year period and applied an 8.0% discount rate to arrive at an after-tax present value of $155 million for Dole’s non-core assets.

Discounted Cash Flow Analysis

Based on the Management 5-Year Projections, the Management High Case and the Special Committee Upside Case (as described under “Special Factors — Projected Financial Information”), Lazard performed a discounted cash flow analysis of Dole to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Dole could generate for the last two fiscal quarters of fiscal year 2013 and for fiscal years 2014 through 2017. The stand-alone, unlevered, after-tax free cash flows and terminal values were calculated using two different methods. The first method used a perpetuity growth rate of 1.5%, discounted to present value using discount rates ranging from 7.5% to 8.5% (which were based on a weighted average cost of capital of the Selected Companies listed in the Public Company Benchmarks section below). The second method used perpetuity growth rates ranging from 1.0% to 2.0%, discounted to present value using a discount rate of 8.0% (the midpoint of the range used in the first method). The range of perpetuity growth rates used in the second method was based on Lazard’s professional judgment with respect to the prospects for Dole, and was supported by the following implied terminal exit multiples (which exceed the mean and median trading multiples of the Selected Companies described below). The perpetuity growth rate used in the first method was the mid-point of the range used in the second method.

The results of these analyses implied a terminal exit multiple range of 6.6x to 7.8x using the Management 5-Year Projections, 6.9x to 8.1x using the Management High Case and 7.7x to 9.1x using the Special Committee Upside Case, and implied an equity value per share range for Dole of $6.05 to $7.88 using the Management 5-Year Projections, $7.39 to $9.45 using the Management High Case and $11.40 to $14.08 using the Special Committee Upside Case.

Public Company Benchmarks

Lazard reviewed and analyzed selected public companies that it viewed as generally relevant in evaluating Dole. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected public companies, and compared such information to the corresponding information for Dole. Specifically, Lazard compared Dole to the following public companies (the “Selected Companies”):

•	Fresh Del Monte

•	Chiquita Brands

•	Fyffes

Although none of the Selected Companies is directly comparable to Dole, each has lines of business, markets, business risks, growth prospects, a maturity of business and a size and scale of business that, for purposes of analysis, Lazard considered generally relevant in evaluating Dole.

Based on information from FactSet Research Systems, Inc. and other public sources, Lazard reviewed, among other things, the enterprise value of each of the Selected Companies as a multiple of such company’s projected EBITDA for the calendar year ending December 31, 2014. Based on its professional judgment, Lazard considered that EBITDA multiples were the appropriate metrics to use, and did not refer to P/E multiples in its analysis. The results of the analysis were as follows:

Selected Company	Enterprise Value (in millions)	Enterprise Value/ EBITDA CY2014E

Fresh Del Monte	$1,797	7.3x
Chiquita Brands	1,086	6.5x
Fyffes	207	4.0x
Mean		5.9x
Median		6.5x

Based on the foregoing calculations and Lazard’s professional judgment, Lazard applied EBITDA multiples of 6.5x to 7.5x to Dole’s 2014 estimated EBITDA to calculate an implied equity value per share range, in each case using the Management 5-Year Projections, the Management High Case and the Special Committee Upside Case. Such range was determined by Lazard after reviewing the foregoing public company benchmarks and concluding, based on its professional judgment, after taking into consideration the mean and median multiples set forth above as well as the high to low range of multiples of such benchmarks, that the selected range would be reasonable as applied to Dole. The results of the analysis implied an equity value per share range for Dole of $9.31 to $10.91 using the Management 5-Year Projections, $9.95 to $11.64 using the Management High Case and $11.05 to $12.89 using the Special Committee Upside Case.

Precedent Transaction Benchmarks

Lazard reviewed and analyzed selected business combinations involving fresh fruit and vegetable companies that it viewed as generally relevant in evaluating the merger. In performing this analysis, Lazard analyzed certain financial information and transaction multiples relating to the companies involved in the selected transactions and compared such information to the corresponding information in the merger.

Specifically, Lazard reviewed seven transactions since 2006 involving fresh fruit and vegetable companies with greater than $100 million in enterprise value. To the extent publicly available, Lazard reviewed, among other things, the enterprise values of the targets implied by the transactions as a multiple of the target’s last twelve months’ EBITDA.

The selected transactions and multiples calculated by Lazard in respect of such transactions and used in its analysis were as follows:

Announcement Date	Acquirer	Target	Enterprise Value (in millions)	Implied Enterprise Value/ LTM EBITDA
Sept. 2012	ITOCHU Corporation	Dole Asia Fresh & Packaged Foods	$1,685	9.0	x
July 2012	Campbell Soup	Bolthouse Farms	1,550	10.2	(*)
Dec. 2011	BayWa	Turners & Growers	226	7.2
Feb. 2010	Bonduelle	France Champignon	139	6.3
June 2008	RAR Group	Vitacress Salads	105	8.2
June 2008	Fresh Del Monte Produce	Desarollo Agroindustrial/Caribana	403	8.1
July 2006	Tradefresh	Chiquita Brands South Pacific	128	8.6

			Mean	8.2	x
			Median	8.2	x

(*)	Acquiror reported an EBITDA multiple of 9.5x including tax benefits.

Based on the foregoing calculations and its professional judgment, Lazard applied multiples of 8.0x to 9.0x to Dole’s last twelve months of EBITDA in order to calculate an implied equity value per share range, recognizing that the mean and median multiples referenced above are on the low end of such range. The results of this analysis implied an equity value per share range for Dole common stock of $11.70 to $13.27.

Miscellaneous

As described above, the Lazard Opinion was one of many factors taken into consideration by the Special Committee and the Board in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee and the Board. The Merger Consideration was determined through extensive negotiations between Mr. Murdock and his representatives, on the one hand, and the Special Committee and its independent advisors, on the other hand, and was approved by the Special Committee and the Board. Lazard provided advice to the Special Committee during these negotiations. Lazard did not, however, recommend any specific amount of consideration to the Special Committee or Board, or that any specific merger consideration constituted the only appropriate consideration for the merger.

Pursuant to a letter agreement dated June 24, 2013, the Special Committee and Dole engaged Lazard to act as the Special Committee’s financial advisor in connection with evaluating the merger proposed by Mr. Murdock. Pursuant to the terms of the engagement letter, Dole agreed to pay Lazard the following fees: (i) $300,000 payable upon execution of the engagement letter; (ii) a fee of $1.7 million payable upon the earliest to occur of Lazard’s rendering of the Lazard Opinion, Dole announcing a transaction, discussions with respect to transactions being terminated or the Special Committee terminating Lazard’s engagement or Lazard’s engagement expiring; and (iii) an additional fee based in part upon the amount by which the per share price achieved in a transaction exceeds $13.20, together with an optional component to be determined by the Special Committee in its discretion, equal to between $3 million and $5.5 million in the aggregate, payable upon consummation of a transaction. The Special Committee has not yet met to evaluate what amount, if any, of the discretionary portion of the fee would be paid to Lazard. Any discretionary portion of the fee paid to Lazard would be paid as the Special Committee deems appropriate in its sole discretion based on the Special Committee’s view of the value of Lazard’s services. In addition, Dole has agreed to reimburse Lazard’s reasonable out-of-pocket expenses, including expenses of legal counsel, in connection with this engagement, and to indemnify Lazard and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, going-private transactions, and valuations for estate, corporate and other purposes. In the ordinary course, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and its and their respective affiliates and employees may actively trade securities of Dole and its affiliates for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and may also trade and hold securities on behalf of Dole and certain of its affiliates. In the two years prior to the date of the Lazard Opinion, Lazard has not provided or received compensation from Dole and its affiliates (other than as a financial advisor to the Special Committee) in connection with the provision of any financial advisory or financing services.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions.

Position of the Purchaser Parties and the Castle Filing Persons as to the Fairness of the Merger to the Disinterested Stockholders

Under the SEC rules governing “going private” transactions, each of the Purchaser Parties and the Castle Filing Persons is an affiliate of Dole and, therefore, is required to express its beliefs as to the fairness of the merger to Dole’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. For purposes of disclosure under this section of the proxy statement, the term “Purchaser Parties” includes the David H. Murdock Living Trust dated May 28, 1986, as amended (the “Murdock Trust”). Each of the Purchaser Parties and the Castle Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties and of the Castle Filing Persons should not be construed as a recommendation to any Dole stockholder as to how that stockholder should vote on the Merger Proposal. As used in this proxy statement, the term Disinterested Stockholders includes all “unaffiliated security holders” of Dole.

The Purchaser Parties and the Castle Filing Persons attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Purchaser Parties, and not necessarily to the Disinterested Stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to the Disinterested Stockholders. The Special Committee consists of four independent and disinterested directors who are not affiliated with the Purchaser Parties or the Castle Filing Persons, are not officers or employees of Dole or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of the Disinterested Stockholders (other than the interests described under “Special Factors — Interests of Dole’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest”).

None of the Purchaser Parties or the Castle Filing Persons participated in the deliberations of the Special Committee or the Board, or received advice from Dole’s legal or financial advisors, regarding the substantive or procedural fairness of the merger to the Disinterested Stockholders. None of the Purchaser Parties or the Castle Filing Persons has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Disinterested Stockholders.

Based on the knowledge and analysis of the Purchaser Parties and the Castle Filing Persons of available information regarding Dole, a review of the Deutsche Bank Materials which are summarized under “Special Factors — Consultation with Deutsche Bank, Financial Advisor to Mr. Murdock” (which materials each of the Purchaser Parties and the Castle Filing Persons adopt), and discussions with Dole’s senior management regarding Dole and its business and the factors considered by, and the analysis and resulting conclusions of, the Board, with Mr. Murdock abstaining, and the Special Committee discussed under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” (which analysis and resulting conclusions each of the Purchaser Parties and the Castle Filing Persons adopt), each of the Purchaser Parties and the Castle Filing Persons believes that the merger is substantively and procedurally fair to the Disinterested Stockholders. In particular, each of the Purchaser Parties and the Castle Filing Persons believes that the merger is substantively and procedurally fair to the Disinterested Stockholders based on its consideration of the following factors, among others:

Substantive Factors

•

The price of $13.50 per share to be paid upon completion of the merger represents a premium of approximately 32.4% over the reported closing price for the shares on June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal.

•

The merger will provide consideration to Dole’s stockholders entirely in cash, eliminating any uncertainty in valuing the Merger Consideration and allowing the Disinterested Stockholders to immediately realize a certain value for all of their shares of Dole common stock, as a result of which the Disinterested Stockholders will no longer be exposed to the various risks and uncertainties related to continued ownership of Dole common stock, and will have the ability to pursue other investment alternatives.

•	The price of $13.50 per share is within the range of the premiums paid over pre-proposal market prices in other transactions reviewed by Mr. Murdock.

•

The Purchaser Parties and the Castle Filing Persons reviewed similar precedent transactions and financial information and operating metrics of similar companies, information relating to the sector in which Dole operates and historical consumption of its products, as well as the historical financial performance of Dole, its financial results and the historical market prices of its shares, and believe the merger price is fair based on that review.

•

Before the Special Committee approved the merger, Lazard, the financial advisor to the Special Committee, delivered its opinion to the Special Committee and the Board, which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to holders of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and any of its subsidiaries, and holders who are entitled to and properly demand an appraisal of their shares) in the merger is fair from a financial point of view to such holders.

Procedural Factors

•

The merger agreement explicitly requires, as a non-waivable condition to the parties’ obligations to effect the merger, that the merger agreement be adopted by stockholders holding at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers).

•

Parent has obtained binding financing commitments for the merger from the Lenders and Mr. Murdock with a limited number of conditions to the consummation of the financing, there is no financing condition in the merger agreement and the Purchaser Parties are obligated to use their best efforts to obtain the financing.

•

The Purchaser Parties and the Castle Filing Persons believe that there was no need to retain any additional unaffiliated representatives to act on behalf of the Disinterested Stockholders, because the independent status of the members of the Special Committee and the retention by the Special Committee of its own independent legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such stockholders.

•

Dole has the ability during the “go-shop” period to initiate, solicit and encourage competing proposals from third parties, provide non-public information to such third parties and participate in discussions and negotiations with such third parties regarding competing proposals, and Dole’s ability to continue discussions with such parties thereafter if such party submits a competing proposal prior to the No-Shop Period Start Date that the Special Committee determines in good faith (such determination to be made within five business days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, constitutes or could reasonably be expected to result in a superior proposal.

•

In addition to Dole’s rights during the “go-shop” period, the merger agreement permits Dole, after the No-Shop Period Start Date, to furnish information to and enter into discussions or negotiations with a third party who has made an unsolicited proposal that the Board (acting through the Special Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith constitutes or would reasonably be expected to result in a superior proposal, if the Board (acting through the Special Committee), after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders.

•

The merger agreement permits a change in the recommendation of the Special Committee and the Board in response to a bona fide unsolicited proposal or an intervening event if the Board (acting through the Special Committee), after consultation with its legal advisors, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders.

•	No “break up” or “topping” fee is required and there is no minimum amount by which a third party offer must exceed the Merger Consideration.

•

The merger agreement and the transactions contemplated thereby, including the merger, were unanimously approved by the Board, with Mr. Murdock abstaining. In addition, the Special Committee, which was represented by its own legal counsel and advised by its own financial advisor, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Dole and the Disinterested Stockholders, and determined it to be advisable for Dole to enter into the merger agreement.

The foregoing discussion of the factors considered by the Purchaser Parties and the Castle Filing Persons in connection with the fairness of the merger is not intended to be exhaustive, but is believed to include all material factors considered by each of them. The Purchaser Parties and the Castle Filing Persons did not find it practicable to, and therefore did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, the Purchaser Parties and the Castle Filing Persons made their fairness determination after considering all of the foregoing factors as a whole. The Purchaser Parties and the Castle Filing Persons believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Disinterested Stockholders. This belief should not, however, be construed as a recommendation to any Dole stockholder to vote in favor of the Merger Proposal. The Purchaser Parties and the Castle Filing Persons make no recommendation as to how Dole’s stockholders should vote their shares of Dole common stock on the Merger Proposal.

Consultation with Deutsche Bank, Financial Advisor to Mr. Murdock

Deutsche Bank acted as exclusive financial advisor to Mr. Murdock and Holdings in connection with the merger.

On May 2, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “May 2 Materials”) containing illustrative analyses of the sources and uses for, and potential pro forma capitalization of Dole following, a potential acquisition of all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates at a price of $12.50 per share taking into account varying financing structures. The May 2 Materials also included a summary of capitalization structures utilized in recent leveraged buyouts involving 14 consumer-oriented companies since February 2011.

On May 14, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “May 14 Materials”) containing updated illustrative analyses of the sources and uses for, and potential pro forma capitalization of Dole following, a potential acquisition of all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates at a price of $12.50 per share, assuming a $150 million cash contribution of new equity by Mr. Murdock funded with the proceeds of a dividend by Flexi-Van Leasing, Inc., a subsidiary of Holdings, as well as an illustrative timetable for a potential transaction. The May 14 Materials also included a summary of the capitalization structures utilized in 14 recent leveraged buyout transactions announced or priced since November 2012, a chart showing the performance of the Dole common stock over the prior 12 months, and an analysis showing the premiums paid in six recent acquisition transactions involving companies with an enterprise value of more than $500 million where the buyer owned more than 10% but less than 50% of the outstanding common stock of the target corporation prior to announcement of the transaction. This analysis showed that the price paid in these transactions represented a premium of between 13% and 111% to the price of the target company’s common stock one day prior to announcement of the transaction.

On May 22, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “May 22 Materials”) containing a chart showing the performance of the Dole common stock over the prior 12 months, a table comparing certain financial metrics for Chiquita Brands International Inc., Fresh Del Monte Produce Inc. and Fyffes plc with similar metrics for Dole based on consensus Wall Street research analyst forecasts for Dole and Dole management’s public guidance for 2013, a chart showing the evolution of the multiple of Dole’s total enterprise value to consensus Wall Street research analyst forecasts for current year EBITDA since Dole’s initial public offering in December 2009, and a table showing 18 selected acquisition transactions in the food and beverage industry announced between 2001 and 2013 that involved a commodity-centric food business and the multiple of total enterprise value to each of revenue and EBITDA for each target company for the 12-month period prior to announcement of the relevant transaction. The 18 selected transactions are the same transactions described as the “selected commodity food transactions” under the heading “— Selected Transactions Analysis” below. The May 22 Materials also included a table showing the premiums to the then-current price of the Dole common stock of $11.13 per share, the May 8, 2013 closing price of the Dole common stock of $10.43 per share, and the one-month and three-month volume-weighted average prices of the Dole common stock implied by potential acquisition prices ranging from $12.00 to $13.50 per share as well as the multiples of total enterprise value to estimated 2013 EBITDA (based on public guidance issued by management of Dole and consensus Wall Street research analyst forecasts), multiples of total enterprise value to estimated 2014 EBITDA (based on consensus Wall Street research analyst forecasts) and ratios of price to estimated earnings (“P/E”) for 2013 and 2014 (based on Wall Street research analyst forecasts) implied by such $10.43 and $11.13 stock prices and the range of potential acquisition prices per share.

On May 23, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “May 23 Materials”) containing an updated illustrative analysis of the sources and uses for, and potential pro forma capitalization of Dole following, a potential acquisition of all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates at a price of $12.50 per share as well as illustrative summary projected financial information for the years 2013 through 2017 pro forma for such a transaction. The May 23 Materials also contained an analysis of Dole’s historical financial results for 2012 and projected financial results for 2013 on a quarterly basis.

On June 24, 2013, at Mr. Murdock’s request, Deutsche Bank provided the Special Committee with a presentation (the “June 24 Presentation”) describing Mr. Murdock’s rationale for his unsolicited proposal to acquire all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates, including certain financial analyses relating to the then-proposed purchase price of $12.00 per share. Deutsche Bank was not asked to and did not deliver any opinion to the Purchaser Parties or any other person in connection with the merger.

On July 15, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “July 15 Materials”) containing an updated analysis of the sources and uses for, and potential pro forma capitalization of Dole following, a potential acquisition of all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates at a price of $13.00 per share assuming a $200 million cash contribution of new equity by Mr. Murdock, together with an updated illustrative timeline for such a transaction. The July 15 Materials also contained updated illustrative summary projected financial information for the years 2013 through 2017 pro forma for such a transaction based upon updated five-year EBITDA projections prepared by management of Dole, which projections were later used to create the full income statement projections included in the Management 5-Year Projections (as more fully discussed in “Special Factors — Projected Financial Information”).

On July 24, 2013, representatives of Deutsche Bank provided Mr. Murdock with discussion materials (the “July 24 Materials”) comparing projections for the components of Dole’s projected EBITDA for the years 2013 through 2015 based upon the Prior 3-Year Plan (as discussed in “Special Factors — Projected Financial Information”) and management’s five-year EBITDA projections, which showed that the more recent management projections indicated that Dole would generate approximately $100,000 of additional EBITDA in 2013 but approximately $36.5 million and $42.8 million less in EBITDA in 2014 and 2015, respectively, than indicated by the earlier projections. The July 24 Materials also contained updated illustrative summary projected financial information for the years 2013 through 2017 pro forma for an acquisition of all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates at a price of $13.00 per share assuming a $200 million cash contribution of new equity by Mr. Murdock and taking into account management’s five-year EBITDA projections.

Deutsche Bank has not acted as financial advisor to Dole, the Board or the Special Committee. Deutsche Bank was not requested to, and did not, render an opinion with respect to the fairness of the transaction or the consideration to be paid in the merger, or as to valuation or otherwise. The materials prepared by Deutsche Bank and furnished to Mr. Murdock and the Special Committee, in the case of the June 24 Presentation, are not an opinion as to the fairness to Dole or its stockholders of the transaction or the consideration to be paid in the merger, do not constitute a recommendation to Dole or its stockholders as to the transaction, or as to how stockholders should vote with respect to the merger or any other matter, and should not be relied on as the basis for any investment decision.

Copies of the May 2 Materials, the May 14 Materials, the May 22 Materials, the May 23 Materials, the June 24 Presentation, the July 15 Materials and the July 24 Materials (collectively, the “Deutsche Bank Materials”) are attached as exhibits to the transaction statement on Schedule 13E-3 filed in connection with the merger and are incorporated herein by reference. The description of the Deutsche Bank Materials set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank Materials, which may be obtained from the SEC in the manner described under “Other Matters — Available Information” and may be inspected and copied at Parent’s headquarters at 10900 Wilshire Boulevard, Los Angeles, California 90024, during regular business hours, by any interested stockholder of Dole or his or her representative who has been so designated in writing.

Deutsche Bank has not made any representation or warranty, express or implied, to any person regarding the accuracy or completeness of any of the information contained in the Deutsche Bank Materials and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations, estimates or projections contained in the Deutsche Bank Materials were derived from public sources or information provided by management of Dole, which may or may not be correct.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or provided to it, concerning Dole, including, without limitation, any financial information, forecasts or projections, used in the Deutsche Bank Materials. Accordingly, for purposes of preparing such materials, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Dole or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Purchaser Parties, Dole or any of their respective subsidiaries (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters.

In preparing certain analyses, Deutsche Bank utilized consensus Wall Street research analyst forecasts for Dole and certain other companies, as well as public guidance issued by management of Dole with respect to 2013 and certain internal forecasts prepared by management of Dole. In preparing its materials, Deutsche Bank expressed no view as to the reasonableness of such forecasts or the assumptions on which they are based.

The Deutsche Bank Materials were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, their respective dates. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Deutsche Bank Materials of which it becomes aware after any such date.

The following is a summary of the material information and analyses contained in the June 24 Presentation made by Deutsche Bank to the Special Committee. Neither the following summary, nor any of the summaries of the other Deutsche Bank Materials described above, however, purports to be a complete description of the information and analyses contained in the related Deutsche Bank Materials. Some of the summaries of the financial analyses in the June 24 Presentation include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s proposal to acquire all of the outstanding shares of Dole common stock not already owned by himself and his affiliates, and is not necessarily indicative of current market conditions.

Perspectives on Dole

Deutsche Bank’s presentation reviewed information relating to historical U.S. fresh fruit consumption and banana consumption for the period 2000 through 2011 and historical banana prices for the period from 2008 to date, as well as the breakdown of Dole’s revenue from both a geographic perspective and a product perspective for calendar year 2012. Deutsche Bank noted that growth in Dole’s core markets had been flat and that competitive pressures had impacted pricing for Dole’s products over an extended period. Deutsche Bank also noted that Dole was highly exposed to low-growth fruit markets in the U.S. and Europe, particularly bananas, which represent approximately 57% of Dole’s total sales.

Deutsche Bank’s presentation also reviewed information relating to the unpredictable and volatile sector in which Dole operates, noting that Dole’s results were impacted by various factors including tariff regulations, weather conditions, demand/supply mismatches, the political climate, competitive pressures, fuel prices, foreign exchange fluctuations and health-related recalls and lawsuits. Deutsche Bank’s presentation reviewed Dole’s revenue and EBITDA, pro forma for the ITOCHU sale transaction as well as the sale of its German subsidiary, for the years from 2009 through 2012, as well as consensus Wall Street research analyst estimates for 2013 revenue and EBITDA and Dole management’s public guidance for 2013 EBITDA, and noted that significant cost savings from operational restructuring had not prevented a decline in Dole’s EBITDA and margin over the same period.

Deutsche Bank’s presentation also reviewed estimates of Dole’s 2013 and 2014 EBITDA and earnings per share (“EPS”) published by various Wall Street research analysts as well as changes in consensus Wall Street research analyst estimates of Dole’s 2013 EBITDA and EPS published since the announcement of the ITOCHU sale transaction, noting that there was currently a significant spread among the various published estimates, that consensus 2013 EBITDA estimates had declined by 38% over such period and that management’s public guidance for 2013 EBITDA had been amended from a range of $150 million to $170 million in January 2013 to the lower end of this range in February 2013.

Deutsche Bank’s presentation reviewed the performance of the Dole common stock and the performance of the S&P 500 Index for the period from May 1, 2012, the last trading day prior to Dole’s May 3, 2012 announcement that it was undertaking a review of strategic alternatives, through June 10, 2013, the last trading day prior to the public announcement of Mr. Murdock’s initial proposal to acquire all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates, as well as the specific one-day share price reaction to various events relating to Dole from February 22, 2013 through May 28, 2013, the date Dole announced a significant investment in three refrigerated container ships, suspension of a recently announced share repurchase program and a bad strawberry harvest. Deutsche Bank’s presentation also compared the performance of the Dole common stock over such period to the performance of a market capitalization-weighted index comprised of Chiquita Brands International Inc., Fresh Del Monte Produce Inc. and Fyffes plc (the “peer group index”). Deutsche Bank noted that the price of the Dole common stock had increased by 17% since May 1, 2012, compared with an 18% increase in the S&P 500 Index and a 9% increase in the peer group index over the same period and that the price of the Dole common stock had declined by 21% since the announcement of the ITOCHU sale transaction on September 12, 2012, compared with an increase of 15% in the S&P 500 Index and an increase of 8% in the peer group index over the same period.

Deutsche Bank’s presentation reviewed certain observations relating to other strategic alternatives which might be available to Dole, including large share repurchases or dividends, the sale of non-core assets to reduce indebtedness or return capital to investors, the sale or spin-off of additional businesses, additional operating restructurings, significant acquisitions and a sale to or merger with another industry participant, a non-industry participant or a financial sponsor, noting that Dole’s standalone strategic alternatives were limited in light of its focused business, relative size and future investment needs, including with respect to the acquisition of three refrigerated container ships announced on May 28, 2013.

Taking into account the foregoing information, Deutsche Bank’s presentation reviewed various reasons operating Dole as a private company was the best alternative for Dole, including:

•

as a public company, Dole would suffer, in the foreseeable future, from a challenging operating environment, continued growth and margin pressure and volatile earnings in a market focused on short-term performance;

•

as a public company, Dole has limited strategic options; recent strategic actions had only limited beneficial effect on the stock price; Dole’s focused portfolio and small size limits further divestiture alternatives; sales of non-core assets are longer-term options that are already factored into the share price; and investment needs and leverage limit near-term flexibility to invest for growth;

•

operating as a private company is the best alternative because investment and operational restructurings may be needed to continue to ensure competitive advantage and position Dole for future growth, these investments will not show immediate returns and, in that context, Dole would benefit from operating as a private company with access to patient, committed capital that is not subject to short-term market demands;

•	as a private company, Dole may be able to realize tax savings to further enhance cash flows and investment capacity; and

•

the 6% decline in the price of Dole common stock following the announcement of its decision to suspend its stock repurchase program and invest in three refrigerated container ships supported these conclusions.

Historical Trading Analysis

Based on the historical trading price for shares of Dole common stock and the $12.00 per share price of Dole common stock offered in Mr. Murdock’s initial proposal, Deutsche Bank calculated that the offer price represented:

•	a premium of 18% over the closing price of shares of Dole common stock on June 10, 2013; and

•	a premium of 19% over the volume weighted average trading price of the Dole common stock during the 1-month period ended on June 10, 2013.

Analyst Price Targets

Deutsche Bank also compared the $12.00 per share of Dole common stock offered in Mr. Murdock’s initial proposal to 12-month forward share price targets published by three Wall Street research analysts and noted that the proposal was equal to or higher than all three published estimates, which ranged from $9.00 to $12.00 per share.

Multiples Analysis

Deutsche Bank multiplied the $12.00 per share initial offer price by the total number of shares of Dole common stock outstanding as reported in Dole’s SEC filings for the first quarter of 2013 to derive an implied equity value of Dole of approximately $1.082 billion. Deutsche Bank added to such implied equity value an estimate of Dole’s net debt of approximately $440 million pro forma for its recent financings, the ITOCHU sale transaction and, after taking into account certain exceptional obligations based on its SEC filing of May 3, 2013, derived an implied total enterprise value for Dole of approximately $1.522 billion.

Using the results of the foregoing calculations and Dole’s estimated EBITDA for 2013 as reflected in consensus Wall Street research analysts estimates and Dole management’s public guidance for 2013 EBITDA, respectively, Deutsche Bank calculated multiples of total enterprise value to estimated 2013 EBITDA (the “TEV/EBITDA multiple”). Deutsche Bank then compared these TEV/EBITDA multiples for 2013 with the average TEV/EBITDA multiples for each of the 1-year, 2-year and 3-year periods ended June 10, 2013, as well as the period between Dole’s initial public offering in October 2009 and June 10, 2013. The results of this analysis are summarized as follows:

	Average TEV/EBITDA Multiples
	1-Year		2-Year		3-Year		Since IPO
	8.3	x	7.2	x	6.9	x	6.7	x

TEV/2013E EBITDA Multiple at $12.00	Premium to Average Multiple
Wall Street Consensus 11.0x	32%		52%		59%		63%
Dole Public Guidance 10.2x	23%		41%		48%		51%

Deutsche Bank noted that, in order to match the $12.00 per share initial offer price based on Dole’s long-term average EBITDA trading multiple of 6.7x, Dole would need to generate more than $225 million in EBITDA — more than the amount generated in any year since Dole’s initial public offering. Deutsche Bank also noted that the Dole common stock was trading near its all-time high EBITDA multiple of 9.8x based on consensus Wall Street research analyst estimates when Mr. Murdock made his initial proposal.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used operating metrics for Dole with corresponding financial information and metrics for the following selected commodity fruit and vegetable companies, mid-cap packaged foods companies and commodity protein/dairy companies:

Commodity Fruit and Vegetable
Chiquita Brands International Inc.
Fresh Del Monte Produce Inc.
Fyffes Plc

Mid-Cap Packaged Food
B&G Foods, Inc.
Flowers Foods, Inc.
Hain Celestial Group Inc.
Hormel Foods Corp.
Hillshire Brands Co.
Lancaster Colony Corp.
Pinnacle Foods Inc.
Post Holdings, Inc.
Snyder’s-Lance, Inc.
TreeHouse Foods, Inc.

Commodity Protein/Dairy
Dean Foods Co.
JBS S.A.
Pilgrims Pride Corp.
Sanderson Farms Inc.
Smithfield Foods, Inc.
Tyson Foods, Inc.

Based on the $12.00 per share of Dole common stock offered in Mr. Murdock’s initial proposal, the closing prices for shares of the common stock of the selected companies on June 10, 2013 (except that for Smithfield Foods Inc., the closing price for its shares of common stock on May 28, 2013 was used to exclude the effect of the public announcement of its acquisition by Shuanghui International Holdings Limited), information contained in the most recent public filings of Dole and the selected companies, Dole management’s public guidance for 2013 EBITDA and Wall Street research analysts’ consensus estimates of revenue and EBITDA for 2013 and 2014 for Dole and the selected companies, Deutsche Bank calculated the following with respect to Dole and each of the selected companies:

•	revenue compound annual growth rate (“CAGR”) for 2012 through 2014;

•	estimated EBITDA margin for 2013, calculated by dividing estimated EBITDA by estimated revenue for 2013; and

•	estimated TEV/EBITDA multiples for 2013 and, in the case of the commodity fruit and vegetable companies, 2014.

The results of this analysis are summarized as follows.

	Dole			Commodity Fruit & Vegetable				Mid-Cap Packaged Food				Commodity Protein/Dairy
				Mean		Median		Mean		Median		Mean		Median
2012-2014E Revenue CAGR		0.8%		1.8%		2.2%		5.8%		4.9%		2.3%		2.9%
2013E EBITDA Margin		3.3%		5.1%		4.8%		15.9%		13.9%		6.9%		6.5%
TEV/2013E EBITDA	At $	12.00
Consensus		11.0	x	7.0	x	7.5	x	11.1	x	11.2	x	6.5	x	6.7	x
Management		10.2	x
TEV/2014E EBITDA
Consensus		9.1	x	6.0	x	—		—		—		—		—

Deutsche Bank observed that the operating metrics of Dole are most comparable to the operating metrics of the selected companies in the commodity fruit and vegetable business. Deutsche Bank further observed that the estimated TEV/EBITDA multiples for Dole based on the $12.00 per share initial offer price were higher than the mean and median of TEV/EBITDA multiples for selected companies in the commodity fruit and vegetable business for each of 2013 and 2014.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following selected transactions in the food and beverage industry announced between 2001 and 2013 that involved a commodity-centric food business (the “selected commodity food transactions”):

Announcement Date	Target	Acquirer
September 2012	Dole Food Co. — worldwide packaged foods business and Asia fresh business	ITOCHU Corporation
July 2012	Bolthouse Farms Inc.	Campbell Soup Co
November 2010	Del Monte Foods Company	Kohlberg Kravis Roberts & Co. L.P.; Vestar Capital Partners; Centerview Partners
May 2010	Michael Foods, Inc.	GS Capital Partners
November 2009	Birds Eye Foods, Inc.	Pinnacle Foods Group LLC
June 2008	Caribana, consisting of Desarollo Agroindustrial de Frutales, S.A., Frutas de Exportacion, S.A. and an affiliated sales and marketing company	Fresh Del Monte Produce Inc.
February 2007	Pinnacle Foods Group Inc.	Blackstone Group
October 2005	Bolthouse Farms Inc.	Madison Dearborn Partners LLC
February 2005	Fresh Express, unit of Performance Food Group	Chiquita Brands International, Inc.
July 2004	Riviana Foods Inc.	Ebro Puleva, S.A.
October 2003	Michael Foods, Inc.	Thomas H. Lee Partners, L.P.
January 2003	Standard Fruit and Vegetable Co.	Fresh Del Monte Produce Inc.
December 2002	Goodman Fielder Ltd	Burns Philp & Company Ltd.
September 2002	Dole Food Company, Inc.	David H. Murdock
June 2002	Birds Eye Foods, Inc.	Vestar Capital Partners
October 2001	Procter & Gamble Company — assets associated with Jif and Crisco brands	J.M. Smucker Company
August 2001	Fresh Express Inc.	Performance Food Group Company
April 2001	Dean Foods Company	Suiza Foods Corporation

Although none of the selected commodity food transactions is directly comparable to the merger, the companies that participated in these transactions are such that, for purposes of analysis, the commodity food transactions may be considered similar to an acquisition of Dole.

With respect to each selected commodity food transaction and based on publicly available information, Deutsche Bank calculated the EBITDA margin of each target company and the TEV/EBITDA multiples for each target for the 12-month period prior to announcement of the applicable transaction (“LTM”). The results of these analyses are summarized as follows:

	EBITDA Margin	TEV/LTM EBITDA
Selected Commodity Food Transactions
Mean	13.6%	7.9x
Median	12.1%	7.9x

Deutsche Bank observed that the mean EBITDA margins of the target companies involved in the selected commodity food transactions were more than four times Dole’s estimated EBITDA margin for 2013 as calculated under the “Selected Companies Analysis” above.

Deutsche Bank also reviewed publicly available information relating to the following selected transactions in the broader food and beverage industry that were announced during the 18-month period ending in June 2013 (the “selected food and beverage transactions”) and identified four of these transactions as involving a target with operational characteristics similar to those of Dole while the other transactions involved higher margin, value-add businesses.

Announcement Date	Target	Acquirer
Transactions with Comparable Targets
May 2013	Smithfield Foods Inc.	Shuanghui International Holdings Limited
March 2013	CSM N.V. (bakery unit)	Rhone Capital LLC
September 2012	Dole Food Co. — Asia fresh business	ITOCHU Corporation
July 2012	Bolthouse Farms Inc.	Campbell Soup Co

Other Selected Food and Beverage Transactions
June 2013	Robert’s American Gourmet Food, LLC — Pirate Brands	B&G Foods, Inc.
April 2013	DE Master Blenders 1753 N.V.	Joh. A. Benckiser GmbH
February 2013	H.J. Heinz Company	Berkshire Hathaway Inc. and 3G Capital, Inc.
January 2013	Unilever United States Inc. — Skippy brand	Hormel Foods Corporation
December 2012	Caribou Coffee Co.	Joh. A. Benckiser GmbH
December 2012	Morningstar Foods, LLC	Saputo Inc.
November 2012	Ralcorp Holdings, Inc.	ConAgra Foods, Inc.
September 2012	Snack Factory, LLC	Snyder’s-Lance, Inc.
July 2012	Peet’s Coffee & Tea, Inc.	Joh. A. Benckiser GmbH and BDT Capital Partners, LLC
June 2012	Central Laitiere	Danone SA
May 2012	Lepage Bakeries, Inc.	Flowers Foods, Inc.
May 2012	Yoki Alimentos S.A.	General Mills Inc.
May 2012	Lactalis American Group Inc.	Parmalat S.p.A.
May 2012	Weetabix Food Company	Bright Food (Group) Co., Ltd.
March 2012	Alaska Milk Corporation	Royal FrieslandCampina N.V.
February 2012	Procter & Gamble Co -Pringles Brand	Kellogg Co

With respect to each selected food and beverage transaction and based on publicly available information, Deutsche Bank calculated the EBITDA margin and the TEV/EBITDA multiples for each target for the 12-month period prior to announcement of the applicable transaction. The results of these analyses are summarized as follows:

	EBITDA Margin	TEV/LTM EBITDA
Selected Food and Beverage Transactions
Mean	14.4%	11.8x
Median	14.4%	10.4x

Deutsche Bank’s analysis showed that the EBITDA margins for the four target commodity-centric companies similar to Dole ranged from 5.8% to 22.1% and that the multiple of TEV/LTM EBITDA for those four transactions ranged from 7.0x to 10.2x.

Certainty of Proposal; Next Steps

Deutsche Bank’s presentation noted that Mr. Murdock’s all-cash proposal offered a significant certain premium which shifted all business risks to the buyer and emphasized that Mr. Murdock had an intimate knowledge of Dole’s complex global business, enabling him and his advisors to move quickly. Deutsche Bank noted that Mr. Murdock had a strong track record in acquisitions and that the financing for Mr. Murdock’s proposal was well underway, with an affiliate of Deutsche Bank having provided a highly confident letter with respect to the financing for the transaction.

Deutsche Bank also noted that the proposal should not present any regulatory issues and that Mr. Murdock was committed to move expeditiously to sign an agreement by July 31, 2013 based on an indicative timetable included in the presentation. In this regard, Deutsche Bank noted that conditions in the high-yield financing markets had started to soften and that further softening in the financing markets would impact the economics of the transaction.

General

The Deutsche Bank Materials were prepared solely to assist Mr. Murdock in determining whether to make a proposal to acquire all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates and what the terms of the proposal might be and, in the case of the June 24 Presentation, were prepared solely for the purpose of presenting to the Special Committee the rationale and competitiveness of Mr. Murdock’s unsolicited proposal to acquire all of the outstanding shares of Dole common stock not already owned by Mr. Murdock and his affiliates for $12.00 per share and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

Deutsche Bank’s analyses took into account numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, the Purchaser Parties or Dole. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Purchaser Parties, Dole or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger under the merger agreement were determined through negotiations between Mr. Murdock and the Special Committee and their respective representatives. Although Deutsche Bank provided advice to Mr. Murdock during the course of these negotiations, any decision to make the proposal or enter into the merger agreement was solely that of Mr. Murdock. Deutsche Bank’s advice was only one of a number of factors taken into consideration by Mr. Murdock in making his determination to approve the transaction.

Mr. Murdock and Holdings selected Deutsche Bank as their financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pur-

suant to an engagement letter among Mr. Murdock, Holdings and Deutsche Bank, dated June 10, 2013, Mr. Murdock and Holdings agreed to pay Deutsche Bank fees of approximately $6 million for its services, of which $1.0 million became payable upon execution of the merger agreement and the balance of which is payable upon the consummation of the merger. Mr. Murdock and Holdings have also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Mr. Murdock and Holdings also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Dole or its affiliates for which they have received, and in the future may receive, compensation, including having acted, as administrative agent, joint bookrunner and joint lead arranger in connection with Dole’s $180 million revolving credit facility and $675 million term loan in May 2013, as administrative agent, joint bookrunner and joint lead arranger in connection with Dole’s $150 million revolving credit facility and $500 million term loan in April, 2013, which was repaid in May 2013, as financial advisor to Dole in connection with the ITOCHU sale transaction in April 2013 and as co-arranger in connection with Dole’s $350 million multi-currency asset-based revolving credit facility (aggregate commitment $32 million), $315 million senior secured term loan and $585 million senior secured term loan in July 2011. The DB Group has received aggregate fees of approximately $21.3 million for such services from Dole and its subsidiaries since January 1, 2011. As was the case with Dole’s prior credit facilities with Deutsche Bank, Dole’s current credit facility, the credit agreement in respect of which is available in Dole’s public filings with the SEC, contains provisions that give Deutsche Bank and the other lenders certain rights upon a change of control transaction not involving Mr. Murdock, including the right to declare an event of default upon such event, and certain rights in the event that Dole incurs additional indebtedness, as is contemplated in the merger agreement. The DB Group’s position in Dole’s credit facility would, as of the date of this proxy statement, entitle the DB Group to exercise less than 5% of the aggregate voting power of all lenders under the credit agreement on any decision to exercise remedies following an event of default resulting from such change of control provisions or any proposal to waive or amend any provision of Dole’s current credit facility. Any exercise of remedies, waivers or amendments relating to such change of control provisions would require a consent of lenders with a majority of the aggregate voting power of all lenders under the credit agreement. One or more members of the DB Group also have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Mr. Murdock and other companies affiliated with him for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Castle & Cooke, Inc., an affiliate of Mr. Murdock, in connection with the sale of the island of Lanai to Larry Ellison in June 2012. In addition, one or more members of the DB Group have provided loans to Mr. Murdock and Holdings which are secured by certain shares of Dole common stock held by Mr. Murdock or Holdings, as applicable. Members of the DB Group have also acquired securities of Dole on behalf of Mr. Murdock and other companies affiliated with him in the open market from time to time. The DB Group has received aggregate fees of approximately $6.09 million for such services unrelated to the merger from Mr. Murdock, Castle & Cooke, Inc. and Mr. Murdock’s other affiliates (other than Dole and its subsidiaries) since January 1, 2011. In this transaction, (i) Deutsche Bank has agreed to act as joint bookrunning manager and joint lead arranger for the Term Loan Facility, the Revolving Credit Facility and the Senior Bridge Facility (each as defined below), (ii) Deutsche Bank AG New York Branch, a member of the DB Group, has agreed to act as sole administrative agent and collateral agent for, and as a lender under, the Term Loan Facility and the Revolving Credit Facility, committing to Parent a portion of such facilities, and (iii) Deutsche Bank AG Cayman Islands Branch, a member of the DB Group, has agreed to act as sole administrative agent for, and as a lender under, the Senior Bridge Facility, committing to Parent a portion of such facility. See “Special Factors — Merger Financing.” The DB Group may provide investment and commercial banking services to the Purchaser Parties, Dole and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Purchaser Parties and Dole (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Purposes and Reasons of Dole for the Merger

Dole’s purpose in engaging in the merger is to enable its stockholders to receive $13.50 per share in cash, without interest and net of applicable withholding taxes, which $13.50 price represents a premium of 32.4% to the reported closing price of Dole common stock on June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal. Dole has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger.”

Purposes and Reasons of the Purchaser Parties and the Castle Filing Persons for the Merger

Under the SEC rules governing “going private” transactions, each of the Purchaser Parties and the Castle Filing Persons is an affiliate of Dole and, therefore, is required to express such parties’ beliefs as to the purposes of and reasons for the merger to Dole’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. For purposes of disclosure under this section of the proxy statement, the term “Purchaser Parties” includes the Murdock Trust. Each of the Purchaser Parties and the Castle Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Purchaser Parties and the Castle Filing Persons should not be construed as a recommendation to any Dole stockholder as to how that stockholder should vote on the Merger Proposal.

The purpose of the merger is for the Purchaser Parties to acquire all outstanding shares of Dole common stock that they do not currently own. The merger will allow Mr. Murdock, through Parent and Purchaser, to acquire Dole’s business and operate it as a private company.

Before making the proposal, the Purchaser Parties and the Castle Filing Persons considered various alternatives to the merger, including those described above under “Special Factors — Background of the Merger and Special Committee Proceedings” and “Special Factors — Consultation with Deutsche Bank, Financial Advisor to Mr. Murdock.” The Purchaser Parties and the Castle Filing Persons also considered a liquidation of Dole by a sale of its assets and a distribution of the net after-tax proceeds and the use of Dole assets to repurchase shares of Dole common stock. The Purchaser Parties and the Castle Filing Persons determined not to propose such alternatives because of the length of time, transaction costs, tax effects, regulatory risks and uncertainty involved.

The Purchaser Parties and the Castle Filing Persons believe that it is best for Dole to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events such as weather conditions, commodity prices, fuel costs and regulatory barriers, Dole will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and operating cash flow and the flexibility to sell assets as needed. The Purchaser Parties and the Castle Filing Persons also believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Dole if it remained publicly held. In addition, the Purchaser Parties and the Castle Filing Persons believe that, as a privately held entity, Dole will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Dole’s assets or earnings over the long term. In a public company setting, decisions that negatively affect earnings could significantly reduce the per share price if analysts’ short-term earnings expectations are not met or exceeded. Further, the general level of confidence (or lack thereof) in the stock markets will no longer affect Dole’s stock price. In addition, the Purchaser Parties and the Castle Filing Persons believe that, as a privately held company, Dole may be able to realize tax savings to further enhance both its cash flows and investment capacity.

The Purchaser Parties and the Castle Filing Persons also considered Mr. Murdock’s strong personal commitment to promoting a lifestyle and diet which includes significant emphasis on fruits and vegetables, and generally in promoting proper nutrition as a basis for improved health and longevity. The Purchaser Parties and the Castle Filing Persons recognized that not all stockholders would agree that Dole should take the financial risk and undertake the financial burden of avoiding emphasis on processed foods, strongly promoting the consumption of fresh fruits and vegetables and supporting research efforts into the benefits of proper nutrition with respect to health, longevity and lifestyle. They recognized that Mr. Murdock’s personal commitment to these issues might not, in the view of Dole’s stockholders, justify significant corporate expenditures. Accordingly, they determined that focusing Dole’s efforts in this manner was better done as a privately held company.

Additionally, following the merger, at such time as Dole is no longer subject to the reporting requirements of the Exchange Act, Dole will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to Dole being a publicly held company. “Going private” will also reduce certain costs which relate to being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, enabling management to devote more of its time and energy to core business operations.

These assessments are based upon publicly available information regarding Dole, the Purchaser Parties’ and the Castle Filing Persons’ knowledge of Dole and the Purchaser Parties’ and the Castle Filing Persons’ experience in investing in or managing public and private companies generally.

Certain Effects of the Merger

Parent does not currently own any interest in Dole. Mr. Murdock beneficially owns 39.7% of the outstanding shares of Dole common stock and has agreed to contribute, or cause to be contributed, all such shares (other than shares subject to equity awards), to Purchaser immediately prior to the consummation of the merger. Mr. Murdock indirectly owns 100% of the outstanding membership interests of Parent, and, following consummation of the merger, Parent will own 100% of the outstanding shares of Dole common stock and will have a corresponding interest in Dole’s net book value, net earnings and tax attributes (the use of such tax attributes may be subject to certain limitations). The table below sets forth the direct and indirect interests in Dole’s net book value and net earnings of the Purchaser Parties, the Castle Filing Persons and the Murdock Trust prior to and immediately after the merger, based on the net book value at December 29, 2012 and net earnings for the fiscal year ended December 29, 2012:

	Ownership of Dole Prior to the Merger(1)				Ownership of Dole After the Merger(2)
	($ in thousands)				($ in thousands)
	% Ownership		Net book value at December 29, 2012	Net earnings for the year ended December 29, 2012	% Ownership		Net book value at December 29, 2012	Net earnings for the year ended December 29, 2012
David H. Murdock	39.7	%(3)	$282,873	$(57,352)	100.0	%(5)	$712,526	$(144,463)
Castle & Cooke Investments, Inc.	13.1	%(4)	93,341	(18,924)	23.4	%(4)	166,731	(33,804)
Castle & Cooke Holdings, Inc.	13.1%		93,341	(18,924)	23.4%		166,731	(33,804)
Parent	0.0%		0	0	100.0%		712,526	(144,463)

(1)	Reflects beneficial ownership based upon 90,018,431 shares of common stock outstanding as of September 16, 2013.

(2)

Reflects (i) beneficial ownership based on the relative value of the anticipated contributions of Dole common stock to Parent at a price per share of $13.50 plus the cash equity contribution to be made by Mr. Murdock and (ii) Dole’s net book value at December 29, 2012 and net earnings for the fiscal year ended December 29, 2012, without giving effect to any additional indebtedness to be incurred in connection with the merger.

(3)

Comprised of (i) 23,783,671 shares beneficially owned indirectly through the Murdock Trust, for which Mr. Murdock is the sole grantor and trustee, (ii) 11,784,914 shares beneficially owned indirectly through Holdings, which is wholly owned by Investments, which is wholly owned by Mr. Murdock, and (iii) 255,000 options to purchase common stock held directly by Mr. Murdock that are currently exercisable.

(4)

Represents shares owned indirectly through Holdings, which is wholly owned by Investments, which is wholly owned by Mr. Murdock. Investments, as the sole stockholder of Holdings, beneficially owns the shares held directly by Holdings.

(5)	Reflects beneficial ownership of interests in Parent, of which 76.6% will be owned indirectly through the Murdock Trust, and 23.4% will be owned indirectly through Investments and Holdings.

The surviving corporation will be a privately held corporation and there will be no public market for Dole common stock. Dole common stock will cease to be traded on the NYSE or any other securities exchange and registration of Dole common stock under the Exchange Act will be terminated. This termination will make certain provisions of Section 16(b) of the Exchange Act, such as the short swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable.

At the Effective Time, the certificate of incorporation of Dole will be amended as set forth in the merger agreement and the bylaws of Purchaser will be the bylaws of the surviving corporation, except that the name of the surviving corporation will be “Dole Food Company, Inc.”

If the merger is completed, the Disinterested Stockholders will no longer have an equity interest in Dole, will not participate in any of the future earnings growth of Dole and instead will have only the right to receive the Merger Consideration (or, in the case of stockholders who do not vote in favor of the Merger Proposal and who properly demand and perfect appraisal rights, and do not withdraw or otherwise lose such rights, the right to receive the fair value of their shares as determined by the Delaware Court of Chancery). See “Special Factors — Payment of the Merger Consideration and Surrender of Stock Certificates” and “Special Factors — Appraisal Rights.” However, the former stockholders of Dole will no longer bear the risk of any decrease in the value of Dole after the merger. This will eliminate the stockholders’ exposure to fluctuations in the market value of the shares. In addition, it will allow stockholders to pursue other investment alternatives.

If the merger is completed, each holder of Dole common stock (other than the Purchaser Parties and their affiliates, Dole and its subsidiaries and stockholders who do not vote in favor of the Merger Proposal and who properly demand and perfect appraisal rights) will receive $13.50 per share in cash. The receipt of the Merger Consideration will generally be a taxable sale transaction for U.S. federal income tax purposes to Dole’s stockholders who surrender shares of Dole common stock in the merger.

Each stock option (other than those held by Mr. Murdock) outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50, minus the applicable exercise price per share of the option; and (ii) the number of shares of Dole common stock issuable upon exercise of the option, which amount will be paid within 15 days after the Effective Time.

Each restricted stock award and RSU (including both time-based RSUs and performance shares, which are performance-based RSUs) outstanding immediately prior to the Effective Time will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50; and (ii) the number of shares of Dole common stock subject to the restricted stock award or RSU, which amount will be paid within 15 days after the vesting date of the applicable award, subject to the continued employment of the holder thereof with Dole or any of its subsidiaries through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger). See “The Merger Agreement — Treatment of Stock Options, RSUs, Restricted Stock, Performance Shares and LTIP” and “Special Factors — Potential Change of Control Payments to Named Executive Officers.”

In connection with the merger, certain of Dole’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Dole’s stockholders generally. These incremental benefits include, but are not limited to, the fact that Mr. Murdock and the other executive officers of Dole will remain executive officers of the surviving corporation, the fact that Mr. Murdock will be the sole director of the surviving corporation immediately following the merger, and the accelerated vesting of all Dole stock options held by the directors and executive officers of Dole (other than those held by Mr. Murdock) upon completion of the merger. See “Special Factors — Interests of Dole’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest.”

As a result of the merger, the Purchaser Parties will benefit in that Dole will no longer have to bear the expense and regulatory burdens associated with being a public company, estimated to be approximately $5 million per year, which should improve Dole’s operating cash flow and net income. In addition, although no plans have been finalized, it is possible that Dole may realize tax benefits to the extent that Dole and its subsidiaries are restructured in order to fit them into an overall corporate structure with Mr. Murdock’s personal holdings. A detriment to the Purchaser Parties is that their equity interests in Dole will not initially be and may not subsequently be registered under the federal securities laws and that such equity interests will be illiquid without an active public trading market for such securities.

Plans for Dole after the Merger

Following consummation of the merger, the Purchaser Parties expect to operate Dole consistently with past practice. The Purchaser Parties are currently conducting a review of Dole and its business and operations with a view towards determining how to redirect Dole’s operations to improve Dole’s long-term earnings potential as a private company, and expect to complete such review following consummation of the merger. Following such review, the Purchaser Parties will consider what, if any, changes would be desirable in light of then-existing circumstances. It is anticipated that some assets could be identified for sale, some actions may be taken to reduce costs (for example, purchases of insurance and other services may be consolidated with certain other entities controlled by Mr. Murdock, if such consolidation would result in cost savings) and that expenses associated with stockholder relations will be reduced.

Mr. Murdock will be the sole director of the surviving corporation immediately following the merger. The Purchaser Parties presently intend that, upon consummation of the merger, the officers of Dole will be designated as the officers of the surviving corporation. While Mr. Murdock and Parent will retain the ability to modify employee compensation, the merger agreement requires that Dole benefits remain at substantially the same level for at least one year following the merger. No additional or improved compensation or benefits to Dole employees have been agreed to or promised in connection with the merger.

Except as disclosed in this proxy statement, none of Parent, Purchaser or Mr. Murdock has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving Dole or its subsidiaries, or any material changes in Dole’s corporate structure, dividend rate or policy, indebtedness or capitalization, business or composition of its management or personnel. As with any acquisition, the Purchaser Parties have considered, and are continuing to consider, many different alternatives for Dole following the proposed transaction, including one or more potential additional personal equity investments by Mr. Murdock and his affiliates, as well as possibly restructuring Dole and/or its subsidiaries in order to fit them into an overall corporate structure with Mr. Murdock’s personal holdings in a manner that is most tax efficient. Such an analysis by the Purchaser Parties of a wide variety of potential alternatives is ongoing in connection with the financing for the proposed transaction, which may specifically require an additional personal equity investment by Mr. Murdock and/or the Purchaser Parties, but at this time, no plans have been finalized, implemented or otherwise authorized by Mr. Murdock or the Purchaser Parties.

Projected Financial Information

Management Projections

In July 2013, Dole’s management prepared projections of future operating results at the request of the Special Committee and its advisors. Dole does not make public projections as to future performance or earnings beyond giving current fiscal year guidance from time to time, and is especially cautious of making projections for extended periods due to the unpredictability and volatility of the fresh fruit and vegetable commodity business. However, financial projections prepared by Dole’s management were made available to the Board, the Special Committee, and the Special Committee’s advisors in connection with the June 2013 proposal received by Dole from Mr. Murdock and their consideration of strategic alternatives available to Dole. Certain of these financial projections also were made available to the Purchaser Parties and their advisors.

Summaries of these financial projections are being included in this proxy statement not to influence your decision whether to vote for or against the Merger Proposal, but because these financial projections were made available to the Board, the Special Committee and the Special Committee’s advisors, as well as, in the case of certain of these financial projections, to the Purchaser Parties and their advisors. The inclusion of this information should not be regarded as an indication that Dole or its management, the Board, the Special Committee, the Special Committee’s advisors, the Purchaser Parties or any other recipient of this information considered, or now considers, such financial projections to be a reliable prediction of future results.

Although presented with numerical specificity, these financial projections are based upon a variety of estimates and numerous assumptions believed by Dole’s management to be reasonable and based on the best then-currently available information with respect to, among other matters, industry performance, general business, economic, market and financial conditions, weather-related phenomena, market responses to industry volume pressures, product and raw material supplies and pricing, changes in interest and currency exchange rates, economic crises, quotas, tariffs and other governmental actions and international conflict and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information,” many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond Dole’s control. In addition, because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. Dole’s operations are cyclical and highly sensitive to changes in general and local economic and other conditions, and, as a commodity produce company, Dole’s earnings can be volatile and unpredictable. The variability and unpredictability of these conditions makes it difficult to project results of operations with any degree of certainty. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, none of Dole, the Special Committee or any of their respective representatives intend to update, or otherwise revise, the financial projections, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the financial projections assume that Dole will remain a publicly traded company and do not reflect the impact of the merger, nor do they take into account the effect of any failure of the merger to occur.

The financial projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither Deloitte & Touche LLP, Dole’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections, and, accordingly, neither Deloitte & Touche nor any other public accounting firm expresses an opinion or provides any other form of assurance with respect to such projections. Deloitte & Touche assumes no responsibility for, and disclaims any association with, such projections. The Deloitte & Touche reports incorporated by reference into this proxy statement relate to Dole’s historical financial information. They do not extend to the financial projections and should not be read to do so.

The financial projections included financial measures prepared other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures were presented because management believed they could be useful indicators of Dole’s projected future operating performance and cash flow. The financial projections included in this proxy statement should not be considered in isolation or in lieu of Dole’s operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all companies, the non-GAAP measures presented in these financial projections may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, including management’s key assumptions regarding banana and other fruit costs, pricing and volumes in North America, Europe, Africa and Latin America, performance of the fresh vegetables business, potential cost savings throughout the business and the acquisition by Dole of three new specialty built refrigerated container ships, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that Dole considers such financial projections to be an accurate prediction of future events, and the projections should not be relied on as such an indication. No one has made or makes any representation to any stockholder of Dole or anyone else regarding the information included in the financial projections discussed below.

Projected financial statement information for fiscal years 2013 through 2017, prepared by Dole at the request of the Special Committee and its advisors in July 2013 (the “Management 5-Year Projections”), is set forth below (amounts shown in thousands). These projections should be read together with the information contained in the consolidated financial statements of Dole available in its filings with the SEC, and the information set forth above.

	2013FY	2014FY	2015FY	2016FY	2017FY
Revenue	$4,458,162	4,452,003	4,554,855	4,612,752	4,621,771
Cost of Sales	(4,098,172)	(4,082,954)	(4,181,505)	(4,226,511)	(4,233,471)

Gross Margin	359,990	369,049	373,350	386,240	388,301
Gross Margin %	8.1%	8.3%	8.2%	8.4%	8.4%
SMG&A	(279,588)	(277,159)	(275,812)	(275,822)	(275,803)

Operating Income	80,401	91,890	97,538	110,418	112,498
Equity Earnings and Other	8,171	3,837	3,790	3,810	3,810

EBIT	88,572	95,727	101,328	114,228	116,308
Interest Expense	(25,138)	(27,839)	(25,656)	(23,976)	(20,873)

EBT	63,434	67,888	75,672	90,252	95,435
Income Taxes	(9,080)	(13,578)	(15,134)	(18,050)	(19,087)

Net Income	$54,354	54,310	$60,538	$72,202	$76,348

Depreciation and Amortization	65,963	68,265	67,826	67,320	66,851

EBITDA	$154,535	$163,992	$169,155	$181,548	$183,158

EBITDA %	3.5%	3.7%	3.7%	3.9%	4.0%

Set forth below is a reconciliation of projected net income to each of EBT, EBIT, and EBITDA (amounts shown in thousands). Net income is the GAAP financial measure that is most closely comparable to EBT, EBIT and EBITDA.

	2013FY	2014FY	2015FY	2016FY	2017FY
Net Income	$54,354	$54,310	$60,538	$72,202	$76,348
Income Taxes	$9,080	$13,578	$15,134	$18,050	$19,087

EBT	$63,434	$67,888	$75,672	$90,252	$95,435
Interest Expense	$25,138	$27,839	$25,656	$23,976	$20,873

EBIT	$88,572	$95,727	$101,328	$114,228	$116,308
Depreciation and Amortization	$65,963	$68,265	$67,826	$67,320	$66,851

EBITDA	$154,535	$163,992	$169,155	$181,548	$183,158

The Management 5-Year Projections are based on the mid-point of EBITDA high case projections (the “Management High Case”) and EBITDA low case projections (the “Management Low Case”) for each of fiscal years 2014 through 2017 as follows (amounts in millions). The financial projections below have been derived from the forecasted EBITDA projections above.

	2014FY	2015FY	2016FY	2017FY
EBITDA (Low Case)	$155.0	$160.1	$170.0	$171.3
EBITDA (High Case)	$173.0	$178.1	$193.0	$194.9

The Special Committee and its advisors also had access to a three-year plan (the “Prior 3-Year Plan”) previously used by Dole for other purposes that included EBITDA for the 2014 fiscal year and 2015 fiscal year of $200.5 million and $211.9 million, respectively. Mr. Murdock, in his capacity as Chairman of the Board and Chief Executive Officer of Dole, also had access to this plan. While all parties and their advisors reviewed the Prior 3-Year Plan, none of the parties relied upon or utilized this plan in connection with the contemplated merger. Accordingly, Dole has not included the Prior 3-Year Plan in this proxy statement. In addition, in management’s view, the Management 5-Year Projections above reflect Dole’s current business environment and are lower than the Prior 3-Year Plan because of, among other things, lower North American and European banana pricing, higher banana fruit costs, recalibration of expectations for the fresh vegetable business, and the lack of Dole acquisitions of farm properties previously anticipated.

Finally, the Special Committee and its advisors also had access to the following additional financial data prepared by Dole’s management (amounts in millions):

	2013FY	2014FY	2015FY	2016FY	2017FY
Selected P&L Items
Stock-Based Compensation	$13.6	$12.2	$12.1	$12.1	$12.1
Equity Earnings	7.6	5.1	5.1	5.1	5.1
Selected Cash Flow Items
Capital Expenditures(1)	$(146.5)	$(140.8)	$(145.8)	$(103.9)	$(69.3)
Other Cash Flow Items(2)	(203.3)	(48.9)	(25.8)	(17.5)	(8.6)

(1)	Includes approximately $168 million in respect of the acquisition of three new specialty built refrigerated container ships for Dole’s U.S. West Coast operations.

(2)

Includes changes in working capital, defined benefit plan contributions, retiree medical funding, estimated costs of settlement of certain contingencies in fiscal years 2013 through 2016 and, in fiscal year 2013, the previously disclosed E.U. fine and items related to the ITOCHU sale transaction.

Special Committee Upside Case

As discussed in “Special Factors — Background of the Merger and Special Committee Proceedings,” after the Special Committee’s review of the Management 5-Year Projections, the Special Committee discussed the outlook for Dole as reflected in those projections and its view that the projections were not an appropriate basis on which to measure the value of Dole for purposes of evaluating Mr. Murdock’s proposal. The Special Committee and its advisors reviewed the differences between the Prior 3-Year Plan and the Management 5-Year Projections, as more fully described above, and engaged in discussions with management regarding the differences. The Special Committee then instructed Lazard to engage in additional discussions with management with a view to allowing the Special Committee, in consultation with Lazard, to identify potential upside not reflected in the Management 5-Year Projections. Following such discussions, the Special Committee, in consultation with Lazard, developed certain revised assumptions that were used to create the Special Committee Upside Case.

While the Management 5-Year Projections were used as the base for 2013FY EBITDA in the Special Committee Upside Case, subject to the adjustments described below, the Special Committee Upside Case used the Prior 3-Year Plan as its base for 2014FY and 2015FY EBITDA because those projections reflected a more optimistic view of Dole’s future performance than the Management 5-Year Projections, including the potential for recovery in key business lines. In addition, while the Management 5-Year Projections had assumed an EBITDA base growth rate of 0% per annum for 2016FY and 2017FY, the base for 2016FY and 2017FY EBITDA in the Special Committee Upside Case reflected an EBITDA base growth rate of 1.5% per annum, which the Special Committee determined, in consultation with Lazard, to be reasonable in light of, among other things, Dole’s historical performance and size, the characteristics of the industry and future business prospects.

In addition, the following adjustments to EBITDA were made to create the Special Committee Upside Case:

•

2013FY EBITDA (based on Management 5-Year Projections) was increased by $6.5 million as a result of a $6.5 million incremental bonus reversal based on the Special Committee’s conclusion that bonuses of $19 million (assumed in the Management 5-Year Projections) would not be awarded for achieving estimated EBITDA of $154.5 million in 2013 (which was toward the lower end of management’s public guidance for 2013 EBITDA) and that it was more likely that only 50% of the total bonus pool, or $12.5 million, would be awarded at that level.

•

2014FY and 2015FY EBITDA (based on the Prior 3-Year Plan) were adjusted to exclude the EBITDA impact of capital expenditures that had been postponed by management after the preparation of the Prior 3-Year Plan with respect to farm acquisitions in Ecuador, which had been postponed indefinitely, investments in Coyoles, Honduras, which had been postponed to 2014 and investments in Bananapuerto, Ecuador, which had been postponed to the end of 2014 (resulting in an EBITDA reduction in the Prior 3-Year Plan of $12 million in 2014 and $9 million in 2015).

•

In addition, EBITDA was adjusted to reflect the following assumptions in the Management 5-Year Projections with respect to earnings and capital expenditures, subject to further adjustment as described below:

•

2016FY and 2017FY EBITDA were increased to reflect anticipated benefits from the purchase of the three refrigerated container ships. The Special Committee, in consultation with Lazard, then incorporated additional benefits because the Special Committee viewed the benefits projected by management to be conservative and determined that it was appropriate to assume an enhanced return. The net adjustment resulted in increases of approximately $6.5 million and $7.3 million to EBITDA in 2016FY and 2017FY, respectively, as compared to the anticipated benefits in the Management 5-Year Projections.

•

Finally, capital expenditures were reduced from $147 million (assumed in the Management 5-Year Projections) to $125 million in 2013FY, to reflect approved and committed capital expenditures only, with the difference being evenly spread over 2014FY, 2015FY and 2016FY, or approximately $7 million per year.

The Special Committee Upside Case is set forth below (amounts in millions):

	2013FY	2014FY	2015FY	2016FY	2017FY
Adjusted EBITDA	161.0	188.5	202.9	225.4	230.9

Structure of the Merger

The proposed acquisition of Dole has been structured as a merger of Purchaser with and into Dole, with Dole surviving as a wholly owned subsidiary of Parent. The transaction was structured as a cash merger to provide the stockholders of Dole with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to the Purchaser Parties with reduced transaction costs.

Effective Time of the Merger

The merger will become effective at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Dole and the Purchaser Parties and specified in the certificate of merger. Assuming the stockholders vote to adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, Dole expects to complete the merger as soon as practicable after the special meeting.

Payment of the Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Parent will deposit the cash necessary to pay the Merger Consideration to the Disinterested Stockholders and the consideration payable to holders of outstanding Dole stock options with the paying agent, Wells Fargo Shareowner Services. The paying agent will use these funds solely to pay the Merger Consideration to those stockholders entitled to receive such payment and to holders of stock options entitled to have their options cashed out pursuant to the merger agreement. The paying agent will deliver the Merger Consideration and these other payments according to the procedures summarized below.

Promptly after the Effective Time, the paying agent will mail to all stockholders and holders of Dole stock options a letter of transmittal, and instructions advising stockholders how to surrender their stock certificates in exchange for the Merger Consideration. If you hold your shares in street name, your broker, bank or other nominee will provide you with instructions on how to surrender your shares of Dole common stock in exchange for the Merger Consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the Merger Consideration and your stock certificates will be canceled. Holders of stock options (other than Mr. Murdock) will receive $13.50 per share minus the exercise price per share of their options, multiplied by the number of shares issuable upon exercise of the options. No interest will accrue or be paid on the Merger Consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond (in form and substance, and with surety, reasonably satisfactory to Dole) instead of your stock certificates. At the Effective Time, Dole’s stock ledger with respect to shares of Dole common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

At and after the Effective Time, you will cease to have any rights as a stockholder of Dole, except for the right to surrender your stock certificates, according to the procedures described in this section and the letter of transmittal, in exchange for the Merger Consideration or, if you properly demand and perfect your appraisal rights, the right to receive the “fair value” of your shares as determined under Delaware law.

The paying agent will, on demand, return to Dole all cash that has not yet been distributed in payment of the Merger Consideration as of 12 months following the merger, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, stockholders may surrender stock certificates directly to Dole and receive the Merger Consideration, without interest and net of applicable withholding taxes. However, stockholders will in no event have any greater rights against the surviving corporation than those of general creditors of Dole under applicable law, and none of the Purchaser Parties or Dole will be liable to you for any Merger Consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Merger Financing

Parent has obtained binding financing commitments from the Lenders and Mr. Murdock for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with the unrestricted cash of Dole and its subsidiaries in an amount not to exceed $265 million, will be used to complete the merger and the other transactions contemplated by the merger agreement, including the payment of the aggregate Merger Consideration and cash amounts due to the holders of outstanding Dole stock options, to effect the refinancing of certain existing indebtedness of Dole and to pay related fees and expenses, and to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement.

In addition, Mr. Murdock entered into a letter agreement with Dole to contribute additional funds to Parent in the event that the aggregate proceeds of the debt and equity financings described below, together with the unrestricted cash of Dole and its subsidiaries at the closing of the merger, are insufficient to fund, when due, the amounts payable in accordance with the terms and conditions of the merger agreement.

The consummation of the merger is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Equity Financing

On August 11, 2013, Parent received a binding commitment letter from Mr. Murdock pursuant to which, subject to the conditions set forth therein, Mr. Murdock, or his permitted assignees, committed to purchase equity in Parent in an aggregate amount of at least $200 million (the “equity commitment letter”).

The equity commitment of Mr. Murdock is generally subject to the following conditions:

•	execution and delivery of the merger agreement by Dole;

•	satisfaction or waiver of the conditions to Parent’s and Purchaser’s obligations to complete the transactions contemplated by the merger agreement;

•	substantially concurrent funding of the financing transactions contemplated under the debt commitment letter (as defined below); and

•	contemporaneous consummation of the merger.

Dole is an express third-party beneficiary under the equity commitment letter and, subject to the terms and conditions specified in the merger agreement, is entitled to seek specific performance of Mr. Murdock’s obligation to fund the contributions contemplated by the equity commitment letter. Under the terms of the equity commitment letter, Mr. Murdock has guaranteed to Dole, Parent and Purchaser’s full and timely compliance with and performance of their respective obligations under the merger agreement.

Debt Financing

On August 11, 2013, Parent received a binding commitment letter from the Lenders (the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”) to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, senior secured financing consisting of (i) a $675 million term loan facility (the “Term Loan Facility”), (ii) a $150 million revolving credit facility (the “Revolving Credit Facility”) and (iii) a $325 million senior unsecured bridge facility (the “Senior Bridge Facility”). The “Borrower” initially refers to Purchaser and, immediately following the merger, to Dole.

The debt financing is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other conditions, including, but not limited to:

•	the refinancing of all amounts outstanding under Dole’s current senior secured credit facility;

•	the execution and delivery by the Borrower and guarantors of definitive documentation, consistent with the debt commitment letter;

•

the Borrower having no more than $30 million in outstanding indebtedness after the refinancing (other than amounts outstanding under the Term Loan Facility, the Revolving Credit Facility, the Senior Bridge Facility and any senior notes issued in lieu thereof) and at least $60 million in unrestricted cash or cash equivalents on a pro forma basis;

•	the receipt of the equity financing by Parent;

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	the Lenders having been afforded a marketing period of at least 15 business days (subject to certain blackout dates) following receipt of customary marketing materials;

•	payment of all applicable fees and expenses;

•

receipt by the Lenders of documentation and other information about the Borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•

subject to certain limitations, the absence of a material adverse effect on Dole and its subsidiaries, taken as a whole, since December 29, 2012 and through the date of the merger agreement, and the absence of a material adverse effect on Dole and its subsidiaries, taken as a whole, since the date of the merger agreement;

•

the accuracy of representations in the merger agreement, but only to the extent that their inaccuracy would give Parent the right to terminate the merger agreement (and the inaccuracy is material to the interests of the Lenders); and

•	the accuracy in all material respects of certain specified representations and warranties made by the Borrower and the guarantors in the definitive documentation for the applicable debt facilities.

Term Loan Facility

Interest under the Term Loan Facility will be payable, at the option of the Borrower, either at a base rate plus a margin or a LIBOR-based rate plus a margin. We currently believe the margin payable on term loans bearing interest at the base rate will be 2.75% and the margin payable on term loans bearing interest at the LIBOR rate will be 3.75%. However, the margin payable on the term loans may change during the syndication of the Term Loan Facility. Interest will be payable, in the case of loans bearing interest based on LIBOR, in arrears at the end of the applicable interest period (and, for interest periods longer than three months, every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The Term Loan Facility will mature seven years from the date of the closing of the merger and will amortize annually during the first six and three-quarter years after the closing of the merger (payable in equal quarterly installments) in aggregate amounts equal to 1.00% of the original principal amount.

The Term Loan Facility will be guaranteed by Parent and each direct and indirect wholly owned U.S. subsidiary of the Borrower. The Term Loan Facility will be secured, subject to certain agreed exceptions, by (i) a first priority security interest in substantially all the assets and property of the Borrower and the guarantors other than the Revolving Credit Facility Priority Collateral (defined below) (the “Term Loan Facility Priority Collateral”) and (ii) a second priority security interest in the Revolving Credit Facility Priority Collateral. At the option of the Borrower, so long as no adverse tax consequences would result therefrom, a portion of the Term Loan Facility in an amount to be agreed upon may be borrowed by Solvest, Ltd., a wholly-owned Bermudan subsidiary of Dole that is a borrower under Dole’s existing credit agreement (which borrowings would be guaranteed and secured by foreign subsidiaries of the Borrower to be mutually agreed upon between the Borrower and the arrangers of the Term Loan Facility).

The Term Loan Facility will contain customary affirmative covenants, including covenants related to financial statements and other information, notices of material events, conduct of the business, payment of obligations, maintenance of properties and insurance, submission to certain inspections, compliance with laws and agreements, use of the proceeds, subsidiary guarantees, additional collateral and further assurances, lender calls, and maintenance of ratings. The Term Loan Facility also will contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the Borrower’s ability to incur debt, create liens, make restricted payments, make certain investments, prepay or redeem certain debt, enter into certain transactions with affiliates, change the fiscal year, enter into restrictions on distributions from subsidiaries, and enter into certain merger or asset sale transactions. Additionally, there is a requirement to sell assets resulting in net cash proceeds to the Borrower and its subsidiaries of not less than $60 million in each two year period during the six years following the closing date and to immediately prepay the Term Loan Facility with such $60 million of net cash proceeds, provided that the Borrower is entitled to a credit against such obligations to the extent prepayments of the Term Loan Facility prior to such date exceed certain thresholds.

Revolving Credit Facility

Both the Borrower and Solvest, Ltd., a wholly-owned Bermudan subsidiary of Dole that is a borrower under Dole’s existing credit agreement, are permitted to borrow under the asset-based Revolving Credit Facility, which includes commitments for $135 million of revolving loans, $75 million of letters of credit, $25 million of swingline loans and $15 million of first in last out (“FILO”) revolving loans. Interest under the Revolving Credit Facility will be payable, at the option of Borrower or Solvest, Ltd., as applicable, either at a base rate plus a margin or a LIBOR-based rate plus a margin, with step-downs and step-ups based on excess availability. We currently believe that initially the margin payable on swingline loans will be 0.75%, the margin payable on revolving loans bearing interest at the base rate will be 0.75%, the margin payable on revolving loans bearing interest at the LIBOR rate will be 1.75%, the margin payable on FILO loans bearing interest at the base rate will be 2.00% and the margin payable on FILO loans bearing interest at the LIBOR rate will be 3.00%. However, the margin payable on the revolving loans may change during the syndication of the Revolving Credit Facility. Interest will be payable, in the case of loans bearing interest based on LIBOR, in arrears at the end of the applicable interest period (and for interest periods longer than three months, every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. Interest will also be payable at the time of repayment of any loans and at maturity. The Revolving Credit Facility will mature five years from the date of the closing of the merger.

Borrowings under the Revolving Credit Facility will be subject to availability under a borrowing base and revolving loans and swingline loans under the Revolving Credit Facility will not be available to the extent that unutilized FILO loan commitments are available. The Revolving Credit Facility will be guaranteed by Parent and each direct and indirect wholly owned U.S. subsidiary of the Borrower and, solely with respect to Solvest, Ltd., each wholly owned direct and indirect Bermuda subsidiary of the Borrower. The Revolving Credit Facility will be secured, subject to certain agreed exceptions, by (i) a first priority security interest in the inventory, accounts receivable, cash, deposit accounts, securities and commodity accounts and certain items in connection therewith of the Borrower and each guarantor (collectively, the “Revolving Credit Facility Priority Collateral”) and (ii) a second priority security interest in the Term Loan Facility Priority Collateral; provided, however, that assets of Solvest, Ltd. and the Bermuda guarantors will not secure the obligations owed by the Borrower or any of the U.S. subsidiaries of the Borrower.

The Revolving Credit Facility will contain customary affirmative covenants including covenants related to financial statements and other information, collateral reporting, notices of material events, conduct of the business, payment of obligations, maintenance of properties and insurance, submission to certain inspections, compliance with laws and agreements, use of the proceeds and letters of credit, subsidiary guarantees, cash management, and additional collateral and further assurances. The Borrower will also allow one field examination and one inventory appraisal, at its expense, during any calendar year, subject to certain exceptions in the event that excess availability is lower than a specified threshold for a specified period of time or during the continuance of an event of default. The Revolving Credit Facility will also contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the Borrower’s ability to incur debt, create liens, make restricted payments, make certain investments, prepay or redeem certain debt, enter into certain transactions with affiliates, change the fiscal year, enter into restrictions on distributions from subsidiaries, and enter into certain merger or asset sale transactions. The Revolving Credit Facility will also contain a financial covenant to comply with a fixed charge coverage ratio based on the most recent fiscal quarter, to be applicable when excess availability falls below certain thresholds and continuing until excess availability is greater than such thresholds for 30 consecutive days.

Senior Bridge Facility

Interest under the Senior Bridge Facility will initially equal the LIBOR-based rate for interest periods of three months (subject to a floor of 1.00%), plus a margin of 7.25%, increasing by 0.50% every three months thereafter up to a cap. The Senior Bridge Facility will be guaranteed by each existing and subsequently acquired or organized U.S. guarantor of the Term Loan Facility or the Revolving Credit Facility.

Any loans under the Senior Bridge Facility that are not paid in full on or before the first anniversary of the closing date of the merger will, except under certain limited circumstances, be converted into extended term loans maturing eight years after the closing date of the merger. After such a conversion, the holders of outstanding extended term loans may choose, subject to certain limitations, to exchange their extended term loans for senior exchange notes that mature eight years after the closing date of the merger.

The Senior Bridge Facility will contain customary affirmative and negative covenants (with customary carve-outs and exceptions) including restrictions on the ability of the Borrower and its subsidiaries to incur debt, pay certain dividends and make certain other restricted payments and investments, and impose restrictions on the ability of the Borrower’s subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets. The Senior Bridge Facility will also contain a requirement to use commercially reasonable efforts to refinance the loans under the Senior Bridge Facility.

Unrestricted Cash

The amount of unrestricted cash of Dole and its subsidiaries which is needed to complete the proposed transaction will not be in excess of $265 million. In addition, immediately after closing the proposed transaction, Dole and its subsidiaries will be required to have no less than $60 million of unrestricted cash and cash equivalents under the new financing arrangements. In connection with the proposed transaction, management proposed certain steps to be taken by Dole to ensure that it would have sufficient unrestricted cash at the closing to complete the transaction and meet the minimum cash requirement under the proposed financing, including the deferral or delay of capital expenditures in the amount of approximately $40 million, the postponement without interest or penalty of tax payments in the amount of approximately $20 million, and the potential acceleration of asset sales in the amount of approximately $20 million. The combination of these steps would result in additional unrestricted cash in the aggregate of approximately $60 million to $80 million.

Contribution Agreement

On August 11, 2013, Mr. Murdock entered into a letter agreement with Dole, pursuant to which he has agreed to contribute to Parent, within two business days after written notice from Dole, equity in an amount not to exceed $50 million in the event that the aggregate proceeds of the debt and equity financings, together with the unrestricted cash of Dole and its subsidiaries at the closing of the merger, are insufficient to fund, when due, in accordance with the terms and conditions of the merger agreement, the payment of the aggregate Merger Consideration and cash amounts payable to the holders of Dole stock options, the refinancing of certain existing indebtedness of Dole and the payment of all fees and expenses incurred in connection therewith, and payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement.

Interests of Dole’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest

In considering the recommendations of the Board, you should be aware that certain of Dole’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Dole’s stockholders generally. These interests relate to or arise from, among other things:

•	ownership by Mr. Murdock and his affiliates, of equity interests in both Dole and the other Purchaser Parties;

•	the fact that Mr. Murdock and the other executive officers of Dole will remain executive officers of the surviving corporation;

•	the fact that Mr. Murdock will be the sole director of the surviving corporation immediately following the merger;

•

the accelerated vesting of all Dole stock options (other than those held by Mr. Murdock) and the conversion to cash of equity awards held by the directors and executive officers of Dole upon completion of the merger;

•	the right to continued indemnification and insurance coverage for directors and executive officers of Dole following the completion of the merger, pursuant to the terms of the merger agreement; and

•

the payment to each member of the Special Committee of a one-time retainer fee of $10,000 and the regular committee meeting fee of $1,000 for each meeting he or she attends, as well as reimbursement by Dole of all reasonable costs incurred by each member in connection with his or her service on the Special Committee.

Ownership Interests of Mr. Murdock

As of September 16, 2013, Mr. Murdock beneficially owned, in the aggregate, 35,823,585 shares of Dole common stock (including 255,000 shares subject to stock options that are currently exercisable, which will be forfeited in connection with the merger), or approximately 39.7% of the total number of outstanding shares of Dole common stock, and has agreed to contribute, or cause to be contributed, all of such shares (other than shares subject to equity awards) to Purchaser immediately prior to the consummation of the merger. Purchaser is a wholly owned subsidiary of Parent. Mr. Murdock controls Parent through his beneficial ownership of 100% of its outstanding membership interests.

Continued Employment

It is currently expected that the current management of Dole will continue to hold the same positions after the completion of the merger and that any employment or change of control agreements in place will be unaffected by the merger.

Treatment of Executive Officer and Director Common Stock

As is the case for any stockholder, Dole’s directors and executive officers (other than Mr. Murdock) will receive $13.50 in cash, without interest and net of applicable withholding taxes, for each share of Dole common stock that they own at the Effective Time. For further information regarding the beneficial ownership of Dole common stock by each of Dole’s current directors and certain executive officers and all directors and executive officers as a group, see “Information about Dole — Security Ownership of Certain Beneficial Owners and Management.”

The following table sets forth information as of September 16, 2013 regarding the cash-out value of each executive officer’s and each director’s previously owned common stock.

Name	Number of Previously Owned Shares(1)	Cash-Out Payment for Previously Owned Shares ($)
Executive Officers
David H. Murdock	—	—
C. Michael Carter	78,238	1,056,213
Keith C. Mitchell	7,492	101,142

Directors
Elaine L. Chao	7,701	103,964
Andrew J. Conrad	22,701	306,464
David A. DeLorenzo	496,798	6,706,773
E. Rolland Dickson	—	—
Sherry Lansing	9,701	130,964

(1)

Includes all shares beneficially owned as of September 16, 2013 (for further information, see “Information about Dole — Security Ownership of Certain Beneficial Owners and Management”), other than shares underlying vested stock options or unvested restricted stock awards, which are reflected in the tables below (see “Accelerated Vesting of Stock Options and Treatment of RSUs, Restricted Stock, Performance Shares and LTIP”).

Accelerated Vesting of Stock Options and Treatment of RSUs, Restricted Stock, Performance Shares and LTIP

As a result of the merger, options (vested and unvested) to purchase 1,402,917 shares of Dole common stock held by executive officers and directors of Dole (other than Mr. Murdock) will be cashed out. In the aggregate, Dole’s executive officers and directors will receive payment of approximately $3,877,992 as a result of their options being cashed out upon completion of the merger.

The table below sets forth, as of September 16, 2013, information with respect to Dole stock options held by each of the directors and executive officers of Dole:

Name	Number of Shares Subject to Vested Options	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Total Payment for Outstanding Options ($)
Executive Officers
David H. Murdock(1)	—	—	—	—	—
C. Michael Carter	316,667	938,667	200,000	436,000	1,374,667
Keith C. Mitchell	—	—	26,250	57,225	57,225

Directors
Elaine L. Chao	—	—	—	—	—
Andrew J. Conrad	—	—	—	—	—
David A. DeLorenzo	860,000	2,446,100	—	—	2,446,100
E. Rolland Dickson	—	—	—	—	—
Sherry Lansing	—	—	—	—	—

(1)	Mr. Murdock will forfeit all of his outstanding options in connection with the merger; thus no options are reflected for him.

In addition, restricted stock awards and RSUs (including both time-based RSUs and performance shares, which are performance-based RSUs) held by executive officers of Dole will be converted into a right to receive cash in the aggregate amount of up to approximately $3,619,688 within 15 days after the applicable vesting date of such awards (subject to the continued employment of the holder thereof through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger)).

The table below sets forth, as of September 16, 2013, information with respect to Dole restricted stock awards and RSUs (including both time-based RSUs and performance shares, which are performance-based RSUs) held by each of the executive officers of Dole:

Name	Restricted Stock Awards and RSUs (#)(1)	Cash Value of Restricted Stock Awards and RSUs(2) ($)
David H. Murdock	105,000	1,417,500
C. Michael Carter	150,000	2,025,000
Keith C. Mitchell	13,125	177,188

(1)

Performance shares are reflected at maximum (equal to two times target) for purposes of the table above. Mr. Murdock holds 52,500 performance shares (at target), Mr. Carter holds 50,000 shares of restricted stock and 50,000 performance shares (at target), and Mr. Mitchell holds 4,375 shares of restricted stock and 4,375 performance shares (at target).

(2)

Payment is subject to the continued employment of the holder thereof through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger).

The non-employee directors of Dole do not hold any restricted stock awards or RSUs. Dole cash-based awards under the 2013 self-funded long-term incentive plan (“cash LTIP”) granted under Dole’s 2009 Stock Incentive Plan (the “2009 SIP”) will continue to be in effect after the merger according to their terms and the terms of the cash LTIP (with the performance metric applicable thereto to be adjusted in connection with the merger). The merger will constitute a change of control for purposes of the 2009 SIP. As such, pursuant to the 2009 SIP, upon a participant’s termination of employment by Dole without cause (as defined in the 2009 SIP) or by the participant with good reason (as defined in the 2009 SIP) within 24 months following the change of control, all awards under the 2009 SIP (including restricted stock, RSUs and cash LTIP awards) that remain outstanding and held by such participant will become accelerated in full.

See “The Merger Agreement — Treatment of Stock Options, RSUs, Restricted Stock, Performance Shares and LTIP” and “Special Factors — Potential Change of Control Payments to Named Executive Officers.”

Director and Officer Indemnification and Insurance

Dole’s bylaws provide that it will indemnify and advance expenses to its directors and officers to the fullest extent permitted by Delaware law. Dole also maintains directors’ and officers’ liability insurance for the benefit of such persons. In the merger agreement, Dole, as the surviving entity in the merger, has agreed to continue such indemnification and expense advancement rights and to purchase an additional six years of coverage under Dole’s existing directors’ and officers’ liability insurance policy; provided that it will not be required to maintain more coverage than can be obtained for 300% of the annual premium paid for such insurance in effect on the date of the merger agreement. See “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Compensation of the Special Committee

The Special Committee consists of four independent and disinterested members of the Board: Messrs. Conrad and Dickson, Ms. Chao and Ms. Lansing. At a meeting of the Board held on July 11, 2013, the Board adopted resolutions providing for the following compensation structure for the Special Committee:

•	a one-time retainer fee of $10,000 to each member of the Special Committee;

•	a regular committee meeting fee of $1,000 for each meeting attended by such member; and

•	reimbursement by Dole of all reasonable costs incurred by such member in connection with his or her service on the Special Committee, including, without limitation, travel expenses.

In recommending and approving the above compensation structure, the Special Committee and the Board considered, among other things, Dole’s existing committee compensation structure, as well as precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed. The Board considered the nature and scope of the proposed transaction, the time commitment expected to be required of the Special Committee members and the advantages and disadvantages of alternative fee arrangements, and ultimately determined that Dole’s existing committee compensation structure, which resulted in lower fees than the precedent compensation structures, was appropriate.

Potential Change of Control Payments to Named Executive Officers

Change in Control Agreements

In line with the practice of numerous companies of our size, we recognize that the possibility of a change of control of Dole may result in the departure or distraction of management to our detriment. In March 2001, we put in place a program to offer change of control agreements to certain of our officers and employees. At the time the program was put in place, we were advised by our executive compensation consultants that the benefits provided under the change of control agreements were within the range of customary practices of other public companies. In addition, our current executive compensation consultant, Exequity, LLP, has advised that the benefits provided under these agreements are within the range of customary practices of other public companies. The benefits under the change of control agreements are paid in a lump sum.

In order to receive a payment under the change of control agreement, two triggers must occur. The first trigger is a change of control. The consummation of the merger will not be considered a change of control under the change of control agreements. However, the ITOCHU sale transaction, which was completed on April 1, 2013, was a change of control under the change of control agreements and qualified as the first trigger under such agreements. Mr. Murdock has waived any right to severance compensation in connection with the ITOCHU sale transaction; however Messrs. Carter and Mitchell could become entitled to benefits under these agreements, as discussed below.

The second trigger is that the employment of the executive officer must be terminated by Dole without cause or by the executive officer for good reason, each as defined in the agreements, during the period beginning on the change of control date and ending on the second anniversary of the date on which the change of control becomes effective (April 1, 2015). The payments to the executive officers (other than Mr. Murdock) would be in the form of a lump sum cash payment, determined as follows:

•	a multiple of the executive officer’s base salary (three times for Mr. Carter and two times for Mr. Mitchell);

•	a multiple of the executive officer’s target bonus (three times for Mr. Carter and two times for Mr. Mitchell);

•

a cash amount ($30,000 for Mr. Carter and $20,000 for Mr. Mitchell), in lieu of any other health and welfare benefits, fringe benefits and perquisites (including medical, life, disability, accident and other insurance or other health and welfare plan, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits that the executive officer or his family may have been entitled to receive;

•

the pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the greater of the following amounts under a cash-based long term incentive plan: (i) the executive officer’s target amounts under such plan and (ii) the executive officer’s actual benefits under such plan (this excludes any awards granted pursuant to our 2009 SIP, including all currently outstanding cash LTIP awards, as these awards are governed by their plan documents);

•

accrued obligations (any unpaid base salary to date of termination, any accrued vacation pay or paid time off) and deferred compensation, including interest and earnings pursuant to outstanding elections;

•

the pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the executive officer’s target annual bonus for the fiscal year in which the termination occurs;

•	reimbursement for outstanding reimbursable expenses; and

•

for Mr. Carter, a gross-up payment to hold the executive officer harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments contingent on a change of control.

The following tables and related footnotes present information about the amounts of the payments and benefits that each named executive officer would receive in connection with the merger, after giving effect to the merger as if it had occurred on September 16, 2013, the latest practicable date prior to the filing of this proxy statement. As explained in further detail in the footnotes below, other than $436,000 and $57,277 for Messrs. Carter and Mitchell, respectively, in respect of unvested options, the payments in the table below are double trigger and accordingly would only become payable upon the occurrence of both a change of control and a qualifying termination of employment. We do not expect a payout of such amounts in connection with the merger as we expect that each of Dole’s current executive officers will continue as an executive officer of the surviving corporation.

Golden Parachute Compensation

Named Executive Officer(1)	Cash(2) ($)	Equity(3) ($)	Pension/ Non-Qualified Deferred Compensation(4) ($)	Perquisites/ Benefits(5) ($)	Excise Tax(6) ($)	Total(7) ($)
David H. Murdock	525,000	708,750	—	—	—	1,233,750
C. Michael Carter	7,100,000	1,786,000	—	30,000	4,904,613	13,820,163
Keith C. Mitchell	1,544,375	175,350	—	20,000	—	1,739,725

(1)

David A. DeLorenzo and Joseph S. Tesoriero, both of whom were named executive officers for purposes of Dole’s proxy statement for the annual meeting of stockholders that was held in 2013, terminated employment with Dole upon the completion of the ITOCHU sale transaction. Other than payments in respect of vested stock options (in the case of Mr. DeLorenzo only), neither of them will be entitled to any “single trigger” or “double trigger” payments in connection with the merger. As of September 16, 2013, Mr. DeLorenzo held 860,000 vested stock options. As of September 16, 2013, Mr. Tesoriero had no outstanding stock options (vested or unvested).

(2)

Cash.    Represents the value of cash severance, pro-rata target annual bonus and cash LTIP award payments payable under the change of control agreements with Messrs. Carter and Mitchell in the case of cash severance and pro-rata target annual bonuses, and payable under the 2009 SIP in the case of cash LTIP award payments. The amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of a change of control (which was triggered by the ITOCHU sale transaction, in the case of the change of control agreements, and with the merger, in the case of the 2009 SIP) and a qualifying termination of employment.

(3)

Equity.    Represents the aggregate payments to be made in respect of unvested stock options, upon consummation of the merger, or restricted stock awards and RSUs (including both time-based RSUs and performance shares, which are performance-based RSUs) following the merger upon a qualifying termination of employment. Amounts included in this column are “single trigger” in nature, in the case of unvested stock options, which means that payment is conditioned solely upon completion of the merger, and are “double trigger” in nature, in the case of restricted stock awards and RSUs, which means that payment is conditioned upon completion of the merger and a qualifying termination of employment. Performance shares are reflected at target for purposes of the table.

(4)	Pension/Non-Qualified Deferred Compensation. None of the named executive officers will receive any increased pension or non-qualified deferred compensation benefits in connection with the merger.

(5)

Perquisites/Benefits.    Represents payments in lieu of health and welfare benefits, fringe benefits and perquisites payable under the change of control agreements with Messrs. Carter and Mitchell. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of a change of control (which was triggered by the ITOCHU sale transaction) and a qualifying termination of employment.

(6)

Excise Tax.    Represent payments made to executives to negate the impact of a federal imposed excise tax on certain merger-related payments. The gross-ups are intended to address the inequities of the excise tax treatment among the executive population. Payments will vary depending on factors specific to the imposition of taxes imposed by Section 280G of the Code (as defined below). The tax reimbursement is a “double trigger” benefit that, for Mr. Carter, could only become payable in the event of a termination of employment within 24 months of the consummation of the ITOCHU sale transaction.

(7)

Total.    The following table shows, for each named executive officer, the amounts of golden parachute compensation that are single trigger or double trigger in nature, as the case may be. Single trigger amounts include the amounts shown in the “Equity” column of the “Golden Parachute Compensation” table above relating to unvested stock options. Double trigger amounts include the amounts shown in the “Equity” column of the “Golden Parachute Compensation” table above relating to restricted stock awards and RSUs (including both time-based RSUs and performance shares, which are performance-based RSUs) and the amounts shown in the “Cash Severance,” “Perquisites/Benefits” and “Excise Tax” columns.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
David H. Murdock	—	1,233,750
C. Michael Carter	436,000	13,384,163
Keith C. Mitchell	57,225	1,682,500

Intent to Vote

To Dole’s knowledge, each of Dole’s executive officers and directors intends to vote all shares of Dole common stock he or she beneficially owns in favor of the Merger Proposal and each of the other proposals. Dole’s directors and executive officers (including Mr. Murdock) have the power to vote 36,245,591 shares of Dole common stock as of September 16, 2013, representing 40.3% of Dole’s outstanding common stock. The Disinterested Stockholders (excluding Dole’s directors and executive officers) collectively have the power to vote 53,772,840 shares of Dole common stock as of September 16, 2013, representing 59.7% of Dole’s outstanding common stock.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will generally be paid by the party incurring those fees and expenses. Under certain circumstances described in “The Merger Agreement — Expenses,” Dole will reimburse the Purchaser Parties for their costs, fees and expenses incurred in connection with the merger, up to a maximum of $15 million. The estimated total fees and expenses to be incurred by Dole and by the Purchaser Parties in connection with the merger are as follows:

Description	Amount	Responsible Party	Notes
Advisory fees and expenses
Legal fees and expenses
HSR Act filing fee
Paying agent fees and expenses
Proxy solicitor fees and expenses
SEC filing fee
Printing and mailing costs
Fees and expenses associated with financing
Miscellaneous expenses
TOTAL

Except as set forth herein, neither Dole nor any of the Purchaser Parties will pay any fees or commissions to any broker, dealer or other person for soliciting proxies pursuant to the merger. Dole has retained Wells Fargo

Shareowner Services to act as paying agent in connection with the merger. The paying agent will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Dole will indemnify the paying agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Except as provided in the merger agreement, legal fees and expenses incurred by or on behalf of Dole, the Purchaser Parties and their respective affiliates in connection with the merger will be paid by the party incurring the expense.

The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by Dole. Dole has agreed to pay D.F. King a fee of $                 plus reasonable out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws.

Appraisal Rights

If the merger is completed, holders of Dole common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of their shares of Dole common stock by following the procedures summarized below. Holders of Dole common stock who wish to exercise their appraisal rights must properly demand appraisal of their shares and otherwise comply with the requirements of Section 262 of the DGCL. Strict adherence to the statutory procedures set forth in Section 262 is required for the exercise of appraisal rights in connection with the merger.

Delaware law entitles the holders of record of shares of Dole common stock who follow the procedures specified in Section 262 to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the court. The “fair value” could be greater than, less than or the same as the Merger Consideration.

In order to exercise these appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix C to this proxy statement. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.

If a Dole stockholder elects to exercise the right to appraisal under Section 262, such stockholder must do all of the following:

•

deliver to Dole a written demand for appraisal of shares of Dole common stock held of record, which demand must reasonably inform Dole of the identity of the stockholder and that the stockholder is demanding appraisal, before the vote is taken on the Merger Proposal at the special meeting; this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262;

•

not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Merger Proposal, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against the Merger Proposal, will constitute a vote in favor of the Merger Proposal and a waiver of the stockholder’s right of appraisal, and will nullify any previously delivered written demand for appraisal; and

•	continuously hold of record the shares of Dole common stock from the date on which the written demand for appraisal is made through the Effective Time.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, Attention: General Counsel. The written demand for appraisal must be executed by or for the record holder of shares of Dole common stock, fully and correctly, as such holder’s name appears on the certificate(s) for the shares owned by such holder. If the shares of Dole common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Dole common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If shares of Dole common stock are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares of Dole common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares of Dole common stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand must set forth the number of shares of Dole common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Dole common stock held in the name of the record owner.

Notice by the Surviving Corporation

Within 10 days after the Effective Time, Dole, as the surviving corporation, must give written notice to each holder of Dole common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, of the date that the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, Dole, as the surviving corporation, or any holder of Dole common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of Dole common stock who had previously demanded appraisal of their shares. Dole, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that Dole as the surviving corporation will file a petition or that Dole will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of Dole common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Dole common stock within the period prescribed in Section 262.

Within 120 days after the Effective Time, any holder of Dole common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Dole as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by Dole as the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Dole common stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from Dole as the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Dole common stock, service of a copy thereof must be made upon Dole, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Dole and all of the stockholders shown on the Verified List. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by Dole.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although Dole believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither any of the Purchaser Parties nor Dole anticipates offering more than the Merger Consideration to any stockholder of

Dole exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Dole common stock is less than the Merger Consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by Dole or by any Dole stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Dole stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by Dole to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to Dole of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Dole common stock as of a date prior to the Effective Time.

If any stockholder who demands appraisal of shares of Dole common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of Dole common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration by submitting to Dole a written withdrawal of such stockholder’s demand for appraisal either within 60 days after the effective date of the merger or thereafter with the written approval of Dole.

If you wish to exercise your appraisal rights, you must not vote in favor of the Merger Proposal and must strictly comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

Material U.S. Federal Income Tax Consequences

The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Dole common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger. This summary is for the general information of Dole’s stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws (including estate and gift tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options or other equity incentive awards issued by Dole which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold their Dole common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	brokers, dealers, or traders in securities, commodities or currencies;

•	persons holding Dole common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired Dole common stock through the exercise of employee stock options or otherwise as compensation;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA;”

•	persons subject to the United States alternative minimum tax;

•	“controlled foreign corporations;” or

•	“passive foreign investment corporations.”

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Dole common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Dole common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Dole common stock that is for federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which are controlled by one or more U.S. persons, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The exchange of Dole common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Dole common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Dole common stock (i.e., shares of Dole common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Dole common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Dole common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of Dole common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Dole common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of Dole common stock at any time during the five-year period preceding the merger, and Dole is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Dole common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Dole believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Dole common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

Consequences to the Filing Persons

The Purchaser Parties, the Murdock Trust and the Castle Filing Persons are all acquiring parties and are not receiving any Merger Consideration in the merger. They are not expected to realize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Dole will not realize any gain or loss as a result of the merger. Dole may experience an ownership change as a result of the merger for U.S. federal income tax purposes, and accordingly, its ability to use any net operating losses post-merger to offset future taxable income may be limited or eliminated.

The filing persons should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. DOLE URGES YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Anticipated Accounting Treatment of the Merger

Dole, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the fair value of Dole will be allocated to the individual assets and liabilities of Dole in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations.

Certain Legal Matters

General.    Except as described in this section, none of Dole or the Purchaser Parties is aware of any license or regulatory permit that appears to be material to the business of Dole that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to be completed that is not described in this proxy statement. Should any such approval or other action be required, the Purchaser Parties presently contemplate that such approval or other action will be sought, except as described below under the heading State Anti-Takeover Statutes. While Purchaser does not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained;

•	that failure to obtain the approval or other action might not result in consequences adverse to Dole’s business; or

•	that there might not be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of Dole’s business.

See “The Merger Agreement — Conditions to the Merger,” below, for certain conditions to the merger, including conditions with respect to governmental actions.

State Anti-Takeover Statutes.    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and in particular with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Section 203 of the DGCL provides certain restrictions on business combination transactions with a person who is or has become an “interested stockholder,” as defined in Section 203. Generally speaking, an interested stockholder is a person, group or entity that has acquired ownership of 15% or more of the common stock of a Delaware corporation. However, because of certain applicable exemptions under Section 203, the restrictions on business combinations that would otherwise apply thereunder do not apply to the merger.

Merger Related Litigation.    Following the public disclosure of Mr. Murdock’s initial proposal, 13 purported class action lawsuits challenging the proposed acquisition of Dole by Mr. Murdock were filed in the Superior Court of California, County of Los Angeles and in the Court of Chancery of the State of Delaware.

The following lawsuits were filed in Los Angeles Superior Court: Salvatore Toronto v. David H. Murdock, et al., Case No. BC511818; Maureen Collier v. Dole Food Company, Inc., et al., Case No. BC512380; Maxine Phillips v. Dole Food Company, Inc., et al., Case No. BC512381; Plymouth County Retirement Association v. Dole Food Company, Inc. et al., Case No. BC512893; and Sapphire Bay Capital, LLC v. Dole Food Company, Inc. et al., Case No. BC513565. On July 26, 2013, the court entered an order consolidating the California cases under the caption In re Dole Food Company, Inc. Shareholder Litigation, Lead Case No. BC511818. On August 2, 2013, plaintiff Maureen Collier and plaintiff Maxine Phillips requested that their cases (BC512380 and BC512381) be dismissed without prejudice. On August 30, 2013, the court granted the defendants’ motion to stay all proceedings in the California cases pending the resolution of the In re Dole Food Co., Inc., Stockholder Litigation pending in Delaware described below.

The following lawsuits were filed in the Delaware Court of Chancery: Setrakian Family Trust v. Dole Food Company, Inc. et al., Case No. 8644-VCL; Kaye v. Dole Food Company, Inc. et al., Case No. 8687-VCL; Wietschner Family Trust v. Dole Food Company, Inc., et al., Case No. 8701-VCL; City of Providence, Central Laborers Pension Fund, and Massachusetts Laborers Annuity Fund v. David H. Murdock, et al., Case No. 8703-VCL; and Donovan v. David H. Murdock, Case No. 8686-VCL. On July 15, 2013, the court entered an order consolidating the Delaware cases under the caption In re Dole Food Co., Inc., Stockholder Litigation, Consolidated Case No. 8703-VCL. On July 17, 2013, the court entered an order consolidating a subsequently filed lawsuit, New England Teamsters and Trucking Industry Pension Fund v. David H. Murdock, et al., Case No. 8724-VCL, into the consolidated action. On August 14, 2013 and August 16, 2013, two additional lawsuits were filed: State-Boston Retirement System v. David H. Murdock, et al., Case No. 8810 and Oklahoma Police Pension & Retirement System v. David H. Murdock, et al., Case No. 8814. On August 20, 2013, the court entered an order consolidating the State-Boston Retirement System case with the other Delaware cases. On August 23, 2013, the court entered an order consolidating the Oklahoma Police Pension & Retirement System case with the other Delaware cases.

On August 26, 2013, the court in Delaware appointed the City of Providence, Central Laborers’ Pension Fund, the Massachusetts Laborers’ Annuity Fund, New England Teamsters & Trucking Industry Pension Fund, and the Oklahoma Police Pension & Retirement System as Lead Plaintiffs in the consolidated Delaware cases. The Lead Plaintiffs filed a consolidated complaint (“Complaint”) on August 26, 2013. The Complaint names as defendants the members of Dole’s Board, DFC Holdings, DFC Merger Corp., Deutsche Bank Securities, Deutsche Bank AG New York Branch, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the Bank of Nova Scotia. The Complaint does not name Dole as a defendant.

The Complaint asserts claims for breach of fiduciary duty against Mr. Murdock and the other members of the Board. The Complaint also asserts a claim for breach of the duty of candor against the members of the Board and claims for aiding and abetting breach of fiduciary duty against DFC Holdings, DFC Merger Corp., Deutsche Bank Securities, Deutsche Bank AG New York Branch, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the Bank of Nova Scotia. The Complaint seeks class certification, declaratory relief, to enjoin the stockholder vote on, or consummation of, the proposed merger, to enjoin the lenders to the credit agreement Dole entered into at the close of the ITOCHU sale transaction from exercising the provisions of the credit agreement that permit them to declare an event of default if anyone other than Mr. Murdock acquires more than 50% of the Company or a majority of the Board is replaced against its will, reformation and recission of the merger agreement, rescission of the transaction if it is consummated, damages, costs, attorneys’ and experts’ fees, and any other relief the court may deem proper. On August 29, 2013, the Delaware court denied plaintiffs’

motion to expedite, and found that there was no threat of irreparable harm sufficient to justify expedited proceedings and an injunction hearing.

Dole and its directors believe the allegations in all of the lawsuits are without merit and intend to vigorously defend the lawsuits.

United States Antitrust Approval.    The merger is subject to the HSR Act, which provides that acquisition transactions meeting the filing threshold may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been terminated or expired. On August 22, 2013, the Purchaser Parties and Dole filed Notification and Report Forms with respect to the merger under the HSR Act. Early termination of the waiting period under the HSR Act was granted on September 3, 2013.

The Federal Trade Commission and the Department of Justice frequently scrutinize the legality of transactions such as the merger under various antitrust laws (including the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and various other federal statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of creating monopolies or restraining trade). At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under these laws as they deem necessary or desirable in the public interest, including seeking to enjoin the merger, seeking divestiture of the shares acquired by Parent or seeking divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, also may bring legal action under these antitrust laws in certain circumstances. The parties believe that the merger does not violate these antitrust laws, based upon information available to them. Nevertheless, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Foreign Antitrust Approvals.    Pursuant to the terms of the merger agreement, the merger is also conditioned on the termination or expiration of the applicable waiting periods under any applicable non-U.S. antitrust or competition-related laws, and the receipt of any approval, consent, ratification, permission, waiver or authorization required under such non-U.S. antitrust or competition-related laws. The merger is subject to approval under the antitrust laws of Austria, Russia and Ukraine.

Austria.    Under the provisions of the Austrian Cartel Act 2005 (“ACA”), the merger may only be completed if it is approved by the Federal Competition Authority (“FCA”) and the federal cartel prosecutor (“FCP”), either by written waiver of the right to request in-depth review or by expiration of a four-week waiting period that begins upon submission of a complete application for approval of the merger. The Purchaser Parties and Dole submitted their application for approval of the merger with the FCA and FCP on September 11, 2013.

Russia.    Under the provisions of the Law on Protection of Competition, the merger may only be completed if it is approved by the Federal Antimonopoly Service (“FAS”), either by written approval or by expiration of a 30-day waiting period that begins upon submission of a complete application for approval of the merger. The Purchaser Parties and Dole submitted their application for approval of the merger with the FAS on September 17, 2013.

Ukraine.    Under the provisions of the Protection of Economic Competition Act of 11 January 2001, the merger may only be completed if it is approved by the Anti-Monopoly Committee of Ukraine (the “AMC”), either by written approval or by expiration of a 45-day waiting period (unless prolonged by the AMC) that begins upon registration by the AMC of a complete application for approval of the merger submitted by the parties. The Purchaser Parties and Dole submitted their application for approval of the merger with the AMC on September 10, 2013, which was registered by the AMC on September 11, 2013.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking” statements within the meaning of the federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the merger, (ii) Dole’s current views as to future events and financial performance with respect to Dole’s operations, and (iii) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of Dole’s management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	risks arising from the merger’s diversion of management’s attention from Dole’s ongoing business operations;

•	potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the merger;

•	litigation or adverse judgments relating to the merger;

•

risks relating to the completion of the merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other conditions to the completion of the merger will not be satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the merger;

•	the possibility that competing offers for Dole’s businesses will be made;

•	the amount of the costs, fees, expenses and charges related to the merger agreement and the related transactions;

•	the failure to obtain the necessary financing for the merger as set forth in the debt and equity commitment letters;

•	risks that Dole’s stock price may decline significantly if the merger is not completed; and

•	any changes in general economic and/or industry-specific conditions.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the merger agreement. The summary is qualified in its entirety by reference to the complete text of the merger agreement, as amended on August 19, 2013, and as further amended on September 19, 2013, a copy of which is attached as Appendix A hereto and is incorporated herein by this reference.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Purchaser will merge with and into Dole and Dole will survive the merger as a wholly owned subsidiary of Parent.

Closing and Effectiveness of the Merger

The closing of the merger will take place on the second business day after the date on which the conditions to its completion have been satisfied or waived; provided that, without the written consent of Parent, the closing of the merger will not occur prior to the earlier of (i) a date during the marketing period (as defined below) specified by Parent with two business days’ notice to Dole and (ii) the second business day following the final day of the marketing period.

The parties will file a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at such time as the certificate of merger is accepted for filing by the Secretary of State or at such later time as may be agreed by Dole and the Purchaser Parties and specified in the certificate of merger.

Representations and Warranties

In the merger agreement, Dole has made customary representations and warranties with respect to, among other things:

•	corporate existence and power;

•	corporate and governmental authorizations;

•	non-contravention of certain laws, agreements and Dole’s charter documents;

•	the capital stock and options of Dole or other rights to acquire securities of Dole;

•	the subsidiaries of Dole;

•	Dole’s SEC filings and financial statements;

•	the accuracy of information supplied to the SEC in connection with the merger;

•

the conduct of Dole’s business in the ordinary course since end of its last fiscal year, and the absence of any changes, events or developments that would have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

•	litigation matters;

•	compliance with tax and other laws;

•	Dole’s material contracts;

•	Dole’s intellectual property rights;

•	the vote required to adopt the merger agreement;

•	brokers and finders; and

•	the applicability of Delaware anti-takeover law.

Each of the Purchaser Parties has made customary representations and warranties with respect to, among other things:

•	existence and power;

•	corporate or limited liability company and governmental authorizations;

•	non-contravention of certain laws, agreements or Purchaser’s or Parent’s charter documents;

•	the accuracy of information supplied to the SEC in connection with the merger;

•	Purchaser’s operations;

•	the vote of Parent’s or Purchaser’s securities required to approve the merger;

•	financing commitments and arrangements to fund the merger; and

•	solvency, including solvency after giving effect to the transactions contemplated by the merger agreement.

A “Company Material Adverse Effect” means any adverse development, change, effect, event, occurrence, circumstance or state of facts (a) that has a material adverse effect on the financial condition, business, assets, properties, operations or results of operations of Dole and its subsidiaries, taken as a whole, or (b) which would prevent or materially impair the ability of Dole to consummate the merger, which has occurred or would reasonably be expected to occur as a result of such development, change, effect, event, occurrence, circumstance or state of facts, excluding, in each case (i) any development, change, effect, event, occurrence, circumstance or state of facts resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including, without limitation, common law, tariffs, export and import laws, rules and regulations or the interpretations thereof and as a result of weather conditions) generally applicable to the fresh produce industry that are not unique to Dole and its subsidiaries, (iii) changes resulting from the announcement of the transactions described in the merger agreement or the identity of Parent or Purchaser or from the performance of the merger agreement and compliance with the covenants set forth therein, (iv) any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger, (v) any decline in the market price, or change in trading volume, of any capital stock of Dole or (vi) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures (provided that the underlying cause of any decline, change or failure referred to in clause (v) or (vi) (if not otherwise falling within clauses (i) through (vi) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”), except in the case of clauses (i) and (ii), to the extent that Dole and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Dole and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there is a “Company Material Adverse Effect”). Notwithstanding the foregoing, a “Company Material Adverse Effect” will be deemed to have occurred if, following the date of the merger agreement, Dole and its subsidiaries incur judgments or costs in connection with any legal proceedings (which judgments or costs are not covered by insurance or other third-party indemnity and which are likely, in the opinion of Dole’s general counsel, to be sustained on appeal or otherwise enforced against Dole or a subsidiary of Dole) in an amount which results in an event of default under and an acceleration of Dole’s current principal credit facility.

Conditions to the Merger

The respective obligations of the Purchaser Parties, on the one hand, and Dole, on the other hand, to effect the merger are subject to the satisfaction or valid waiver (except in the case of the approval by Disinterested Stockholders (other than Dole’s directors and executive officers)) of each of the following conditions:

•

the affirmative vote of the holders of at least a majority of the issued and outstanding Dole common stock at a meeting held in accordance with applicable law and the certificate of incorporation and bylaws of Dole and the non-waivable condition that the merger agreement has been adopted by the affirmative vote of holders of at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers);

•	there is no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting the merger; and

•

any applicable waiting period under the HSR Act (and any extension thereof) and under non-U.S. antitrust or competition-related laws has been terminated or expired, and any approval or authorization required under any such non-U.S. antitrust or competition-related laws in connection with the merger has been obtained and be in full force and effect.

The obligation of the Purchaser Parties to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•

the representations and warranties of Dole (without regard to any reference to materiality qualifiers) will be true and correct as of the closing date of the merger (except to the extent expressly made as of a specified date, in which case as of such date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect;

•

Dole has performed in all material respects the obligations required to be performed by it at or prior to the merger, except for such failures to perform as would not have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the ability of Dole to consummate the merger; and

•	there will not have occurred or taken place a Company Material Adverse Effect.

The obligation of Dole to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•

the representations and warranties of the Purchaser Parties (without regard to any reference to materiality qualifiers) will be true and correct as of the closing date of the merger (except to the extent expressly made as of a specified date, in which case as of such date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially impair the ability of the Purchaser Parties to consummate the merger and other transactions contemplated by the merger agreement; and

•

the Purchaser Parties have performed in all material respects the obligations required to be performed by such parties prior to the merger, except for such failures to perform as would not, individually or in the aggregate, prevent or materially impair or materially adversely affect the ability of the Purchaser Parties to consummate the merger and other transactions contemplated by the merger agreement.

Treatment of Stock Options, RSUs, Restricted Stock, Performance Shares and LTIP

Stock Options

Each stock option granted under any Dole compensation plan or arrangement (other than those held by Mr. Murdock) outstanding at the Effective Time, whether vested or unvested, will automatically be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50, minus the applicable exercise price per share of the option; and (ii) the number of shares of Dole common stock issuable upon exercise of the option, which amount will be paid within 15 days after the Effective Time.

RSUs and Restricted Stock

Each RSU (including both time-based RSUs and performance shares, which are performance-based RSUs) or restricted stock award granted under any Dole compensation plan or arrangement outstanding at the Effective Time will automatically be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $13.50; and (ii) the number of shares of Dole common stock subject to such award, which amount will be paid within 15 days after the vesting date of the applicable award, subject to the continued employment of the holder thereof with Dole or any of its subsidiaries through the vesting date and the achievement of the applicable performance metric, if any (which metric will be adjusted in connection with the merger).

LTIP

Dole cash-based awards under the cash LTIP outstanding at the Effective Time will continue to be in effect after the Effective Time according to their terms and the terms of the cash LTIP (with the performance metric adjusted in connection with the merger).

Interim Operations

Pursuant to the merger agreement, except as provided in the merger agreement or with prior consent of Parent, during the period from the date of the merger agreement to the Effective Time, Dole has agreed that it will, conduct its business in all material respects in the ordinary course. During such period, Dole has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without the prior consent of Parent, not to be unreasonably withheld:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Dole subsidiary to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past practice;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of capital stock of Dole or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•

authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except for shares issued upon the exercise or settlement of options, time-based and performance-based RSUs and restricted stock awards;

•	with respect to Dole only, amend its organizational documents;

•

acquire or agree to acquire any business or business organization which would be material to Dole and its subsidiaries, taken as a whole, with limited exceptions (where any one or more acquisitions for total consideration not exceeding $250 million in the aggregate is not material);

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person in an amount in excess of $5 million, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Dole or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case except for borrowings or indebtedness permitted under current credit facilities, for loans (including, without limitation, grower loans or advances) and other obligations incurred in the ordinary course of business consistent with past practice, and for leases of containers having an aggregate value of not more than $30 million;

•

make any loans, advances or capital contributions to, or investments in, any other person in an amount exceeding $30 million, except for loans (including, without limitation, grower loans or advances) and other such advances, capital contributions and investments made in the ordinary course of business consistent with past practice;

•	adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a competing proposal; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Employee Benefits

Parent and Purchaser have agreed to maintain employee benefit plans and arrangements at levels substantially comparable to those in effect prior to the merger for a period of 12 months following the merger.

Consents and Filings

Each of the parties to the merger agreement will use its reasonable best efforts to take, or to cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable, including:

•

obtaining from government entities and other persons all consents, clearances, approvals, authorizations, qualifications and orders and giving all notices necessary for consummation of the transactions contemplated by the merger agreement; and

•	making all necessary filings and submissions, including the necessary filings under the HSR Act.

The parties will also:

•

use their reasonable best efforts to take or cause to be taken all actions necessary, proper and advisable to cause the expiration or termination of the waiting period applicable to the merger under the HSR Act as promptly as reasonably possible;

•

promptly notify the other parties of any communication concerning the merger agreement and any transactions contemplated thereby from any governmental entity and keep the other parties reasonably informed of the status of such matters, including furnishing them with any written notice received from, or given to, the Federal Trade Commission or the Department of Justice;

•

permit the other parties to review any proposed communication to be submitted to the Federal Trade Commission or the Department of Justice and give the other parties’ comments reasonable consideration, consult with each other party in advance of any telephonic meeting or conference with the Federal Trade Commission or the Department of Justice, and, to the extent permitted by such entities, agree not to participate in any meetings or substantive discussions with such entities unless the party consults with the other parties in advance and invites their representatives to attend such meetings or discussions.

Other Proposals

During the period beginning on the date of the execution of the merger agreement and continuing until the No-Shop Period Start Date (September 10, 2013), Dole, its subsidiaries, and their respective officers, directors, employees, representatives, agents and affiliates were permitted to directly or indirectly:

•

initiate, solicit and encourage or facilitate a “competing proposal” (as defined below) or any inquiries or the making of any proposal or other efforts or attempts that may reasonably be expected to lead to a competing proposal, including by providing information (including non-public information and data) and affording access to the business, properties, assets, books, records and personnel of Dole and its subsidiaries (provided that Dole will make available to Parent any such non-public information concerning Dole and its subsidiaries that was not previously made available to Parent); or

•

engage in, enter into or have discussions or negotiations with any party with respect to any competing proposal or any inquiry, proposal or other efforts or attempts that may reasonably be expected to lead to a competing proposal, and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, efforts, attempts, discussions or negotiations.

Dole did not receive any competing proposals from third parties during this 30 calendar-day go-shop period.

Except for an “excluded party” (as defined below), from and after the No-Shop Period Start Date and until the Effective Time, neither Dole, its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates may directly or indirectly initiate, solicit or knowingly encourage or facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing proposal, or enter into or maintain or continue discussions or negotiations with any party in furtherance of such inquiries or to obtain a competing proposal or agree to or endorse any competing proposal or authorize or permit any representatives to take any such action.

Notwithstanding the foregoing, the Board (acting through the Special Committee) may take the following actions, prior to the special meeting:

•

furnish information to or enter into discussions or negotiations with any third party that has made, and not withdrawn, an unsolicited, bona fide competing proposal which the Board (acting through the Special Committee), after consulting its legal and financial advisors, determines in good faith constitutes or would reasonably be expected to result in a “superior proposal” (as defined below), if:

•

the Board (acting through the Special Committee), after consultation with its outside legal advisor, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders;

•	prior to providing the information or beginning discussions or negotiations, Dole provides notice to Purchaser; and

•	Dole receives from such third party an executed confidentiality agreement;

•

withdraw or modify the Dole Board recommendation (as defined below) if there exists a superior proposal or an intervening event (which is a material development, change, effect, event, occurrence or state of facts that occurs or arises after the execution of the merger agreement, other than a superior proposal, which was not known to the Special Committee prior to the execution of the merger agreement), and the Board (acting through the Special Committee), after consultation with its outside legal advisor, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders; and

•

make a recommendation to the stockholders with respect to a competing proposal or intervening event and any related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act 1934 or take any other legally required action with respect to a competing proposal or intervening event if the Board (acting through the Special Committee), after consulting its outside legal advisor, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to Dole’s stockholders.

Except as it relates to an excluded party or for the permitted actions described above, after the No-Shop Period Start Date, Dole has agreed to terminate and cause its subsidiaries and use reasonable best efforts to cause its advisors and other representatives to terminate, any then-existing solicitation, discussions or negotiations with any third party with respect to a competing proposal.

An “excluded party” means any person, group of persons or group that includes any person (so long as such person, together with all other members of such group who were members of such group or another group that included such person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date) from whom Dole or any of its representatives has received, after the execution of the merger agreement and prior to the No-Shop Period Start Date, a competing proposal that the Board (acting through the Special Committee), after consultation with its financial and legal advisors, determines in good faith, within five business days after the No-Shop Period Start Date, constitutes or could reasonably be expected to lead to a superior proposal.

A “competing proposal” means any of the following (other than the transactions contemplated by the merger agreement) involving Dole or any of its subsidiaries:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Dole and its subsidiaries, taken as a whole, in a single transaction or series of related transactions not in the ordinary course of business;

•

any tender offer or exchange offer for, or the acquisition of (or right to acquire) “beneficial ownership” by any person, “group” or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of Dole or the related filing of a registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); or

•

any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or a recapitalization, liquidation, dissolution or similar transaction involving Dole or any of its subsidiaries.

A “superior proposal” means a bona fide written competing proposal (except that the references to 20% in the definition thereof will be deemed 50%) that the Board (acting through the Special Committee), after consultation with its financial and legal advisors, determines in good faith is more favorable from a financial point of view to the Disinterested Stockholders than the merger, taking into account various factors, including financial considerations, the identity of the person making such competing proposal, and the anticipated timing, conditions, and prospects of completion of such competing proposal.

The “Dole Board recommendation” means a recommendation where the Board, at a meeting held on August 11, 2013, with Mr. Murdock abstaining, and upon the unanimous recommendation of the Special Committee, adopted resolutions:

•	determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of Dole and the Disinterested Stockholders;

•	approving and declaring advisable the merger agreement and the transactions contemplated thereby; and

•	determining to recommend that the stockholders of Dole vote to adopt the merger agreement.

Prior to withdrawing or modifying the Dole Board recommendation, approving or recommending a competing proposal, or entering into an agreement with respect to a competing proposal, Dole must provide Purchaser with written notice advising Purchaser about the competing proposal (specifying the material terms and conditions and identifying the person making the competing proposal) or intervening event. The Board may not withdraw or modify the Dole Board recommendation or approve or recommend a competing proposal, and neither Dole nor any of its subsidiaries may enter into an agreement with respect to a competing proposal, until 72 hours after the first notice of a competing proposal or intervening event was given to Purchaser. During such notice period, if requested by Purchaser, Dole must engage in good faith negotiations with Purchaser to amend the merger agreement in such a manner that the competing proposal previously constituting a superior proposal is no longer a superior proposal, and, in the case of an intervening event, so there is no longer a basis for the withdrawal or modification of the Dole Board recommendation. Any material changes to the financial terms of the competing proposal occurring prior to the Board withdrawing or modifying the Dole Board recommendation, or approving or recommending a competing proposal, and prior to Dole entering into an agreement with respect to a competing proposal, requires Dole to provide Purchaser with a new notice period of 48 hours.

Director and Officer Indemnification and Insurance

The merger agreement provides that, at all times after the merger, Dole will indemnify all present and former directors or officers of Dole and its subsidiaries against any costs, losses or expenses (including reasonable attorneys’ fees) incurred in connection with any civil or criminal claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the merger, to the fullest extent permitted by law, to the extent not paid for by insurance. Dole also has agreed to reimburse such indemnified parties from time to time for reasonable costs and for expenses reasonably incurred by the indemnified parties, if the indemnified party agrees to return such amounts to Parent if a court of competent jurisdiction determines that applicable law prohibits such indemnification.

The merger agreement also provides that Dole will maintain its current directors’ and officers’ insurance and fiduciary liability insurance coverage for at least six years after the merger; provided that the surviving corporation will not be required to maintain more coverage than can be obtained for 300% of the annual premium paid for such insurance in effect on the date of the merger agreement. In addition, Dole has agreed to maintain in effect for a period of six years after the Effective Time provisions in its certificate of incorporation and bylaws relating to exculpation of directors and director and officer indemnification and expense reimbursement that are substantially identical to those in effect on the date of the merger agreement.

Voting

Until the Effective Time, Mr. Murdock agrees to vote, or cause to be voted, at any stockholder meeting, all of the shares of Dole common stock then owned beneficially or of record by him or his affiliates in favor of the adoption of the merger agreement and any action required in furtherance thereof.

Financing

Debt and Equity Commitments

The merger agreement requires that Mr. Murdock use, and cause Parent and Purchaser to use, his or their respective best efforts to obtain the financing contemplated by the commitment letters on the terms and conditions described therein (see “Special Factors — Merger Financing”), and to use reasonable best efforts to enforce their respective rights under the commitment letters and the definitive agreements with respect to the debt and equity financing, including seeking specific performance of the parties’ obligations thereunder. Upon request, Parent will keep Dole reasonably informed of the status of such efforts and provide Dole with copies of the material definitive documents of such financing.

Mr. Murdock must not, and must cause Parent and Purchaser not to, without prior written consent of Dole, terminate, replace, or permit any amendment, modification, or waiver of any provision or remedy under the equity commitment letter or do the same under the debt commitment letter if such action would:

•

add any new condition to the debt commitment letter or modify any existing condition in a manner materially adverse to the Purchaser Parties or that would reasonably be expected to materially affect their ability to complete the merger or affect the likelihood of their doing so;

•

reduce the aggregate amount of the financing contemplated by the debt commitment letter to an amount less than that which, when taken together with the funding contemplated by the equity commitment letter and the unrestricted cash of Dole and its subsidiaries, would be at least equal to the cash amount required to effect the closing of the merger;

•	adversely affect the ability of the Purchaser Parties to enforce their rights against the other parties to the debt commitment letter as so amended, modified, waived or replaced; or

•	reasonably be expected to prevent or materially impair the consummation of the merger or other transactions contemplated by the merger agreement.

However, if any of the debt financing funds are not made available to Purchaser to allow the merger to proceed in a timely manner, the Purchaser Parties have agreed to:

•

promptly notify Dole and use their respective commercially reasonable efforts to obtain, as promptly as possible and in any event by no later than February 11, 2014, the necessary alternative funding on terms and conditions no less favorable to the Purchaser Parties than those provided in the debt commitment letter; and

•	continue to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the merger.

The Purchaser Parties have agreed to promptly notify the Special Committee of any development which becomes known to the Purchaser Parties or their affiliates which makes it unlikely that the financing will be obtained on the terms set forth in the commitment letters. Parent will give Dole prompt notice of the following:

•	any actual or alleged breach or default by a party to a commitment letter or a related definitive document;

•

receipt of any written notice or communication from a financing source with respect to any actual or alleged breach, default or termination by any party to any commitment letter or related definitive agreement or with respect to any material dispute or disagreement between or among the parties to any commitment letter related to the amount or obligation to fund such financing; and

•

if Parent and Purchaser determine in good faith that they will not be able to satisfy any conditions to or otherwise be able to obtain any portion of the financing contemplated by the commitment letters on the terms or in the manner or from the sources contemplated by such letters.

In addition, on the terms and subject to the conditions contemplated by the equity commitment letter, Mr. Murdock has agreed to provide, or cause one of his permitted assignees thereunder to provide, the equity financing needed to provide a portion of the funds for the merger. The Purchaser Parties have also agreed not to knowingly attempt to induce or encourage the Lenders not to provide the funding under the commitment letters.

Pursuant to the merger agreement and the respective terms of the commitment letters, the aggregate proceeds of the debt and equity financings, when taken together with the unrestricted cash of Dole and its subsidiaries, are to be used to pay the aggregate Merger Consideration and cash amounts due to the holders of outstanding Dole stock options, to refinance certain existing indebtedness of Dole and its subsidiaries and to pay the anticipated fees and expenses related to the merger and the other transactions contemplated by the merger agreement.

Cooperation

Dole has agreed to provide, and to cause its subsidiaries to provide, and to use its commercially reasonable efforts to cause its advisors to provide, reasonable cooperation in connection with the debt financing, including, among other things (provided that Dole will not be required to pay any commitment or similar fee or incur any other cost or expense that is not reimbursed by the Purchaser Parties in connection with the debt or equity financings):

•

participating in meetings, due diligence sessions, road shows and sessions with rating agencies, and providing reasonable cooperation with the marketing efforts of the Purchaser Parties for all or any portion of the debt financing;

•	preparing offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank syndication materials, road show presentations and similar documents;

•

executing and delivering any customary credit agreements and other loan documentation, indentures, purchase or underwriting agreements, pledge and security agreements, and customary closing certificates;

•	using commercially reasonable efforts to obtain accountants’ comfort letters;

•	cooperating with the efforts of the Purchaser Parties to obtain legal opinions and title insurance;

•

requesting customary payoff letters, lien searches, lien terminations, collateral releases, mortgage terminations and other instruments of discharge to be delivered at closing to allow for the termination in full of all existing indebtedness of Dole and its subsidiaries; and

•

furnishing Purchaser and its financing sources promptly with information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, applicable OFAC regulations, the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940.

Marketing Period

Under the merger agreement, Dole has agreed to allow Parent and its financing sources a period of 15 consecutive business days to market the debt financing (the “marketing period”). The marketing period is a period during and at the end of which (i) Parent has received Dole’s financial and other information required in connection with the debt financing and such information is not materially misleading, is compliant with all applicable requirements of Regulation S-K and Regulation S-X, contains confirmation of auditors’ readiness to issue a comfort statement during or on the next business day after the marketing period and contains information reasonably sufficient to permit such comfort letters and (ii) the conditions to the obligations of the Purchaser Parties to complete the merger, to the extent relating to the accuracy of Dole’s representations and warranties and its compliance with pre-closing covenants, have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger) and nothing has occurred and no condition exists that would cause any of such conditions of the merger to fail to be satisfied assuming the closing were to be scheduled for any time during such 15 consecutive business day period.

Such 15 consecutive business day period will (a) begin after September 2, 2013 and (b) either end on or prior to December 20, 2013 or begin after January 6, 2014; provided that November 29, 2013 will be excluded as a business day for such purposes. The marketing period will be deemed not to have commenced if, prior to its completion, (1) Deloitte & Touche has withdrawn its audit opinion with respect to any financial statements contained in Dole’s most recently filed Annual Report on Form 10-K, in which case the 15 consecutive business day period will not commence until a new unqualified audit opinion is issued for the applicable periods by Deloitte & Touche or another independent public accounting firm, or (2) Dole issues a public statement indicating its intent to restate any historical financial statements or that any such restatement is under consideration or may be a possibility, in which case the 15 consecutive business day period will not commence until such restatement has been completed or Dole has announced that it has concluded that no restatement will be required in accordance with GAAP.

The obligations of Parent and Purchaser to complete the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions of the merger agreement are not conditioned upon the availability or consummation of the debt financing or receipt of the proceeds therefrom. No personal liability will be imposed on Dole’s officers, advisors or representatives involved in assisting Parent and its financing sources pursuant to the foregoing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholders have adopted the merger agreement:

•	by mutual written consent of Purchaser and Dole (with the prior approval of the Special Committee);

•	by either Purchaser or Dole (with the prior approval of the Special Committee), if:

•

any court of competent jurisdiction or any state or federal governing body has issued a final and non-appealable order, decree or ruling or taken any other action restraining or otherwise prohibiting the merger;

•

the merger has not occurred by February 11, 2014, unless the delay is the result of the material breach of or failure to perform in any material respect any agreement in the merger agreement by the party seeking termination; or

•

the merger agreement is not adopted by the holders of at least a majority of the outstanding shares of Dole common stock or the holders of at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers); or

•	by Dole (with the prior approval of the Special Committee):

•

substantially concurrently with its approval of a competing proposal; provided that Dole has complied with all provisions described under “Other Proposals” above and pays certain expenses of the Purchaser Parties, as described under “Expenses,” below; or

•

if the Purchaser Parties materially breach or fail to perform any covenant or other agreement contained in the merger agreement in any material respect or materially breach any representation or warranty, in each case such that the related conditions to Dole’s obligation to effect the merger would not be satisfied, which breach or failure cannot be or has not been cured within the earlier of 15 calendar days after written notice to the Purchaser Parties or February 11, 2014; or

•	by Purchaser:

•

if Dole approves a definitive agreement with respect to a competing proposal or the Board withdraws or adversely modifies its approval or recommendation of the merger following the public announcement of a competing proposal or as a result of an intervening event; or

•

if Dole materially breaches or fails to perform any covenant or other agreement contained in the merger agreement in any material respect or materially breaches any representation or warranty, in each case such that the related conditions to the Purchaser Parties’ obligation to effect the merger would not be satisfied, which breach or failure cannot be or has not been cured within the earlier of 15 calendar days after written notice to Dole or February 11, 2014.

Expenses

If (i) any person (other than the Purchaser Parties or any of their affiliates) makes, proposes, communicates or discloses a competing proposal in a manner which is or otherwise becomes public and the merger agreement is terminated by Dole in connection with approving such proposal or (ii) if the merger agreement is terminated by Purchaser because Dole enters into a definitive agreement with respect to a competing proposal or the Board withdraws or modifies the Dole Board recommendation following the public announcement of a competing proposal or as a result of an intervening event, then Dole must pay the Purchaser Parties’ reasonable documented out-of-pocket costs, fees and expenses, incurred in connection with the merger, the merger agreement or the merger financing, up to a maximum of $15 million.

Purchaser Termination Fee

Purchaser will pay Dole a fee of $50 million in the event that (i) Dole validly terminates the merger agreement because of a material breach by the Purchaser Parties (at any time at which the Purchaser Parties would not be entitled to terminate the merger agreement because of a material breach by Dole) or (ii) Dole or the Purchaser validly terminates the merger agreement because the merger has not occurred by February 11, 2014 and, at the time, all the conditions to the Purchaser Parties’ obligations to effect the closing have been satisfied and Dole confirms to Purchaser in writing that it is willing and able to complete the merger, and that either all of the conditions to its obligation to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions to its obligation to effect the merger. Dole is entitled to collect the termination fee only once and is under no circumstances entitled to receive both a grant of specific performance and any money damages, including all or any portion of the termination fee.

Amendments; Waiver

Subject to applicable law, the merger agreement may be amended or modified or any term thereof waived by action taken by Parent, Purchaser and Dole, provided that the affirmative vote of the Special Committee is required to approve any amendment, modification or waiver of any provisions of the merger agreement by or on behalf of Dole.

Governing Law and Venue

The merger agreement will be governed by Delaware law. Each party has irrevocably submitted to the exclusive personal jurisdiction of the Delaware Court of Chancery and, if such court lacks jurisdiction over the matter, the federal court in Delaware solely with respect to interpretation and enforcement of the merger agreement and related documents and the merger transaction. Notwithstanding the foregoing, each party has agreed not to bring any claim or suit against the debt financing sources except in any court of competent jurisdiction located in the Borough of Manhattan in the City of New York, New York.

Specific Performance

The merger agreement provides that the parties will be entitled to seek specific performance and injunctive and other equitable relief, to enforce the merger agreement against a non-performing party, in addition to any other rights the parties have against the non-performing party.

Notwithstanding the foregoing, Dole will be entitled to specific performance of Parent’s obligation to cause full funding of the equity commitment pursuant to the terms and conditions of the equity commitment letter and to effect the closing of the merger only if (i) all conditions to the obligation of the Purchaser Parties to close the merger have been satisfied (other than those conditions that are to be satisfied by actions taken at the closing), (ii) the debt financing (or alternative financing) has been funded or will be funded on the closing date upon delivery of a drawdown notice by Parent if the equity financing will be funded on such date, (iii) Parent and/or Purchaser fails to complete the closing by the date the closing is required to have occurred and (iv) Dole has confirmed in writing that if specific performance is granted and the equity and debt financings are funded, then the closing of the merger will occur.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of the stockholders of Dole will be held on                     , 2013, at              a.m. California time, at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve the Merger Proposal;

•	to approve the Merger-Related Compensation Proposal; and

•	to approve the Adjournment Proposal.

The votes on the Merger-Related Compensation Proposal and the Adjournment Proposal are separate and apart from the vote on the Merger Proposal. Accordingly, a stockholder may vote in favor of the Merger Proposal and vote not to approve the Merger-Related Compensation Proposal and/or the Adjournment Proposal (and vice versa).

A copy of the merger agreement, as amended on August 19, 2013, and as further amended on September 19, 2013, is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to Dole’s stockholders on or about                     , 2013.

Recommendations of the Board and the Special Committee

The Board, with Mr. Murdock abstaining, and the Special Committee each determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and the Disinterested Stockholders. The Special Committee unanimously determined it to be advisable for Dole to enter into the merger agreement. The Board, with Mr. Murdock abstaining, has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board, with Mr. Murdock abstaining, unanimously recommends that you vote “FOR” the Merger Proposal. See “Special Factors — Background of the Merger and Special Committee Proceedings” and “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger.”

The Board, with Mr. Murdock abstaining, also unanimously recommends that you vote “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Voting Rights; Quorum

Stockholders of record at the close of business on September 27, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately         holders of record of Dole common stock and              shares of Dole common stock outstanding. Each share of Dole common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Dole.

No matter may be considered at the special meeting unless a quorum is present. Stockholders who hold a majority of the shares of Dole common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting. Shares of Dole common stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee does not vote on a particular matter because such broker, bank, or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees will not have discretionary voting power with respect to the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Voting and Revocation of Proxies

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal, and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the special meeting for a vote.

If your shares are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank, or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

You may revoke a proxy:

•	by delivering to Dole’s corporate secretary (at One Dole Drive, Westlake Village, California 91362) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by attending the special meeting and voting in person; or

•

if your shares are held in “street name” by a broker, bank or other nominee and you have instructed such broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee in order to change those voting instructions.

Attending the special meeting in person will not revoke a proxy. You must take one of the actions specified above prior to the vote at the special meeting to validly revoke a proxy.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Dole common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, “AGAINST” the Merger-Related Compensation Proposal and “AGAINST” the Adjournment Proposal.

Broker non-votes occur when shares held in “street name” by brokers, banks and other nominees are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Dole common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. If you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Failure to Vote

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the Merger Proposal. Failure to return your proxy card will not affect the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Other Matters at the Special Meeting

As of the date of this proxy statement, Dole does not know of any matters that will be presented for consideration at the special meeting other than those matters described in this proxy statement. If any other matters properly come before the special meeting, the proxies solicited hereby will be voted on such matters in accordance with the discretion of the proxy holders named therein.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Dole does not anticipate that it will adjourn or postpone the special meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or it is advised by counsel that such adjournment or postponement is necessary under applicable law. Any signed proxies received by Dole in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. In addition to the foregoing, Dole’s bylaws authorize the Chairman to adjourn the special meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Dole’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Appraisal Rights

Under the DGCL, stockholders of Dole who do not submit a proxy or vote “for” the adoption of the merger agreement and who comply with the procedural requirements of Section 262 of the DGCL may demand payment in cash of the fair value of their shares of Dole common stock in lieu of the Merger Consideration. This means that, if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Dole common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation instead of receiving the Merger Consideration. The amount you would receive in an appraisal proceeding may be more than, the same as or less than the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for appraisal to Dole before the vote is taken on the merger agreement, you must NOT vote in favor of the Merger Proposal and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Special Factors — Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Appendix  C to this proxy statement.

Proxy Solicitation

Dole has hired D.F. King to solicit proxies and to distribute proxy materials for the special meeting. D.F. King also has agreed to provide consulting and analytic services to Dole, and to provide solicitation services with regard to banks, brokers, institutional investors and individual stockholders. The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by Dole. Dole has agreed to pay D.F. King a fee of $                 plus reasonable out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws.

Proxies may be solicited by D.F. King or by directors, officers and employees of Dole, including Mr. Murdock, who may be assisted by employees of his private companies (none of Mr. Murdock, the employees or directors of Dole or Mr. Murdock’s private companies will receive any additional compensation for such services) in person, by mail, telephone or telegraph, via the Internet or by facsimile. Dole anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of Dole common stock and that such persons will be reimbursed by Dole for the expenses incurred in doing so.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 859-8511

APPROVAL OF THE MERGER PROPOSAL (PROPOSAL 1)

The Proposal

The stockholders of Dole are being asked to approve a proposal to adopt the merger agreement (referred to elsewhere in this proxy statement as the “Merger Proposal”). For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement, as amended on August 19, 2013, and as further amended on September 19, 2013, is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger,” the Board, with Mr. Murdock abstaining, and the Special Committee each determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dole and the Disinterested Stockholders. The Special Committee unanimously determined it to be advisable for Dole to enter into the merger agreement. The Board, with Mr. Murdock abstaining, has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board, with Mr. Murdock abstaining, unanimously recommends that you vote “FOR” the Merger Proposal.

Approval of the Merger Proposal requires the affirmative vote of at least a majority of the shares of Dole common stock outstanding and entitled to vote at the special meeting. In addition, the merger agreement requires, as a non-waivable condition to the consummation of the merger, that stockholders holding at least a majority of the outstanding shares of Dole common stock held by Disinterested Stockholders (other than Dole’s directors and executive officers) must vote “FOR” the Merger Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

The Board, with Mr. Murdock abstaining, unanimously recommends that the stockholders of Dole vote “FOR” the Merger Proposal.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION (PROPOSAL 2)

The Proposal

In accordance with Section 14A of the Exchange Act, Dole is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of Dole in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under “Special Factors — Potential Change of Control Payments to Named Executive Officers.” As required by Section 14A of the Exchange Act, Dole is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Dole’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under “Special Factors — Potential Change of Control Payments to Named Executive Officers,” is hereby APPROVED.”

Vote Required and Board Recommendation

Approval of the compensation that may be paid or become payable to Dole’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of at least a majority of the shares of Dole common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal, assuming a quorum is present.

The Board, with Mr. Murdock abstaining, unanimously recommends that the stockholders of Dole vote “FOR” the Merger-Related Compensation Proposal.

APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Proposal

The stockholders of Dole are being asked to approve a proposal that will give Dole the authority, if necessary or appropriate, to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal. If this Adjournment Proposal is approved, the special meeting could be adjourned by the Board. In addition, under Section 2.7 of the bylaws of Dole, the chairman of the meeting has the authority to adjourn a meeting, whether or not a quorum is present.

Dole does not anticipate that it will adjourn or postpone the special meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal, or it is advised by counsel that such adjournment or postponement is necessary under applicable law. Any signed proxies received by Dole in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Dole’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Dole common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal, assuming a quorum is present.

The Board, with Mr. Murdock abstaining, unanimously recommends that the stockholders of Dole vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT DOLE

Background

Dole is currently the world’s leading producer, marketer and distributor of fresh fruit and fresh vegetables and a leading company in the industry. Dole is one of the world’s largest producers of bananas and pineapples, an industry leader in other tropical fruits, deciduous fruit principally from Chile and South Africa, packaged salads, fresh-packed vegetables and fresh berries. Dole’s most significant products hold the number one or number two positions in their respective markets.

Dole provides wholesale, retail and institutional customers with high quality food products that bear the DOLE® trademarks. The DOLE brand was introduced in 1933 and is one of the most recognized brands for fresh and packaged produce in the United States, as evidenced by Dole’s 55% unaided consumer brand awareness, more than five times that of Dole’s nearest competitor, according to a major global research company (Millward Brown, 2012). Dole utilizes product quality, brand recognition, competitive pricing, food safety, nutrition education, customer service and consumer marketing programs to enhance Dole’s position within the food industry. Consumer and institutional recognition of the DOLE trademarks and related brands, and the association of these brands with high quality food products contribute significantly to Dole’s leading positions in the markets that Dole serves.

Dole has built a fully-integrated operating platform as a result of which Dole’s nearly 180 products are sourced, grown, processed, marketed and distributed in more than 90 countries. Dole’s products are produced both directly on Dole-owned or leased land and in Dole-owned factories and through associated producer and independent grower arrangements under which Dole provides varying degrees of farming, harvesting, packing, storing, shipping and marketing services. Dole uses an extensive refrigerated supply chain that features a dedicated refrigerated containerized fleet, as well as Dole’s network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

At December 29, 2012, Dole had approximately 34,800 full-time permanent employees and 40,000 full-time seasonal or temporary employees, worldwide. Following the consummation of the ITOCHU sale transaction described below, Dole had approximately 15,600 full-time permanent employees and 9,400 full-time seasonal or temporary employees, worldwide.

On April 1, 2013, Dole completed the ITOCHU sale transaction pursuant to that certain Acquisition Agreement by and between Dole and ITOCHU, dated September 17, 2012, for an aggregate purchase price of $1.685 billion in cash. The ITOCHU sale transaction, certain ancillary agreements and the transactions contemplated thereby are described in greater detail in Dole’s definitive proxy statement filed with the SEC on November 16, 2012. The acquisition agreement was filed with the SEC on September 21, 2012 as Exhibit 2.1 to Dole’s Current Report on Form 8-K.

Dole operates in part through its subsidiary companies. The address and telephone number of the principal executive offices of Dole are One Dole Drive, Westlake Village, California 91362, (818) 874-6600.

Other than as required by applicable law, in connection with the merger, Dole has made no provisions to grant unaffiliated security holders access to the corporate files of Dole or to obtain counsel or appraisal services at the expense of Dole.

During the past five years, neither Dole nor any of the Dole directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Dole nor any of the Dole directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers

Directors

The Board presently consists of seven members. The persons listed below are the members of the Board as of the date of this proxy statement. The business address and telephone number of each member of the Board is: One Dole Drive, Westlake Village, CA 91362, telephone number (818) 874-6600.

David H. Murdock, Chairman of the Board, Chief Executive Officer and Director. Mr. Murdock, 90, joined Dole as Chairman of the Board and Chief Executive Officer in July 1985, and continued as Dole’s Chief Executive Officer until June 2007. Mr. Murdock was re-appointed as Dole’s Chief Executive Officer in February 2013. Mr. Murdock was also Dole’s President from February 2004 to July 2004. He has been Chairman of the Board, Chief Executive Officer and Director of Castle & Cooke, Inc., a Hawaii corporation, since October 1995 (Mr. Murdock has beneficially owned all of the capital stock of Castle & Cooke, Inc. since September 2000). Since June 1982, he has been Chairman of the Board and Chief Executive Officer of Flexi-Van Leasing, Inc., a Delaware corporation wholly owned by Mr. Murdock. Mr. Murdock also is the owner/developer of numerous real estate developments and is the owner of Castle & Cooke Mortgage Company, a Delaware corporation. Mr. Murdock also is the sole stockholder of numerous corporations engaged in a variety of business ventures and in the manufacture of industrial and building products. Mr. Murdock is Chairman of the Executive Committee of the Board.

C. Michael Carter, President, Chief Operating Officer, and Director. Mr. Carter also serves as Dole’s General Counsel and Corporate Secretary. Mr. Carter, 70, became Dole’s Senior Vice President, General Counsel and Corporate Secretary in July 2003, Executive Vice President, General Counsel and Corporate Secretary in July 2004, and President and Chief Operating Officer in February 2013 in connection with the ITOCHU sale transaction. Mr. Carter became a director of Dole in April 2003, resigned as a director upon the listing of Dole’s common stock on the NYSE in October 2009 and re-joined the Board in February 2013. Mr. Carter joined Dole in October 2000 as Vice President, General Counsel and Corporate Secretary. Prior to his employment by Dole, Mr. Carter had served as Executive Vice President, General Counsel and Corporate Secretary of Pinkerton’s, Inc. Prior to Pinkerton’s, Mr. Carter held positions at Concurrent Computer Corporation, RJR Nabisco, Inc., The Singer Company and the law firm of Winthrop, Stimson, Putnam and Roberts (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Carter serves on the Executive Committee of the Board.

Elaine L. Chao, Director. Ms. Chao, 60, was the nation’s 24th Secretary of Labor from 2001 to 2009, and the first Asian Pacific American woman in our country’s history to be appointed to the President’s cabinet. From 1996 to 2001, and presently, Ms. Chao was and is a Distinguished Fellow at the Heritage Foundation, an educational and research organization based in Washington, D.C. From 1992 to 1996, she was President and Chief Executive Officer of United Way of America where she restored public trust and confidence to an organization tarnished by scandal. From 1991 to 1992, she served as Director of the Peace Corps. From 1989 to 1991, she was the Deputy Secretary of Transportation, the second in charge of a department with a budget of $30 billion and workforce of 110,000. Prior to that, she worked as Vice President of syndications at BankAmerica Capital Markets Group and Citicorp. Ms. Chao has served as a director of News Corp. (NasdaqGS: NWS) since 2012, and also serves as a director of Wells Fargo & Company (NYSE: WFC) and of Protective Life Corporation (NYSE: PL), both since 2011. She is also Chair of the Ruth Mulan Chu Chao Foundation. Ms. Chao previously served on the Board from 1993 to 2001. She previously served on the Boards of Northwest Airlines, National Association of Securities Dealers, Raymond James Financial, and C.R. Bard. Ms. Chao is Chairman of the Corporate Compensation and Benefits Committee of the Board and she also serves on its Audit Committee and its Nominating and Corporate Governance Committee.

Andrew J. Conrad, Director. Mr. Conrad, 49, was a co-founder of the National Genetics Institute, a provider of advanced genetics testing services for blood screening, medical testing and clinical research, and was its Chief Scientific Officer from 1991 until March 2013, and is now continuing as the Responsible Head. The National Genetics Institute is now a subsidiary of Laboratory Corporation of America Holdings (NYSE: LH), where Mr. Conrad was Executive Vice President, Chief Scientist until March 2013, and was responsible for the operations of several independent divisions of the company. Mr. Conrad has also served as Director of

Google[x], the research lab of Google Inc., since March 2013, and as founder and Laboratory Director of the California Health & Longevity Institute since 2001. Mr. Conrad is Chairman of the Audit Committee of the Board, and he also serves on its Corporate Compensation and Benefits Committee.

David A. DeLorenzo, Director. Mr. DeLorenzo, 66, stepped down from his positions as Dole’s President and Chief Executive Officer in February 2013 in connection with the ITOCHU sale transaction, positions he held since June 2007. He is currently President and Chief Executive Officer of Dole International Holdings and Dole Asia Holdings Pte Ltd., direct or indirect subsidiaries of ITOCHU. Mr. DeLorenzo originally joined Dole in 1970. He was President of Dole Fresh Fruit Company from September 1986 to June 1992, President of Dole from July 1990 to March 1996, President of Dole Food Company-International from September 1993 to March 1996, President and Chief Operating Officer of Dole from March 1996 to February 2001, and Vice Chairman of Dole from February 2001 through December 2001, at which time Mr. DeLorenzo became a consultant for Dole under contract for the period from January 2002 through January 2007. From 2006 to 2007, Mr. DeLorenzo served as Non-Executive Chairman of the Board of Versacold Inc. (formerly listed on the Toronto Stock Exchange: ICE_u.TO). Mr. DeLorenzo serves on the Executive Committee of the Board.

E. Rolland Dickson, Director. Mr. Dickson, 80, has been an Emeritus Mary Lowell Leary Professor of medicine at Mayo Medicine School, Mayo Clinic, since 1987 and Emeritus Medical Director of Development at the Mayo Foundation, where he has served since 1993. Mr. Dickson has served in senior leadership positions at the Mayo Clinic, including as Section Head in the Division of Gastroenterology. He is internationally recognized for his leadership in the fields of liver disease and liver transplantation. He has been continually funded by the National Institutes of Health since 1986. He was previously the Chairman of the Board of Directors of the A.J. and Sigismunda Charitable Foundation. Among other activities, Mr. Dickson has served on the Executive Committee of Mayo’s Institutional Research Committee and was Chair of the Fiscal Committee. Professional recognitions include the Distinguished Achievement Award in Clinical Research in Liver Disease, presented by the American Gastroenterology Association in 1994, and the Mayo Clinic Department of Medicine Research Achievement Award in 1998. Mr. Dickson was honored in 2005 by receiving an honorary designation as Master in the American College of Physicians. He has served as a director of Poniard Pharmaceuticals Inc., Axcan Pharma Inc. and Pathway Corp., is a Member of the Scientific Advisory Board of Bay City Capital LLC, and previously served on the Scientific Advisory Board of Baxter International. Mr. Dickson previously served as director of Dole from 1999 to 2003, and currently serves as Chairman of its Nominating and Corporate Governance Committee and he also serves on its Audit Committee and its Corporate Compensation and Benefits Committee.

Sherry Lansing, Director. Ms. Lansing, 69, is the Founder and CEO of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, public education and encore careers. From 1992 to 2005, she was the Chair and CEO of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first woman to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. Ms. Lansing has served as a director of Qualcomm Incorporated (NASDAQ: QCOM) since 2006, and RealD (NYSE: RLD) since 2010. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the American Cancer Society Cancer Action Network, the Carter Center, the Entertainment Industry Foundation and STOP CANCER, a non-profit philanthropic group she founded in partnership with Armand Hammer. In addition, Ms. Lansing is the founder of the EnCorps Teachers Program, and co-founder of the Stand Up To Cancer initiative. Ms. Lansing is also currently Chair of the University of California Regents. She has earned the Woodrow Wilson Award for Corporate Citizenship, the Distinguished Community Service Award from Brandeis University, the Alfred P. Sloan, Jr. Memorial Award, the Horatio Alger Humanitarian Award, as well as honorary doctorates from the American Film Institute, City of Hope Los Angeles, Columbia College, Emerson College, Northwestern University, Occidental College, Pennsylvania State University, Pepperdine University, and Pine Manor College. Ms. Lansing serves on the Nominating and Corporate Governance Committee and on the Corporate Compensation and Benefits Committee of the Board.

Executive Officers

The persons listed below are the executive officers of Dole as of the date of this proxy statement. The business address and telephone number of each executive officer is: One Dole Drive, Westlake Village, CA 91362, telephone number (818) 874-6600.

David H. Murdock, Chairman of the Board and Chief Executive Officer. See “— Directors” above for biographical information regarding Mr. Murdock.

C. Michael Carter, President, Chief Operating Officer, and Director. See “— Directors” above for biographical information regarding Mr. Carter.

Keith C. Mitchell, Vice President and Chief Financial Officer. Mr. Mitchell, 52, became Chief Financial Officer in February 2013 in connection with the ITOCHU sale transaction. Mr. Mitchell is a Certified Public Accountant, and has worked for Dole the past 20 years. Prior to this recent appointment as CFO, Mr. Mitchell served as Vice President and Chief Financial Officer of Dole Fresh Fruit Company since May 2006. Mr. Mitchell also served in several senior financial management roles in Dole’s European organization for 12 years, after beginning his Dole career in the Internal Audit function. Before joining Dole in 1993, Mr. Mitchell held finance and audit positions with PPG Industries and Koppers Company.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial information with respect to Dole, excerpted or derived from the audited financial statements of Dole in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and from the unaudited interim condensed consolidated financial statements of Dole in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 15, 2013, which were previously filed by Dole with the SEC on March 12, 2013 and July 25, 2013, respectively.

Additional financial information is included in the reports and other documents filed by Dole with the SEC. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The financial information (including any related notes) contained in certain of such reports and other documents is incorporated herein by reference as described in more detail in “Other Matters — Information Incorporated by Reference” below. Such reports and other documents may be inspected and copies may be obtained without charge as described in “Other Matters — Available Information” below.

None of the Purchaser Parties assumes responsibility for the accuracy or completeness of information concerning Dole contained in such reports and other documents filed by Dole or for any failure by Dole to disclose events unknown to the Purchaser Parties which may have occurred or may affect the significance or accuracy of any such information.

	Years Ended					Six Months Ended
	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010	January 3, 2009	June 15, 2013	June 16, 2012
	(In millions, except per share data)
Summary of Operations
Revenues, net(1)(6)	$4,247	$4,778	$4,687	$4,696	$5,482	$2,242	$2,166
Operating income(7)	17	101	80	186	164	22	83
Income from continuing operations, net of income taxes	1	102	78	121	227	6	82
Loss from discontinued operations, net of income taxes	(150)	(60)	(111)	(34)	(107)	(81)	1
Gain on disposal of discontinued operations, net of income taxes	7	—	3	1	3	244	—
Net income (loss)	(142)	42	(30)	88	123	169	83
Less: Net income attributable to noncontrolling interests	(3)	(4)	(4)	(4)	(2)	(2)	(2)
Net income (loss) attributable to stockholders of Dole Food Company, Inc.	(145)	38	(34)	84	121	167	81
Average common shares outstanding —Basic(3)	88	88	87	59	52	89	88
Average common shares outstanding — Diluted(3)	88	88	87	59	52	90	88

Per Share Data(3)
Income from continuing operations excluding net income attributable to noncontrolling interests — Basic	$0.00	$1.15	$0.88	$2.05	$4.39	$0.05	$0.92
Income from continuing operations excluding net income attributable to noncontrolling interests — Diluted	$0.00	$1.14	$0.88	$2.05	$4.39	$0.05	$0.91

Balance Sheet and Other Information
Working capital (current assets less current liabilities)	$1,265	$729	$695	$777	$531	$506	$706
Total assets(4)	4,230	4,271	4,257	4,107	4,365	2,818	4,312
Long-term debt, net(5)	1,513	1,641	1,564	1,553	1,799	673	1,552
Total debt, net(5)	1,694	1,680	1,604	1,598	2,204	683	1,636
Total equity(3)	713	818	817	866	433	860	929
Cash dividends declared and paid to parent	—	—	—	15	—	—	—
Proceeds from sales of assets and businesses, net	43	42	46	185 (2)	226	1,659	25
Capital additions from continuing operations	60	37	47	30	44	37	17
Depreciation and amortization from continuing operations	66	64	76	80	96	30	31

Note: Discontinued operations for the periods presented relate to the reclassification of Dole’s worldwide packaged foods and Asia fresh produce businesses (collectively, “Dole Asia”) during 2012 and the fresh-cut flowers operations during 2008 to discontinued operations.

(1)	During the fourth quarter of 2008, Dole completed the sale of its JP Fresh and Dole France ripening and distribution subsidiaries. These businesses generated revenues of $382 million during 2008.

(2)	Included in the 2009 proceeds from sales of assets and businesses, net was $26 million of long-term debt which was assumed by the buyer of Dole’s fresh-cut flowers business.

(3)

During the fourth quarter of 2009, Dole completed a $446 million initial public offering of 35.7 million common shares. Dole received net proceeds of $415 million, reflecting $31 million of underwriting discount and offering expenses, and used the net proceeds to pay down indebtedness. Immediately prior to the closing of the initial public offering, Dole completed certain restructuring transactions. Fiscal years 2008 through 2009 basic weighted average common shares outstanding reflect the effect of the 51,710:1 share conversion related to the restructuring transactions. Income from continuing operations excludes the net income attributable to noncontrolling interests.

(4)	Includes assets-held-for-sale, including $1.9 billion of assets-held-for-sale in the ITOCHU sale transaction at December 29, 2012.

(5)	Includes debt that was extinguished at the time of closing of the ITOCHU sale transaction, totaling $1.6 billion at December 29, 2012.

(6)

During the first quarter of 2012, Dole completed the sale of a non-core German ripening and distribution subsidiary. The business generated revenues of $115 million, $548 million, $559 million, $527 million and $635 million during fiscal years 2012, 2011, 2010, 2009 and 2008, respectively. The business generated revenues of $115 million during the six months ended June 16, 2012.

(7)	Included in 2012 operating income are costs of $48.4 million related to the ITOCHU sale transaction.

Dole is not providing any pro forma data giving effect to the merger because Dole does not believe such information is material to Dole’s stockholders in evaluating the Merger Proposal, since the Merger Consideration is all cash and Dole common stock would cease to be publicly traded if the merger is completed.

No separate financial information has been provided for Parent or Purchaser since each is a newly formed entity formed in connection with the merger and has no independent operations.

Ratio of Earnings to Fixed Charges

The following table presents Dole’s ratio of earnings to fixed charges for the fiscal periods indicated, in thousands, except for ratio data:

	Fiscal Years Ended		Six Months Ended
	December 29, 2012	December 31, 2011	June 15, 2013	June 16, 2012
Income (loss) from continuing operations before income taxes and equity earnings(1)	$5,897	$42,646	$(229)	$87,015
Distributed income of equity method investees	586	622	2,065	586
Fixed charges	183,138	197,808	32,125	84,568

Earnings available for fixed charges	$189,621	$241,076	$33,961	$172,169

Fixed charges from continuing operations:
Interest expense(2)	$119,601	$132,238	$17,222	$56,536
Amortization of debt expense and discounts	15,708	10,192	513	5,057
Assumed interest element included in rent expense(3)	47,829	55,377	14,390	22,975

Total fixed charges	$183,138	$197,807	$32,125	$84,568

Ratio of earnings to fixed charges	1.04X	1.22X	1.06X	2.04X

(1)

Income (loss) from continuing operations before income taxes and equity earnings for the year ended December 31, 2011 was derived from the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Similarly, income (loss) from continuing operations before income taxes and equity earnings for the six months ended June 16, 2012 was derived from the Form 10-Q for the period ended June 16, 2012. Accordingly, these periods do not reflect Dole Asia as a discontinued operation since the reclassification of Dole Asia’s results to discontinued operations occurred during 2012. Had the income (loss) from continuing operations before income taxes and equity earnings for these periods in the table above reflected Dole Asia as a discontinued operation, the ratio of earnings to fixed charges would have been 1.48x for fiscal year 2011 and 2.00x for the six months ended June 16, 2012.

(2)

Included in Interest Expense is interest expense from discontinued operations of $112.7 million and $130.6 million for the fiscal years 2012 and 2011, respectively, and $0 and $52.4 million for the six months ended June 15, 2013 and June 16, 2012, respectively.

(3)

Included in the Assumed interest element included in rent expense are discontinued operations of $17 million and $16.8 million for the fiscal years 2012 and 2011, respectively, and $0 and $7.5 million for the six months ended June 15, 2013 and June 16, 2012, respectively.

Book Value Per Share

Our net book value per share as of June 15, 2013 was approximately $9.57 (calculated by dividing the total equity as of June 15, 2013 by the total shares outstanding of 89,851,598 as of such date).

Market Price of Dole Common Stock and Dividend Information

Dole common stock is listed and principally traded on the NYSE under the symbol “DOLE.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share of Dole common stock on the NYSE as reported in published financial sources.

Dole’s fiscal year ends on the Saturday closest to December 31. Dole’s first and second fiscal quarters are each 12 weeks and the third fiscal quarter is 16 weeks.

	High	Low
Year Ended December 31, 2011:
First Quarter	$14.99	$12.88
Second Quarter	$14.44	$12.35
Third Quarter	$14.58	$9.25
Fourth Quarter	$11.31	$8.02
Year Ended December 29, 2012:
First Quarter	$11.39	$8.02
Second Quarter	$10.32	$8.35
Third Quarter	$15.19	$8.40
Fourth Quarter	$13.37	$10.56
Year Ending December 28, 2013:
First Quarter	$12.09	$9.55
Second Quarter	$12.91	$9.25
Third Quarter (through September 19, 2013)	$13.81	$12.49

On June 10, 2013, the last full trading day prior to the public announcement of Mr. Murdock’s initial proposal, the reported closing price of Dole common stock on the NYSE was $10.20 per share. On August 9, 2013, the last full trading day prior to the public announcement that the merger agreement had been signed, such reported closing price was $12.81 per share. Stockholders are urged to obtain a current market quotation for the shares.

Dole did not declare or pay a dividend during the years ended December 29, 2012, December 31, 2011 and January 1, 2011. Dole’s ability to declare and pay future dividends is subject to limitations contained in its senior secured credit facilities.

The merger agreement provides that Dole will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a subsidiary of Dole to its parent in accordance with applicable law, without the prior written consent of Parent. See “The Merger Agreement — Interim Operations” above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 16, 2013 regarding the beneficial ownership of Dole common stock by (1) each director of Dole; (2) each named executive officer; and (3) all directors and executive officers (Section 16 Officers) of Dole as a group. To Dole’s knowledge, no person other than Mr. Murdock and his affiliates beneficially owns more than 5% of the outstanding shares of Dole common stock. Unless otherwise noted, the mailing address for each of the beneficial owners listed below is c/o Dole Food Company, Inc., One Dole Drive, Westlake Village, CA 91362.

Percentage of beneficial ownership is calculated in relation to the 90,018,431 shares of Dole common stock that were outstanding as of September 16, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Dole common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of Dole common stock within 60 days of September 16, 2013. Securities to purchase shares of Dole common stock that vest or are exercisable within 60 days of September 16, 2013 are considered beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated in the footnotes to the table below, to Dole’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws.

Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Directors
Elaine L. Chao	7,701		*
Andrew J. Conrad	22,701	(1)	*
David A. DeLorenzo	1,356,798	(2)	1.5%
E. Rolland Dickson	0		*
Sherry Lansing	9,701		*

Named Executive Officers
David H. Murdock (also a Director)	35,823,585	(3)	39.7%
C. Michael Carter (also a Director)	444,905	(4)	*
Keith C. Mitchell	11,867		*
All executive officers (including an additional Section 16 Officer) and directors as a group (9 persons)	37,709,572		42.0%

*	Indicates ownership of less than one percent.

(1)	Mr. Conrad beneficially owns these shares either directly or indirectly through the Big Wednesday, Inc. Defined Benefit Plan, in which Mr. Conrad is the sole participant.

(2)

Includes 860,000 options to purchase Dole common stock that are currently exercisable. Mr. DeLorenzo holds no additional options. Mr. DeLorenzo may be deemed to beneficially own 1,500 shares which are held in a custodial account for Mr. DeLorenzo’s grandson and 1,500 shares which are held in a custodial account for Mr. DeLorenzo’s granddaughter and for which Mr. DeLorenzo serves as UGMA custodian; however, Mr. DeLorenzo expressly disclaims beneficial ownership of such shares.

(3)

Mr. Murdock beneficially owns these shares either directly, indirectly through the Murdock Trust, for which Mr. Murdock is the sole grantor and trustee, or indirectly through Holdings. Includes 255,000 options to purchase Dole common stock that are currently exercisable. No additional options will vest within 60 days after September 16, 2013. Mr. Murdock has pledged 26,378,724 shares to Deutsche Bank AG, London Branch as collateral to secure his obligations under a loan agreement, which he expects to use to support various personal business activities.

(4)	Includes 316,667 options to purchase Dole common stock that are currently exercisable. No additional options will vest within 60 days after September 16, 2013.

Transactions in Dole Common Stock

Transactions in Dole Common Stock during the Past 60 Days

None of Dole’s directors or executive officers, the Murdock Trust, nor any of the directors or executive officers of Parent, Purchaser or the Castle Filing Persons, have purchased or sold shares of Dole common stock within 60 days of the date of this proxy statement.

Transactions in Dole Common Stock by Dole during the Past Two Years

The following table sets forth certain information regarding purchases of Dole common stock by Dole during the second fiscal quarter of 2013 (excluding shares of common stock tendered to satisfy tax withholding obligations in connection with employee equity awards), including the number of shares purchased, the range of prices paid for such shares and the average price paid for such shares during such fiscal quarter. Dole did not purchase any shares of its common stock during any other fiscal quarter in the past two years.

	Total Number of Shares Purchased	Range of Per Share Prices Paid	Average Per Share Price Paid
2013
Second Quarter	240,000	$11.145 to $11.35	$11.26

Transactions in Dole Common Stock by the Purchaser Parties and the Murdock Trust during the Past Two Years

Parent and Purchaser have not made any purchases of the Dole common stock during the past two years. The following table sets forth certain information regarding purchases of Dole common stock by Mr. Murdock made through the Murdock Trust, for which Mr. Murdock is the sole grantor and trustee, during the third fiscal quarter of 2012, including the number of shares purchased, the range of prices paid for such shares and the average price paid for such shares during such fiscal quarter. Mr. Murdock did not purchase any shares of Dole common stock during any other fiscal quarter in the past two years.

	Total Number of Shares Purchased	Range of Per Share Prices Paid	Average Per Share Price Paid
2012
Third Quarter	4,964,244	$9.6685 to $12.50	$12.21

In addition to the purchases of Dole common stock set forth above, Mr. Murdock was granted an option to purchase 255,000 shares of Dole common stock on November 21, 2011, which began vesting in three equal annual installments on November 21, 2012, and an option to purchase 297,500 shares of Dole common stock on February 21, 2013, which vests in three equal annual installments commencing on February 21, 2014. Mr. Murdock also acquired 2,868,724 shares of Dole common stock on November 1, 2012 as a result of the mandatory exchange of Trust Issued Automatic Exchange Securities and 25,617 shares of Dole common stock upon the vesting of performance shares on April 1, 2013.

Transactions in Dole Common Stock by the Castle Filing Persons during the Past Two Years

None of the Castle Filing Persons have made any purchases of the Dole common stock during the past two years.

Related Party Transactions

Mr. Murdock owns, inter alia, Castle & Cooke, Inc., (“Castle”), a transportation equipment leasing company and a hotel. Castle is a wholly owned subsidiary of Investments. During fiscal year 2012, Dole paid Mr. Murdock’s companies an aggregate of approximately $6.5 million, primarily for the rental of truck chassis, generator sets and warehousing services. In addition, Dole paid Mr. Murdock’s companies an aggregate of approximately $0.1 million in fiscal year 2012 for landscape maintenance services. Dole also paid $0.7 million in fiscal year 2012 in rental payments under a sublease with North Carolina State University, the lessee of the property under a lease with Castle.

Castle purchased approximately $0.5 million of products from Dole during fiscal year 2012 and paid Dole approximately $0.1 million under a trademark licensing agreement. Castle also paid Dole a total of $146,880 in fiscal year 2012 for legal services rendered to Castle by Mr. Carter, an executive officer and director of Dole, in connection with Castle’s sale of the island of Lanai. This amount includes reimbursement for $2,880 in Hawaiian excise tax.

Dole and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft; and indirect costs are shared by them based upon each party’s actual percentage of usage for the year. During fiscal year 2012, Dole’s share of the direct and indirect costs for this aircraft was $2.0 million. Dole and Castle also share certain administrative costs principally related to the aircraft, which totaled approximately $1.3 million in 2012, of which Dole’s share was 78%.

Mr. Murdock is a director and executive officer of Dole and also serves as a director and executive officer of privately held entities that he owns or controls. Scott A. Griswold and Roberta E. Wieman, each a former director and officer of Dole, also serve as directors and officers of privately held entities controlled by Mr. Murdock.

Mr. Murdock is party to a registration rights agreement with Dole. Pursuant to this agreement, Mr. Murdock may demand that Dole register shares of Dole common stock held by Mr. Murdock or require that Dole include shares of common stock owned by Mr. Murdock in a registration statement to the extent Dole proposes to register any Dole securities under the Securities Act, for sale to the public, in each case under certain circumstances and subject to customary restrictions and limitations set forth in the agreement.

Mr. Murdock pledged shares of Dole common stock on May 31, 2013 and June 3, 2013 to Deutsche Bank AG, London Branch as part of the collateral securing Mr. Murdock’s obligations under a loan agreement, which Mr. Murdock expects to use to support various business activities. The shares of Dole common stock pledged by Mr. Murdock were reviewed and approved by officers of Dole, including Mr. Carter. The number of pledged shares pursuant to existing loan agreements is now 26,378,724. If additional amounts are borrowed or other events occur which require deposit of additional collateral pursuant to the loan agreement, additional shares may be pledged.

INFORMATION CONCERNING THE PURCHASER PARTIES AND THE CASTLE FILING PERSONS

This information concerning the Purchaser Parties and the Castle Filing Persons has been furnished by the Purchaser Parties and the Castle Filing Persons. Dole does not assume responsibility for the accuracy or completeness of the information contained in this section of the proxy statement. For purposes of disclosure under this section of the proxy statement, the term “Purchaser Parties” includes the Murdock Trust.

The Purchaser Parties

Purchaser is a newly formed Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Purchaser is directly owned by Parent. Parent is a newly formed Delaware limited liability company organized in connection with the merger and has not carried on any activities other than in connection with the merger. Mr. Murdock controls Parent through his beneficial ownership of 100% of its outstanding membership interests. See “Information about Dole — Directors and Executive Officers” above for additional biographical information regarding Mr. Murdock. Until immediately prior to the completion of the merger, it is not anticipated that Purchaser or Parent will have any significant assets or liabilities or engage in activities other than those incident to their respective formation and capitalization and the transactions contemplated by the merger.

The Murdock Trust is a revocable living trust created by Mr. Murdock. Mr. Murdock is the sole grantor and trustee of the Murdock Trust whose principal business is to manage the assets of the trust for the benefit of Mr. Murdock and his heirs.

Each of the Purchaser Parties is an affiliate of Dole.

The principal office of each of the Purchaser Parties is located at 10900 Wilshire Boulevard, Los Angeles, CA 90024 and the telephone number of each of the Purchaser Parties is (310) 208-3636.

None of the Purchaser Parties has made any provision in connection with the merger to grant unaffiliated security holders access to the corporate files of Parent or Purchaser or to obtain counsel or appraisal services at the expense of the Purchaser Parties.

For additional information concerning the members and managers of Parent and the executive officers and directors of Purchaser, see Schedule I, Parts 1 and 2.

None of the Purchaser Parties, nor, to the best knowledge of the Purchaser Parties, any of the persons listed on Schedule I, Parts 1 and 2, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this proxy statement, none of the Purchaser Parties, nor, to the best knowledge of the Purchaser Parties, any of the persons listed on Schedule I, Parts 1 and 2, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of Dole common stock, and, except as set forth in this proxy statement, none of the Purchaser Parties nor, to the best of knowledge of the Purchaser Parties, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Dole common stock during the past 60 days.

Except as set forth in this proxy statement, none of the Purchaser Parties has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dole, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Dole, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Except as set forth or incorporated by reference in this proxy statement, none of the Purchaser Parties, any of their affiliates, nor, to the best knowledge of the Purchaser Parties, any of the persons listed on Schedule I, Parts 1 and 2, has had any business relationships or transactions with Dole or any of its executive officers, directors or affiliates that are required to be reported under the rules of the SEC. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between any of the Purchaser Parties, any of their affiliates or, to the best knowledge of the Purchaser Parties, any of the persons listed on Schedule I, Parts 1 and 2, and Dole or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

The Castle Filing Persons

Investments is a holding company incorporated under the laws of the State of Delaware and has not carried on any regular business operations. Holdings is a holding company incorporated under the laws of the State of Delaware and has not carried on any regular business operations. As of September 16, 2013, Holdings owns 11,784,914 shares of Dole common stock, representing 13.1% of the class (based upon 90,018,431 shares outstanding as of September 16, 2013). Holdings is a wholly owned subsidiary of Investments, which is 100% beneficially owned by Mr. Murdock. See “Information about Dole — Directors and Executive Officers” above for additional biographical information regarding Mr. Murdock.

Each of the Castle Filing Persons is an affiliate of Dole.

The principal office of each of the Castle Filing Persons is located at 10900 Wilshire Boulevard, Suite 1600, Los Angeles, CA 90024 and the telephone number of each of the Castle Filing Persons is (310) 208-3636.

None of the Castle Filing Persons has made any provision in connection with the merger to grant unaffiliated security holders access to the corporate files of the Castle Filing Persons or to obtain counsel or appraisal services at the expense of the Castle Filing Persons.

For additional information concerning the executive officers and directors of the Castle Filing Persons, see Schedule II, Parts 1 and 2.

None of the Castle Filing Persons, nor, to the best knowledge of the Castle Filing Persons, any of the persons listed on Schedule II, Parts 1 and 2, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mr. Griswold, the current Executive Vice President, Operations and a current director of each of the Castle Filing Persons, owns 61,129 shares of Dole common stock, as well as options to purchase an aggregate of 142,500 shares of Dole common stock. Ms. Wieman, a current director of each of the Castle Filing Persons, owns 37,592 shares of Dole common stock, as well as options to purchase an aggregate of 142,500 shares of Dole common stock. Except as set forth in this proxy statement, none of the Castle Filing Persons, nor, to the best knowledge of the Castle Filing Persons, any of the persons listed on Schedule II, Parts 1 and 2, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of Dole common stock, and, except as set forth in this proxy statement, none of the Castle Filing Persons nor, to the best of knowledge of the Castle Filing Persons, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Dole common stock during the past 60 days.

Except as set forth in this proxy statement, none of the Castle Filing Persons has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dole, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Dole, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Except as set forth in this proxy statement, none of the Castle Filing Persons, any of their respective affiliates, nor, to the best knowledge of the Castle Filing Persons, any of the persons listed on Schedule II, Parts 1 and 2, has had any business relationships or transactions with Dole or any of its executive officers, directors or affiliates that are required to be reported under the rules of the SEC. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between any of the Castle Filing Persons, any of their respective affiliates or, to the best knowledge of the Castle Filing Persons, any of the persons listed on Schedule II, Parts 1 and 2, and Dole or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

OTHER MATTERS

Future Stockholder Proposals

If the merger is completed, Dole may elect not to hold an annual meeting of stockholders in 2014. If the merger is not completed, stockholders will continue to be entitled to attend and vote their shares in connection with Dole’s 2014 annual meeting of stockholders and Dole will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 annual meeting is held, stockholder proposals will be governed by Rule 14a-8 promulgated under the Exchange Act and Dole’s bylaws, as described below.

Deadlines for Inclusion of Matters in Dole’s Proxy Materials.    Stockholders interested in submitting a proposal for inclusion in Dole’s proxy statement and form of proxy for the 2014 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. Under Rule 14a-8, to be eligible for inclusion in Dole’s proxy statement and form of proxy for the 2014 annual meeting of stockholders, a stockholder proposal must qualify as a proper subject matter under Rule 14a-8 and must be received no later than December 14, 2013, and such stockholder proposal must otherwise comply with the requirements of Rule 14a-8. If the meeting date for the 2014 annual meeting of stockholders is moved by more than 30 days from the one-year anniversary of the 2013 annual meeting, Dole will revise and publicly disclose this deadline accordingly.

Deadlines to Have Matters Considered at a Meeting.    Under Dole’s bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice of the nomination or such other business to Dole’s Corporate Secretary at Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the one-year anniversary of the prior year’s meeting, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which Dole makes public announcement of the date of the meeting. For purposes of the 2014 annual meeting of stockholders, assuming the date of such meeting is not moved by more than thirty (30) days before or more than seventy (70) days after May 23, 2014, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on February 22, 2014, nor earlier than the close of business on January 23, 2014. Any such notice must include the applicable information required pursuant to Section 2.10 of Dole’s bylaws. Director nominations or proposals not meeting these requirements will not be entertained at the 2014 annual meeting of stockholders.

Multiple Stockholders Sharing One Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Dole and some brokers may be householding Dole’s proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Dole that they or Dole will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Dole if you are a stockholder of record. You can notify Dole by sending a written or oral request to

Dole’s Corporate Secretary at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362 or (818) 879-6600. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Dole at the telephone and address set forth in the prior sentence. In addition, Dole will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Available Information

Dole files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials can also be obtained by mail from the SEC’s Public Reference Room at prescribed rates. Copies of the materials Dole files with the SEC are also available on the SEC’s website at www.sec.gov.

Dole makes available, free of charge, copies of the documents it files with the SEC, including this proxy statement, through the “Investor Relations” section of its website at http://investors.dole.com. Any person to whom this proxy statement is delivered may obtain copies of the reports and this proxy statement, without charge, upon written request to Investor Relations, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362. If you would like to request documents from Dole, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

Because the merger is a “going private” transaction, Dole, the Purchaser Parties, the Castle Filing Persons and the Murdock Trust have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Dole has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

The SEC allows Dole to incorporate by reference in this proxy statement certain documents that Dole files with the SEC, which means that Dole may disclose important information by referring you to those documents. The information incorporated by reference is deemed to be a part of this proxy statement, except to the extent such information is modified or superseded by information contained in, or incorporated by reference in, this proxy statement. Certain information contained in the documents incorporated by reference in this proxy statement that is deemed, in accordance with SEC rules, to be furnished and not filed with the SEC will not be deemed to be incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 23, 2013 and June 15, 2013;

•

Current Reports on Form 8-K filed February 25, 2013, March 28, 2013, April 2, 2013, April 5, 2013, May 8, 2013, May 9, 2013, May 15, 2013, May 23, 2013, May 28, 2013, June 11, 2013, August 12, 2013, August 19, 2013 and September 11, 2013; and

•	Dole’s Definitive Proxy Statements on Schedule 14A, filed with the SEC on November 16, 2012 and April 12, 2013.

Dole also incorporates by reference, with respect to this proxy statement but not with respect to the Schedule 13E-3, each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Dole will amend the Schedule 13E-3 to incorporate by reference any additional documents that Dole may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill Dole’s obligations under the Exchange Act. Dole’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statements on Schedule 14A are available free of charge on Dole’s website at http://investors.dole.com as soon as reasonably practicable after they are filed with the SEC. Any person to whom this proxy statement is delivered may also obtain a copy of these filings (without exhibits, unless such exhibits are specifically incorporated by reference in this proxy statement), without charge, upon written or telephonic request directed to Dole’s Corporate Secretary at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362 or (818) 879-6600. The information provided on Dole’s website, other than copies of the documents listed in this proxy statement as being incorporated by reference herein, is not part of this proxy statement and, therefore, is not incorporated by reference herein.

SCHEDULE I

INFORMATION CONCERNING PARENT AND PURCHASER

1. Members and Managers of Parent. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each member and manager of Parent. Each such person is a citizen of the United States of America, the business address of each such person is c/o DFC Holdings, LLC, 10900 Wilshire Boulevard, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-3636. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been manager of Parent or an executive officer at the organization indicated, for the past five years (or inception with respect to Parent):

David H. Murdock, Manager. See “Information about Dole — Directors and Executive Officers” for biographical information regarding Mr. Murdock.

Scott Griswold, Manager. See also “Information about Dole — Related Party Transactions.”

Castle & Cooke Holdings, Inc., Member. Castle & Cooke Holdings, Inc. is a holding company incorporated under the laws of Delaware. As of September 16, 2013, Castle & Cooke Holdings, Inc. owned, in the aggregate, 11,784,914 shares of Dole common stock, or approximately 13.1% of the total number of outstanding shares of Dole common stock.

David H. Murdock Living Trust dated May 28, 1986, as amended, Member. The David H. Murdock Living Trust dated May 28, 1986, as amended (the “Trust”), is a revocable living trust created by Mr. Murdock pursuant to a trust agreement entered into on May 28, 1986. Mr. Murdock is the sole grantor and trustee of the Trust whose principal business is to manage the assets of the Trust for the benefit of Mr. Murdock and his heirs. As of September 16, 2013, the Trust owned, in the aggregate, 23,783,671 shares of Dole common stock, or approximately 26.4% of the total number of outstanding shares of Dole common stock.

2. Directors and Executive Officers of Purchaser. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, the business address of each such person is c/o DFC Merger Corp., 10900 Wilshire Boulevard, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-3636. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Purchaser or the organization indicated, for the past five years (or inception with respect to Purchaser):

David H. Murdock, Chairman of the Board and President. See “Information about Dole — Directors and Executive Officers” for biographical information regarding Mr. Murdock.

Scott Griswold, Vice President and Treasurer. See also “Information about Dole — Related Party Transactions.”

I-1

SCHEDULE II

INFORMATION CONCERNING THE CASTLE FILING PERSONS

1. Directors and Executive Officers of Investments. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Investments. Each such person is a citizen of the United States of America, the business address of each such person is c/o Castle & Cooke, Inc., 10900 Wilshire Boulevard, Suite 1600, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-3636. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Investments or the organization indicated, for the past five years:

David H. Murdock, President and Chief Executive Officer, Director. See “Information about Dole —Directors and Executive Officers” for biographical information regarding Mr. Murdock.

Scott A. Griswold, Executive Vice President, Operations, Director. See also “Information about Dole — Related Party Transactions.”

Gary Wong, Vice President and Chief Financial Officer.

Roberta Wieman, Director. Ms. Wieman is currently retired, and previously served for more than the past five years in positions of increasing responsibility at Dole. See also “Information about Dole—Related Party Transactions.”

2. Directors and Executive Officers of Holdings. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Holdings. Each such person is a citizen of the United States of America, the business address of each such person is c/o Castle & Cooke, Inc., 10900 Wilshire Boulevard, Suite 1600, Los Angeles, California 90024 and the telephone number of each such person is (310) 208-3636. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Holdings or the organization indicated, for the past five years:

David H. Murdock, President and Chief Executive Officer, Director. See “Information about Dole — Directors and Executive Officers” for biographical information regarding Mr. Murdock.

Scott A. Griswold, Executive Vice President, Operations, Director. See also “Information about Dole — Related Party Transactions.”

Gary Wong, Vice President and Chief Financial Officer.

Roberta Wieman, Director. Ms. Wieman is currently retired, and previously served for more than the past five years in positions of increasing responsibility at Dole. See also “Information about Dole—Related Party Transactions.”

I-2

EXECUTION VERSION

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

DFC HOLDINGS, LLC,

DFC MERGER CORP.,

DAVID H. MURDOCK

AND

DOLE FOOD COMPANY, INC.

DATED AS OF AUGUST 11, 2013

(Continued)

(Continued)

Exhibits:

Exhibit A: Certificate of Incorporation of Surviving Corporation

Schedules:

Company Disclosure Schedule

INDEX OF DEFINED TERMS

Terms	Section
Agreement	Preamble
Business Day	1.2
Certificate of Merger	1.3
Certificates	3.2(b)
Closing	1.2
Closing Date	1.2
Commitment Letters	5.9
Committee Financial Advisor	4.17(a)
Common Stock	Recitals
Company	Preamble
Company 10-K	4.8(a)
Company Board	Recitals
Company Board Recommendation	4.2(b)
Company Intellectual Property	4.15(a)
Company Material Adverse Effect	4.1
Company Options	3.3(a)
Company Performance Share Unit Awards	3.3(c)
Company Required Governmental Consent	4.3
Company Restricted Stock Awards	3.3(b)
Company Returns	4.12(b)
Company RSUs	3.3(b)
Company Stockholder Approval	4.16
Company Stockholders’ Meeting	2.2
Compliant	6.8
Constituent Corporations	1.1
Costs	6.3
D&O Insurance	6.3
Debt Commitment Letter	5.9
Debt Financing	5.9
Depositary	3.2(a)
DGCL	1.1
Disinterested Stockholder Approval	Recitals
Disinterested Stockholders	Recitals
Dissenting Shares	3.1(a)
DOJ	6.2
Effective Time	1.3
Environmental Laws	4.13(a)
Equity Commitment Letter	5.9
Equity Financing	5.9
Exchange Act	2.1(a)
Excluded Party	6.4(b)
Expenses	9.10(a)
Financing Sources	5.9
FTC	6.2
GAAP	4.8(a)

Terms	Section
Governmental Entity	4.3
HSR Act	4.3
Indemnified Parties	6.3
Intervening Event	6.4(b)
June Balance Sheet	4.12(b)
Knowledge	4.5(b)
Lenders	5.9
Lien	4.4
LTIP	3.3(d)
Marketing Period	6.8
Merger	Recitals
Merger Consideration	1.8(c)
Murdock	Preamble
No-Shop Period Start Date	6.4(a)
Notice of Board Action	6.4(c)
Notice Period	6.4(c)
Orders	4.11
Other Filings	2.1(a)
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent Material Adverse Effect	5.1
Parent Required Governmental Consents	5.3
Parent Shares	Recitals
Past SEC Documents	4.7
Person	6.4(b)
Preferred Stock	4.5(a)
Proceedings	4.11
Proxy Statement	2.1(a)
Proxy Statement Clearance Date	2.1(b)
Purchaser	Preamble
Required Cash Amount	5.9
Required Information	6.8(b)
Responsible Parties	6.4(a)
Schedule 13E-3	2.1(a)
SEC	2.1(a)
Secretary	1.3
Section 203	4.18
Securities Act	4.3
Solvent	5.10
Special Committee	Recitals
Subsidiary	1.8(b)
Superior Proposal	6.4(b)
Surviving Corporation	1.1
Tax	4.12(a)
Tax Returns	4.12(a)
Taxing Authority	4.12(a)
Termination Fee	9.11
Transaction Proposal	6.4(b)
Treasury Shares	1.8(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 11, 2013 (“Agreement”) among DFC Holdings, LLC, a Delaware limited liability company (“Parent”), DFC Merger Corp., a Delaware corporation (“Purchaser”), whose sole stockholder is Parent, David H. Murdock, an individual (“Murdock”), and Dole Food Company, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent desires to acquire beneficial ownership of all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), and has caused Purchaser to be formed to accomplish such purpose.

B. Murdock is presently the beneficial owner of 35,568,585 shares of Common Stock that he intends to contribute, through Parent, to Purchaser prior to the Merger (such shares, together with any shares of Common Stock hereafter acquired or beneficially owned by Murdock, Parent, Purchaser or their respective affiliates, collectively, the “Parent Shares”).

C. The respective Boards of Directors of Parent and Purchaser have approved the merger of Purchaser with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement.

D. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), has approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and has approved and declared advisable this Agreement.

E. The Merger also requires the approval (the “Disinterested Stockholder Approval”) of the holders of a majority of the issued and outstanding shares of Common Stock beneficially owned by the stockholders of the Company other than (i) Murdock, Parent, Purchaser and their respective affiliates; and (ii) the directors and executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) of the Company (the stockholders of the Company other than those falling within clause (i) above, the “Disinterested Stockholders”).

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser shall be merged with and into the Company at the Effective Time. The Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and the separate corporate existence of Purchaser shall cease (Purchaser and the Company are sometimes referred to herein as the “Constituent Corporations”).

Section 1.2 Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at 12:00 p.m. (Eastern Time) on the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than such conditions that, by their terms, may only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), at 10900 Wilshire Boulevard, Los Angeles, California 90024, unless another date, time or place is agreed to in writing by the parties hereto; provided that, without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than two Business Days’ notice to the Company or (b) if no such date has been specified by Parent, the second Business Day following the final day of the Marketing Period. The day on which the Closing takes place is referred to as the “Closing Date.” For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

Section 1.3 Effective Time. On the Closing Date, the Surviving Corporation shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the DGCL with the Secretary of State of the State of Delaware (the “Secretary”), and the Merger shall become effective at such time as the Certificate of Merger is accepted for filing by the Secretary or at such later time as is specified in the Certificate of Merger to which Purchaser and the Company shall have agreed to in writing (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including, without limitation, that, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety in the form attached hereto as Exhibit A and, as so amended, until thereafter further amended as provided therein and under the DGCL, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

(b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to conform to the by-laws of Purchaser, except that the name of the Surviving Corporation shall be “Dole Food Company, Inc.” and, as so amended, until thereafter further amended as provided therein and under the DGCL, shall be the by-laws of the Surviving Corporation following the Merger.

Section 1.6 Directors. The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, all such officers to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

Section 1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock or any shares of capital stock of Purchaser:

(a) Common Stock of Purchaser. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of the Common Stock that is owned by the Company or by any direct or indirect wholly owned Subsidiary of the Company (the “Treasury Shares”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefor. “Subsidiary” of any Person means another Person if the first Person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the Board of Directors (or other governing body) of such Person or, if there are no such voting interests, if the first Person or a subsidiary thereof owns 50% or more of the equity interests of such Person.

(c) Conversion of the Common Stock. Each share of the Common Stock issued and outstanding immediately prior to the Effective Time, except for (i) the Parent Shares, (ii) the Treasury Shares and (iii) Dissenting

Shares, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger $13.50 per share in cash (the “Merger Consideration”), without interest, and subject to deduction for any required withholding taxes, upon surrender of the Certificates representing such shares of Common Stock pursuant to Section 3.2. The term “Merger Consideration” shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Common Stock (other than Parent Shares, Treasury Shares and Dissenting Shares) then outstanding.

(d) Cancellation of Parent Shares. Each Parent Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(e) Cancellation of the Common Stock. As of the Effective Time, all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (other than holders of Parent Shares, Treasury Shares and Dissenting Shares) representing any such shares of the Common Stock shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, and subject to deduction for any required withholding taxes, upon surrender of such Certificate in accordance with Section 3.2.

Section 1.9 Further Assistance. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purpose of this Agreement.

ARTICLE II

PROXY STATEMENT; STOCKHOLDERS’ MEETING

Section 2.1 Proxy Statement and Other Filings.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company, Murdock, Parent and Purchaser shall cooperate and promptly prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (the “Schedule 13E-3”) and any other filings made by or required to be made by the Company, Murdock, Parent or Purchaser with the SEC in connection with the Merger other than the Proxy Statement and Schedule 13E-3 (the “Other Filings”), if any. The parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including Regulation 14A and Rule 13e-3, and any other applicable laws. The parties, after consultation with each other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each of Parent, Purchaser and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each party agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement, Schedule 13E-3 or any Other Filings will, at the respective times when such are filed with the SEC or are first published, given or mailed to the Company’s stockholders, as the case may be, at the time such stockholders vote on adoption of this Agreement or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As promptly as reasonably practicable after the Proxy Statement Clearance Date, the Company shall cause the Proxy Statement to be mailed to its stockholders. The Proxy Statement shall include the Company Board Recommendation, subject to the Company Board’s right to withdraw, modify or amend such recommendation in accordance with the requirements of Section 6.4. “Proxy Statement Clearance Date” means the later to occur of (i) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (ii) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date that all comments received from the SEC have been cleared.

(c) No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filings will be made by the Company without the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, the Schedule 13E-3 or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(d) Each of the parties agrees to use its best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, the Schedule 13E-3 and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser, or their respective officers and directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, the Schedule 13E-3 or Other Filings, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filing, the Company shall promptly inform Parent.

Section 2.2 Stockholders’ Meeting. In accordance with applicable law and the Company’s certificate of incorporation and by-laws, the Company shall call, give notice of and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of obtaining the Company Stockholder Approval, including the Disinterested Stockholder Approval, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as promptly as practicable after the Proxy Statement Clearance Date.

ARTICLE III

DISSENTING SHARES; EXCHANGES OF SHARES; RELATED MATTERS.

Section 3.1 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL or any successor provision (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Common Stock held by such holder in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal in accordance with Section 262 of the DGCL, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, and subject to deduction for any required withholding taxes, upon surrender of the Certificate or Certificates representing such shares of Common Stock pursuant to Section 3.2.

(b) (i) The Company shall give Parent prompt notice of any written demands for appraisal of any Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

Section 3.2 Payment for Shares.

(a) Prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as depositary in the Merger, which depositary shall be reasonably satisfactory to the Company (the “Depositary”), and Parent shall enter into an agreement with the Depositary, which agreement shall be in form and substance reasonably satisfactory to the Company, pursuant to which, after the Effective Time, the Depositary will distribute the Merger Consideration on a timely basis and (ii) irrevocably deposit or cause to be deposited with the Depositary the amounts required with respect to the conversion of the shares of Common Stock at the Effective Time pursuant to Section 1.8(c) as Certificates are surrendered.

(b) As soon as practicable after the Effective Time, the Depositary shall be instructed to mail to each record holder (other than holders of Parent Shares, Treasury Shares and Dissenting Shares) of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Depositary) and instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration in customary form to be reasonably agreed to by Parent and the Company prior thereto. Upon surrender to the Depositary of a Certificate, together with a letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange therefor consideration equal to the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration, and any amount payable hereunder will be subject to deduction for any required withholding taxes. If the Merger Consideration is to be distributed to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees if required by Parent) and that the Person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a Person other than the registered holder of the Certificate surrendered or, in the alternative, establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After 12 months following the Effective Time, the Surviving Corporation may require the Depositary to deliver to it any cash (including any interest received with respect thereto) that it has made available to the Depositary and that has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled (subject to abandoned property, escheat and other similar laws) to look to the Surviving Corporation only as general creditors with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Depositary, in connection with the distribution of the Merger Consideration. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing Parent Shares, Treasury Shares and Dissenting Shares) shall represent for all purposes the right to receive consideration equal to the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such Certificate. From and after the Effective Time, holders of Certificates immediately prior to the Merger shall have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock that were represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights in respect thereof other than as provided herein or by law.

(c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, which are not Certificates in respect of (i) Parent Shares, (ii) Treasury Shares or (iii) Dissenting Shares the rights to which have been perfected and not withdrawn or lost under the DGCL, they shall be cancelled and exchanged for Merger Consideration as provided in this Article III.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Depositary will issue a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3 Treatment of Stock Options, RSUs, Restricted Stock, Performance Share Units and LTIP.

(a) As of immediately prior to and conditioned upon the occurrence of the Effective Time, each holder (other than Murdock) of a then outstanding option to purchase shares of Common Stock (the “Company Options”), whether vested or unvested, shall be entitled to receive, and shall receive (without any action on the part of any such holder), from the Surviving Corporation, in settlement thereof, cash (without interest and net of applicable withholding taxes) in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such option multiplied by (ii) the number of shares of Common Stock that such option may purchase upon exercise, within 15 days after the Effective Time.

(b) As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any time-based restricted stock unit award granted under any compensation plan or arrangement of the Company (“Company RSUs”) or time-based restricted stock award granted under any compensation plan or arrangement of the Company (the “Company Restricted Stock Awards”), each Company RSU and Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU and Company Restricted Stock Award, and such amount shall be payable within 15 days after the vesting date (subject to the continued employment of the holder thereof with the Company or any of its Subsidiaries through the vesting date) for such Company RSU and Company Restricted Stock Award.

(c) As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any performance-based restricted stock unit award (the “Company Performance Share Unit Awards”), each Company Performance Share Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Performance Share Unit Award, and such amount shall be payable within 15 days after the vesting date (subject to the continued employment of the holder thereof with the Company or any of its Subsidiaries through the vesting date and the achievement of the performance metric) for such Company Performance Share Unit Award, subject to adjustment of the performance metric.

(d) With respect to any Company cash-based awards under the 2013 Self-Funded Cash Long-Term Incentive Plan (“LTIP”) that are outstanding as of immediately prior to the Effective Time, such awards shall continue to be in effect after the Effective Time according to their terms and the terms of the LTIP.

(e) Prior to the Effective Time, the Compensation Committee shall adopt such resolutions in a form reasonably acceptable to Parent and the Company shall take such other actions as may be necessary to effectuate the provisions of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Past SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or the Company Disclosure Schedule attached hereto (with respect to which any particular reference to a section of this Agreement shall be deemed to be disclosed under all other articles and sections of this Agreement to which it is reasonably apparent from the text that such disclosure is relevant to such other articles and sections), the Company represents and warrants to the Parent and the Purchaser as follows:

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has heretofore made available to the Parent true and complete copies of the Company’s certificate of incorporation and by-laws as currently in effect.

As used herein, the term “Company Material Adverse Effect” shall mean any adverse development, change, effect, event, occurrence, circumstance or state of facts (a) that has a material adverse effect on the financial condition, business, assets, properties, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the ability of the Company to consummate the Merger, which has occurred or would reasonably be expected to occur as a result of such development, change, effect, event, occurrence, circumstance or state of facts, excluding in each case (i) any development, change, effect, event, occurrence, circumstance or state of facts resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, tariffs, export and import laws, rules and regulations or the interpretations thereof and as a result of weather conditions) generally applicable to the fresh produce industry that are not unique to the Company and its Subsidiaries, (iii) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) any decline in the market price, or change in trading volume, of any capital stock of the Company or (vi) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures (provided that the underlying cause of any decline, change or failure referred to in clause (v) or (vi) (if not otherwise falling within clauses (i) through (vi) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”), except in the case of clauses (i) and (ii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there is a “Company Material Adverse Effect”)). Notwithstanding the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if, following the date of this Agreement, the Company and its Subsidiaries incur judgments or costs in connection with Proceedings (which judgments or costs are not covered by insurance or other third-party indemnity and which are likely, in the opinion of the Company’s general counsel, to be sustained on appeal or otherwise enforced against the Company or a Subsidiary of the Company) in an amount which results in an event of default under and an acceleration of the Company’s current principal credit facility.

Section 4.2 Corporate Authorization; Approvals.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to the Company Stockholder Approval, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the

Merger have been duly authorized by all necessary corporate action on the part of the Company, and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Murdock, Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

(b) The Company Board, at a meeting duly called and held on August 11, 2013, has unanimously, with Murdock abstaining, adopted resolutions, in accordance with the unanimous recommendation of the Special Committee, (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Disinterested Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby and (iii) determining to recommend that the stockholders of the Company vote to adopt this Agreement (such recommendation, the “Company Board Recommendation”), subject to the Company Board’s right to withdraw, modify or amend such recommendation in accordance with the requirements of Section 6.4.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger require no action by or in respect of, or filing with, any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a “Governmental Entity”), other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable non-U.S. antitrust or competition-related laws; (c) compliance with any applicable requirements of the New York Stock Exchange; (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the “Company Required Governmental Consents”).

Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not (a) contravene or conflict with the Company’s certificate of incorporation or by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary (other than the Company Options, Company RSUs, Company Restricted Stock Awards or Company Performance Share Unit Awards) or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Company Material Adverse Effect.

As used in this Agreement, “Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term “Lien” shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) landlords’, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) liens or imperfections on property which do not materially detract from the value or the existing use of the property affected by such lien or imperfection, (v) liens securing liabilities which are reflected or reserved against in the June Balance Sheet to the extent so reflected or reserved, (vi) liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and (vii) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not materially and adversely affect the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). There were, as of the close of business on August 9, 2013, (i) 89,888,765 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding and (iii) no shares of Common Stock held in the treasury of the Company. As of August 9, 2013, there were 3,968,717 shares of Common Stock reserved for issuance upon exercise or settlement of outstanding Company Options, Company RSUs or Company Restricted Stock Awards and up to 364,000 shares of Common Stock reserved for issuance upon settlement of outstanding Company Performance Share Unit Awards. All outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise or settlement of the Company Options, Company RSUs, Company Restricted Stock Awards and Company Performance Share Unit Awards will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s by-laws or any contract to which the Company is a party or otherwise bound.

(b) As of the date hereof, except as described in Section 4.5(a) herein, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or, to the Knowledge of the Company, any other entity, other than loans to Subsidiaries in the ordinary course of business. As used in this Agreement, the term “Knowledge” when referring to the Company means the actual knowledge of C. Michael Carter, Keith Mitchell and Beth Potillo, without any duty of inquiry.

Section 4.6 Subsidiaries.

(a) No Subsidiary of the Company is a Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

(b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company, are owned by the Company, directly or indirectly.

(c) Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all applicable business entity power required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. All of the outstanding capital stock or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and, with respect to corporate Subsidiaries, free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws) (provided that restrictions on these rights with respect to non-corporate Subsidiaries would not have a Company Material Adverse Effect). There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock of, or other ownership interests in, any of the Company Subsidiaries. There are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or, to the Knowledge of the Company, any right (contingent or otherwise) to acquire the same.

Section 4.7 Past SEC Documents. The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC after January 1, 2012 and prior to the date of this Agreement (collectively, the “Past SEC Documents”). As of its filing date or as amended or supplemented prior to the date hereof, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Financial Statements; Liabilities.

(a) The audited consolidated financial statements of the Company included in the Company annual report on Form 10-K for its fiscal year ended December 29, 2012 (the “Company 10-K”) fairly present in all material respects, in accordance with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in conformity with United States generally accepted accounting principles, consistently applied (“GAAP”) (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

(b) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, in each case, other than:

(i) liabilities or obligations disclosed or provided for in the Company’s consolidated balance sheet as of December 29, 2012 included in the Company 10-K, including the notes thereto;

(ii) liabilities or obligations existing as of December 29, 2012;

(iii) liabilities or obligations under this Agreement or incurred in connection with the Merger or the other transactions contemplated hereby;

(iv) since December 29, 2012, obligations of the Company to comply with all applicable laws;

(v) since December 29, 2012, ordinary course obligations of the Company and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party;

(vi) other liabilities or obligations incurred or arising since December 29, 2012 which are disclosed or provided for in the Past SEC Documents; and

(vii) other liabilities or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.9 Disclosure Statements. (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other Filings based upon information furnished in writing to the Company by or on behalf of Murdock, Parent or Purchaser.

Section 4.10 Absence of Certain Changes. Since December 29, 2012 and through the date of this Agreement, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect.

Section 4.11 Litigation. As of the date of this Agreement, (a) there are no, and to the Knowledge of the Company there are no threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations (“Proceedings”) against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s current or former directors or officers (in their capacity as such) or any other Person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such Person); and (b) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity (“Orders”) against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors (in their capacity as such) or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such Person), except where such Proceedings or Orders, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.12 Taxes.

(a) As used herein, (i) the terms “Tax” or “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind imposed by any Taxing Authority, including, but not limited to, any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, customs, stamp, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) the term “Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term “Tax Returns” means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

(b) Except where the failure to take such actions would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to all taxable years which are not closed by the applicable statute of limitations: (i) all Tax Returns required to be filed with any Taxing Authority by or with respect to the Company and the Company Subsidiaries through the Closing (the “Company Returns”) have been or will be filed in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid, or provided adequate reserves in the consolidated balance sheet of the Company included in the Company’s quarterly report on Form 10-Q for its fiscal quarter ended June 15, 2013 (the “June Balance Sheet”), for all Taxes due with respect to the periods covered by the Company Returns that have been so filed; (iii) the Company and the Company Subsidiaries have paid or will pay when due all estimated Taxes and other Taxes due before or at Closing; (iv) to the Company’s Knowledge, the Company Returns are not subject to examination currently by any Taxing Authority and no written notice has been received by the Company or any Company Subsidiary with respect to any actual or threatened audit or examination of any Company Return; (v) all deficiencies asserted or assessments made as a result of the examination of the Company Returns have been paid in full or are being contested in good faith; (vi) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or the Company Subsidiaries; (vii) all Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper Taxing Authority when due, or adequate reserves have been established on the June Balance Sheet for such Taxes; (viii) none of the Company or any Company Subsidiary has made, requested or agreed to make, nor is required to make, any adjustment under Section 481(a) of the United States Internal Revenue Code by reason of a change in accounting method or otherwise for any taxable year; and (ix) there are no material elections with respect to Taxes affecting either the Company or any Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

Section 4.13 Compliance with Laws; Licenses, Permits and Registrations.

(a) Neither the Company nor any Company Subsidiary is in violation of, or has since December 29, 2012 violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, “Environmental Laws”)), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.14 Contracts. Each material lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except in each case where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, the other parties thereto, except in each case for those defaults that would not have a Company Material Adverse Effect. Other than any agreement among only the Company and one or more of its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any Person or in any geographic area or during any period of time.

Section 4.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect. As used in this Agreement, “Company Intellectual Property” means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature (together with goodwill, registrations and applications relating to the foregoing) related to the Dole name and trademark.

(b) All of the issued or registered material Company Intellectual Property owned by the Company is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, except any that would not individually have a Company Material Adverse Effect, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, except any such proceedings which if determined adversely to the Company would not have a Company Material Adverse Effect.

Section 4.16 Required Vote. The affirmative vote of the holders of a majority of the issued and outstanding Common Stock is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the certificate of incorporation or the by-laws of the Company to adopt this Agreement. The Company has agreed with Parent and Purchaser to subject the adoption of the merger agreement to the Disinterested Stockholder Approval (such approval, together with the vote referenced in the preceding sentence, the “Company Stockholder Approval”).

Section 4.17 Finders’ Fees; Opinion of Committee Financial Advisor.

(a) Except for the Lazard Frères & Co. LLC (the “Committee Financial Advisor”), no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Merger or the other transactions contemplated hereby.

(b) The Special Committee and the Company Board have received the opinion of the Committee Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than the holders of the Parent Shares, Treasury Shares and Dissenting Shares).

Section 4.18 Section 203 of the DGCL. To the Knowledge of the Company, other than Section 203 of the DGCL (“Section 203”), no state takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to the Merger or this Agreement, and the restrictions on “business combinations” (as defined in Section 203) set forth in Section 203 do not apply to the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, PURCHASER AND MURDOCK

The Parent, the Purchaser and Murdock represent and warrant to the Company as follows:

Section 5.1 Existence and Power. Each of the Parent and the Purchaser is duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the State of Delaware and has all business entity powers required to carry on its business as now conducted. Each of the Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent has heretofore made available to the Company true and complete copies of the Purchaser’s certificate of incorporation and by-laws as currently in effect and the Parent’s certificate of formation and operating agreement as currently in effect. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

As used herein, the term “Parent Material Adverse Effect” shall mean any adverse change, effect, event, occurrence, circumstance or state of facts which would prevent or materially impair the ability of Parent, the Purchaser or Murdock to consummate the Merger and other transactions contemplated by this Agreement.

Section 5.2 Authorization; Approvals. Parent and the Purchaser each have the requisite business entity power and authority to execute, deliver and perform this Agreement and consummate the Merger. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger have been duly authorized by all necessary corporate or limited liability company action and no other corporate or limited liability company action on the part of Parent or the Purchaser is necessary to authorize the consummation of the Merger, except for the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Purchaser (which Parent covenants to do as soon as practicable following execution of this Agreement). This Agreement has been duly and validly executed and delivered by

Parent, the Purchaser and Murdock and, assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of the Parent, the Purchaser and Murdock, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

Section 5.3 Governmental Authorization. The execution, delivery and performance by the Parent, the Purchaser and Murdock of this Agreement and the consummation by the Parent, the Purchaser and Murdock of the Merger requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (e) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the “Parent Required Governmental Consents”).

Section 5.4 Non-Contravention. The execution, delivery and performance by the Parent, the Purchaser and Murdock of this Agreement and the consummation by the Parent, the Purchaser and Murdock of the Merger do not and will not (a) contravene or conflict with the certificate of formation or operating agreement of the Parent or the certificate of incorporation or by-laws of the Purchaser, (b) assuming that all of the Parent Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Parent, any Parent Subsidiary or Murdock, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Parent, any Parent Subsidiary or Murdock, or to a loss of any benefit or status to which the Parent, any Parent Subsidiary or Murdock, is entitled under any provision of any agreement, contract or other instrument binding upon the Parent, any Parent Subsidiary or Murdock, or any license, franchise, permit or other similar authorization held by the Parent, any Parent Subsidiary or Murdock, or (d) result in the creation or imposition of any Lien on any asset of the Parent, any Parent Subsidiary or Murdock, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Information in Securities Filings. All documents required to be filed by Murdock, Parent or the Purchaser with the SEC in connection with the Merger, and any information supplied by Murdock, Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company’s stockholders, as the case may be, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of the Company.

Section 5.6 Purchaser’s Operations. The Purchaser was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has not incurred any obligations or liabilities other than in connection with or as contemplated by this Agreement and except for immaterial liabilities for state franchise taxes.

Section 5.7 Vote Required. No vote of the holders of any of the outstanding shares of capital stock or any other securities of the Parent or the Purchaser is necessary to adopt this Agreement or approve the Merger (except for the adoption of this Agreement by Parent as the sole stockholder of Purchaser referenced in Section 5.2), other than the approval of Murdock, which has been obtained.

Section 5.8 Finders’ Fees. Except for Deutsche Bank Securities Inc., whose fees will be paid by the Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of its affiliates upon consummation of the Merger or the other transactions contemplated hereby.

Section 5.9 Financing. Parent has received, and previously provided to the Special Committee, fully executed commitment letters from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Bank of America, N.A. and The Bank of Nova Scotia (the “Lenders”) dated the date hereof providing for financing in an aggregate amount equal to $1,150,000,000 (the “Debt Financing”) and describing the terms and conditions upon which such Lenders (together with their officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Financing Sources”) will arrange and provide such financing (the “Debt Commitment Letter”) (it being understood and agreed that each related fee letter shall have been redacted in a customary manner as required by the terms of the Debt Commitment Letter, which shall include, without limitation, the fee amounts and certain economic terms of the market “flex” (none of which redacted terms would adversely affect the amount or availability of the Debt Financing). Parent has received, and previously provided to the Special Committee, a fully executed commitment letter from Murdock dated the date hereof providing for financing in an aggregate amount equal to $200,000,000 (the “Equity Financing”) and describing the terms and conditions upon which Murdock will provide such financing (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The Commitment Letters are in full force and effect on the date hereof and have not been withdrawn, rescinded, amended or modified in any respect. There are no conditions precedent to the funding of the full amount of the financing contemplated by the Commitment Letters other than as expressly set forth in the Commitment Letters. There are no facts and circumstances known to Murdock, Parent, Purchaser or any of their respective affiliates that are or that any of them believe is likely to (i) prevent the conditions described in the Commitment Letters from being satisfied on a timely basis, (ii) constitute a default or breach on the part of Murdock, Parent, Purchaser or any of their respective affiliates under the Commitment Letters (whether with or without notice, lapse of time or both), (iii) prevent Parent or Purchaser from receiving financing pursuant to the terms of the Commitment Letters or (iv) make any of the assumptions set forth in the Commitment Letters unreasonable. There are no facts and circumstances known to Murdock, Parent, the Purchaser or any of their respective affiliates that are or that any of them believe is likely to cause the financings contemplated by the Commitment Letters not to be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the financings contemplated by the Commitment Letters, when taken together with the unrestricted cash of the Company and its Subsidiaries, are sufficient to pay the aggregate Merger Consideration, to pay cash amounts payable to the holders of the Company Options pursuant to Section 3.3(a), to effect all refinancings of existing indebtedness of the Company and its Subsidiaries required as a result of the Merger or as required by the Commitment Letters and to pay the anticipated fees and expenses related to the Merger (the “Required Cash Amount”).

Section 5.10 Solvency. None of Parent, the Purchaser or Murdock is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Purchaser, Murdock, the Company or any Company Subsidiary. Based on information available to Parent, the Purchaser and Murdock, assuming the satisfaction of the conditions to the obligation of Parent, the Purchaser and Murdock to consummate the Merger, then, after giving effect to the Merger, including the utilization of the Required Cash Amount, each of Murdock, Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger. As used herein, the term “Solvent” shall mean, when used with respect to any Person, as of any date of determination, (i) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date, and (ii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement or except with the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company will conduct its business in all material respects in the ordinary course. Without limiting the foregoing, until the Effective Time or the earlier termination of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past practice;

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of shares upon the exercise or settlement of Company Options, Company RSUs, Company Restricted Stock Awards or Company Performance Share Unit Awards;

(e) with respect to the Company only, amend its certificate or articles of incorporation, by-laws or other comparable charter or organizational documents;

(f) subject to the provisions of this Agreement and except as described herein, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to the Company and its Subsidiaries, taken as a whole (it being understood that any one or more acquisitions for total consideration not exceeding, in the aggregate, $250 million shall not be material for purposes of this clause (f));

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person in an amount in excess of $5 million, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case except for borrowings or indebtedness permitted under current credit facilities, for loans (including, without limitation, grower loans or advances) and other obligations incurred in the ordinary course of business consistent with past practice, and for leases of containers having an aggregate value of not more than $30 million;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary, in an amount exceeding $30 million, except for loans (including, without limitation, grower loans or advances) and other such advances, capital contributions and investments made in the ordinary course of business consistent with past practices;

(i) adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a Transaction Proposal; or

(j) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2 Consents and Filings. The parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (a) obtain from Governmental Entities and other Persons all consents, clearances, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, and (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable law, including, in the case of Murdock and the Company, make the necessary filings under the HSR Act within 10 Business Days after the date hereof. In furtherance and not in limitation of the foregoing, the parties shall (i) use their respective reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the waiting period applicable to the Merger under the HSR Act as promptly as reasonably practicable and in any event no later than the Outside Date, (ii) promptly notify the other parties of any communication concerning this Agreement and any of the transactions contemplated hereby from any Governmental Entity and consider in good faith the views of the other parties and keep the other parties reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other parties with any written notices or other communications received from, or given to, the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”); and (iii) permit the other parties to review in draft form any proposed communication to be submitted by it to the FTC or the DOJ, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other party in advance of any in-person or telephonic meeting or conference with, the FTC or the DOJ, and, to the extent permitted by the FTC or the DOJ, not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with the FTC or the DOJ unless it consults with the other parties and their representatives in advance and invites the other parties’ representatives to attend such meetings and/or discussions; provided, however, that nothing in this Agreement shall prevent any party from responding to or complying with a subpoena or other legal process required by law or submitting factual information in response to a request therefor.

Section 6.3 Indemnification; Insurance. At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of the Company and its Subsidiaries (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties’ agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or certificate of incorporation of the Company or any of its Subsidiaries, any contract and/or any applicable law. Surviving Corporation will maintain for a period of not less than six years from the Effective Time Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance and indemnification policy (or a policy providing substantially similar coverage, including a prepaid “tail” policy) (the “D&O Insurance”) for all persons who are directors and officers of the Company and its Subsidiaries covered by the Company’s D&O Insurance as of the Effective Time; provided that Surviving Corporation shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 300% of the annual premium paid for D&O Insurance in effect prior to the date of this Agreement; and provided, further, that Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The Surviving Corporation shall maintain in effect for a period of not less than six years from the Effective Time, in its certificate of incorporation and bylaws, provisions substantially identical to Article X of the certificate of incorporation of the Company and Article VI of the bylaws of the Company, respectively, as currently in effect. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.4 Other Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Company or any of its Subsidiaries) (collectively, “Responsible Parties”) shall have the right, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Company Board and the Company with respect to any action permitted or contemplated by this Section 6.4), to (i) initiate, solicit and encourage, whether publicly or otherwise, Transaction Proposals (or any inquiry or the making of any proposal or offer or other efforts or attempts that may reasonably be expected to lead to a Transaction Proposal), including by way of furnishing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to one or more confidentiality agreements executed by such Person; provided that the Company shall promptly make available to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or its Responsible Parties, and (ii) engage in, enter into, continue, maintain or otherwise participate in any discussions or negotiations with any Person or group of Persons with respect to any Transaction Proposals (or any inquiry, proposal or offer or other efforts or attempts that may reasonably be expected to lead to a Transaction Proposal) and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

(b) Except as may relate to any Excluded Party or as expressly permitted by this Section 6.4, from and after the No-Shop Period Start Date until the Effective Time or the earlier termination of this Agreement, none of the Company, any of its Subsidiaries, or any of their respective Responsible Parties, will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (“Person”) in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board (acting through the Special Committee) from, prior to the Company Stockholders’ Meeting, but subject to compliance with Section 6.4(c): (i) furnishing information to or entering into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Transaction Proposal which was not directly or indirectly solicited in violation of this Section 6.4 and which the Company Board (acting through the Special Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith constitutes or would reasonably be expected to result in a Superior Proposal, if: (1) the Company Board (acting through the Special Committee), after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law and (2) prior to taking such action the Company provides prompt notice to Purchaser to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement; (ii) failing to make, withholding, withdrawing, qualifying, modifying or amending the Company Board Recommendation if there exists a Superior Proposal or Intervening Event and the Company Board (acting through the Special Committee), after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law in connection with such Superior Proposal or Intervening Event; or (iii) making to the Company’s stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any Transaction Proposal or Intervening Event, or taking any other legally required action with respect to such Transaction Proposal or Intervening Event (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Company Board (acting through the Special Committee), after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law. Except as may relate to any Excluded Party or as otherwise permitted by the foregoing provisions of this Section 6.4, after the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause all Responsible Parties to, promptly cease and terminate any then existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted theretofore by the Company or any Responsible Parties with respect to the foregoing and shall use its reasonable best efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and/or its Subsidiaries to return or destroy (and confirm destruction of) all such information. In the event of an exercise of the Company’s or the Company Board’s rights under clauses (i), (ii) or (iii) above and subject to compliance with this Section 6.4, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Company. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.4(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Section 6.4(b) shall not apply to, any Excluded Party, including with respect to any amended or modified Transaction Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

For purposes of this Agreement:

“Excluded Party” shall mean any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Responsible Parties has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a Transaction Proposal that the Company Board (acting through the Special Committee) after consultation with its financial advisors and outside legal counsel, determines in good faith, prior to or within five Business Days after the No-Shop Period Start Date, constitutes or could reasonably be expected to lead to a Superior Proposal.

“Transaction Proposal” shall mean any of the following (other than the transactions between the Company, Murdock, Purchaser and Parent contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) “beneficial ownership” by any person, “group” or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Transaction Proposal (except that the references to “20%” in the definition thereof will be deemed “50%”) that the Company Board (acting through the Special Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith is more favorable from a financial point of view to the Disinterested Stockholders than the Merger, taking into account (a) all financial considerations, (b) the identity of the Person making such Transaction Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Transaction Proposal, (d) the other terms and conditions of such Transaction Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Transaction Proposal deemed relevant by the Company Board (acting through the Special Committee), and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent or Purchaser during the Notice Period.

“Intervening Event” shall mean a material development, change, effect, event, occurrence, circumstance or state of facts that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) that was not known to the Special Committee prior to the execution and delivery of this Agreement.

(c) Prior to the Company Board (acting through the Special Committee) withdrawing or modifying the Company Board Recommendation, or approving or recommending a Transaction Proposal, and prior to the Company entering into an agreement with respect to a Transaction Proposal, the Company shall provide Purchaser with a written notice (a “Notice of Board Action”) advising Purchaser of the Transaction Proposal (and, in such case, specifying the material terms and conditions of such Transaction Proposal and identifying the Person making such Transaction Proposal) or Intervening Event, and the Company Board (acting through the Special Committee) shall not withdraw or modify the Company Board Recommendation, or approve or recommend a Transaction Proposal, nor shall the Company nor any Subsidiary enter into an agreement with respect to a Transaction Proposal, until 72 hours after the first Notice of Board Action (the “Notice Period”) with respect to a Transaction Proposal or Intervening Event. During such Notice Period, if requested by Purchaser, the Company shall engage in good faith negotiations with Purchaser to amend this Agreement in such a manner that would cause the Transaction Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or, in the case of an Intervening Event, so there is no longer a basis for the withdrawal or modification by the Company Board (acting through the Special Committee) of the Company Board Recommendation. Any material changes to the financial terms of such Transaction Proposal occurring prior to the Company Board (acting through the Special Committee) withdrawing or modifying the Company Board Recommendation, or approving or recommending a Transaction Proposal, and prior to the Company entering into an agreement with respect to a Transaction Proposal, shall require the Company to provide Purchaser a new Notice of Board Action and a new Notice Period (except that the Notice Period shall be reduced to 48 hours).

Section 6.5 Public Announcements. Neither Murdock, Purchaser or Parent, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Merger, without the prior consent of the Company or Parent, respectively, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, the New York Stock Exchange and, in any event, to the extent practicable, Murdock, Parent, Purchaser and the Company will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any such press release or other public statements with respect to the Merger. The parties agree that the initial press release or releases to be issued with respect to this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding anything to the contrary herein, the parties shall be entitled to make public statements to investors, analysts, regulators and other Persons consistent with other information made public in accordance with this Section 6.5.

Section 6.6 Employee Benefits.

(a) Purchaser and Parent agree that, for a period of 12 months following the Effective Time of the Merger, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Parent or Purchaser) which, in the aggregate, will provide a level of benefits to continuing employees of the Company and its Subsidiaries substantially comparable to those provided to similarly situated employees as in effect immediately prior to the Effective Time of the Merger; provided that Purchaser may cause modifications to be made to such benefit plans and arrangements to the minimum extent necessary to comply with applicable law. Nothing in this Section 6.6 shall prohibit the Company or the Surviving Corporation from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with, the terms of any existing employment or other agreements).

(b) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any compensation or employee benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, or otherwise be treated as an amendment or modification of any Company, Purchaser, Parent or any of their Subsidiaries’ compensation or benefits plans or arrangements or (ii) create any third-party beneficiary or other right in any Person, including any current or former employee of the Company or any Subsidiary of the Company, or any participant in any Company, Purchaser, Parent or any of their Subsidiaries’ compensation or benefits plans or arrangements (or any dependent or beneficiary thereof).

Section 6.7 Financing.

(a) Murdock agrees to use, and to cause Parent and Purchaser to use, best efforts to complete the transactions contemplated by the Commitment Letters on or before the scheduled Closing Date on the terms and conditions described in the Commitment Letters, including by maintaining the Commitment Letters and negotiating and entering into definitive agreements with respect to the Debt Financing and Equity Financing on the terms and conditions contemplated by the Commitment Letters. Upon request, Parent will keep the Company reasonably informed of the status of its efforts to arrange such financing and provide to the Company copies of the material definitive documents for such financing. Murdock agrees to use, and to cause Parent and Purchaser to use, reasonable best efforts to enforce their respective rights under the Commitment Letters and the definitive agreements with respect to the Debt Financing and Equity Financing, including by seeking specific performance of the parties thereunder. Murdock shall not, and shall cause Parent and Purchaser not to, without the prior written consent of the Company, terminate the Equity Commitment Letter, or permit any amendment, modification or supplement to, or any waiver of any provision or remedy under, or replace, the Equity Commitment Letter. Murdock shall not, and shall cause Parent and Purchaser not to, without the prior written consent of the Company, (i) terminate any Debt Commitment Letter, unless such Debt Commitment Letter is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment, modification or supplement to, or any waiver of any provision or remedy under, or replace, any Debt Commitment Letter if such amendment, modification, supplement, waiver or replacement (A) would (1) add any new condition to any Debt Commitment Letter or modify any existing condition in a manner materially adverse to Murdock, Parent or Purchaser or that would be reasonably expected to materially adversely affect the ability of Murdock, Parent and Purchaser to consummate the Merger and the other transactions contemplated by this Agreement or the likelihood of their doing so, or (2) be reasonably expected to make the timely funding of any of the financing contemplated by the Debt Commitment Letter or satisfaction of the conditions to funding of any such financing less likely to occur in any material respect, (B) reduces the aggregate amount of the financing contemplated by the Debt Commitment Letter to an amount less than that which, when taken together with the funding contemplated by the Equity Commitment Letter and the unrestricted cash of the Company and its Subsidiaries, would be at least equal to the Required Cash Amount, (C) adversely affects the ability of Murdock, Parent or Purchaser to enforce its rights against the other parties to any of the Debt Commitment Letter as so amended, modified, supplemented, waived or replaced, or (D) would reasonably be expected to prevent or materially impair the consummation of the Merger or the other transactions contemplated by this Agreement. Upon any such amendment, modification, supplement, waiver or replacement of the Debt Commitment Letter, the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, modified, supplemented, waived or replaced. Murdock shall, or shall cause Parent and Purchaser to, provide to the Company copies of any such amendment, modification, supplement, waiver or replacement.

(b) Without limiting the generality of the foregoing, in the event that any portion of the funding contemplated by the Debt Commitment Letter becomes unavailable, or at any time funds are not or have not been made available pursuant to the Debt Commitment Letter so as to enable Purchaser to proceed with the Merger in a timely manner, each of Murdock, Parent and Purchaser shall (i) promptly notify the Company thereof and the reasons therefor, (ii) use his or its commercially reasonable efforts to obtain, as promptly as practicable following such event and in any event no later than the Outside Date, alternative funding in an amount at least equal to the Required Cash Amount from the same or other sources and on terms and conditions no less favorable to Murdock, Parent and Purchaser than those provided in the Debt Commitment Letter, and (ii) continue to use his or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The term “Debt Commitment Letter” shall mean be deemed to include the commitment letter (or similar agreement) related to such alternative financing arranged in compliance with this Section 6.7(b). Murdock shall, or shall cause Parent and Purchaser to, provide to the Company copies of any such Debt Commitment Letter (or similar agreements).

(c) Following the date hereof, any amendment, modification, supplement, waiver, replacement, termination or cancellation of any of the Debt Financing, or any information which becomes known to Murdock, Parent, Purchaser or their respective affiliates which makes it unlikely that the Debt Financing or Equity Financing will be obtained on the terms set forth in the Commitment Letters, shall be promptly disclosed to the Special

Committee. Without limiting the foregoing, Parent will give the Company prompt notice (which shall in no event be more than two Business Days from the date of knowledge): (i) of any actual or alleged breach or default by any party to any Commitment Letter or definitive document related to such financing, (ii) of the receipt of any written notice or other written communication from a financing source for such financing with respect to any (A) actual or alleged breach, default, termination or repudiation by any party to any Commitment Letter or any definitive document related to such financing or any provisions of the Commitment Letters or any definitive document related to such financing or (B) material dispute or disagreement between or among any parties to any Commitment Letter or any definitive document related to such financing with respect to the obligation to fund such financing or the amount of financing to be funded at the Closing, and (iii) if Parent and Purchaser determine in good faith that they will not be able to satisfy any of the conditions to, or otherwise be able to obtain, all or any portion of the financing contemplated by the Commitment Letters on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to such financing. None of Murdock, Parent or Purchaser or any of their respective affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lenders or other entities not to fund any of the financing provided for in the Debt Commitment Letter or Equity Commitment Letter.

(d) On the terms and subject to the conditions contemplated by the Equity Commitment Letter, Murdock agrees to provide, or cause one of his permitted assignees thereunder to provide, the Equity Financing on or before the scheduled Closing Date.

Section 6.8 Cooperation with Financing Efforts. The Company agrees to provide, and will cause each of its Subsidiaries and their respective officers and employees to provide, and will use its commercially reasonable efforts to cause its advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation:

(a) participating in meetings, due diligence sessions, road shows, sessions with rating agencies, and reasonable cooperation with the marketing efforts of Murdock, Parent or Purchaser for all or any portion of the Debt Financing (including providing related documentation and materials reasonably requested by Murdock, Parent or Purchaser, acting at the request of the Financing Sources, in connection with the foregoing activities);

(b) preparing of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank syndication materials, road show presentations and similar documents (including providing all financial statements, forecasts, projections and other forward-looking financial information and other information that is required by the conditions in paragraphs 6 and 7 in Exhibit E of the Debt Commitment Letter (the “Required Information”)), or may be reasonably requested under the Debt Commitment Letter; it being understood that the Company shall not be required to prepare financial statements or financial or other information, or information in a particular form, that it does not currently prepare in the ordinary course of business if to do so would be unduly burdensome on the Company;

(c) executing and delivering any customary credit agreements and other loan documentation, indentures, purchase or underwriting agreements pledge and security agreements, and customary closing certificates in connection with the Debt Financing, provided that neither the Company nor any of its Subsidiaries shall be required to enter into any such agreement prior to the Effective Time;

(d) using commercially reasonable efforts to obtain customary comfort letters of accountants of the Company upon completion of customary procedures in connection with the Debt Financing;

(e) cooperating with Murdock’s, Parent’s or Purchaser’s efforts to obtain legal opinions and title insurance as reasonably requested by Murdock, Parent or Purchaser;

(f) requesting customary payoff letters, Lien searches, Lien terminations, collateral releases, mortgage terminations, control agreement terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all existing indebtedness of the Company and its Subsidiaries, and providing customary materials that facilitate the perfection or enforcement of Liens on the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including original copies of all certificated securities (with transfer powers executed in blank)); and

(g) furnishing Parent and its Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the applicable regulations of the Office of Foreign Assets Control (OFAC), the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940.

Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Murdock, Parent or Purchaser promptly after written request therefor, in connection with the Debt Financing or Equity Financing. Murdock shall, or shall cause Parent or Purchaser to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its representatives in connection with any actions taken, or cooperation provided, by the Company at the request of Murdock, Parent or Purchaser pursuant to this Section 6.8 and shall indemnify and hold harmless the Company and its representatives for and against any and all fees, costs and other liabilities suffered or incurred by them in connection with any action taken, or cooperation provided, by the Company or any of its representatives at the request of Murdock, Parent or Purchaser pursuant to this Section 6.8 and any information (other than information provided by the Company or any of its representatives) utilized in connection therewith, except to the extent that any such fees, costs or other liabilities are suffered or incurred as a result of the Company’s or any of its representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement.

For purposes of this Agreement, “Marketing Period” means the first period of not less than 15 consecutive Business Days, on the first day of which, throughout which and on the last day of which (a) Parent shall have received the Required Information and during such period the Required Information is Compliant; provided that, if the Company shall in good faith reasonably believe it has provided the Required Information and that it is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that it is not Compliant and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or which is not Compliant), and (b) the conditions set forth in Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such 15 Business Day period; provided, however, that (i) the Marketing Period shall (x) commence after September 2, 2013, (y) November 29, 2013 shall be excluded as a business day for such purposes and (z) such period shall either end on or prior to December 20, 2013 or commence after January 6, 2014) and (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period: (1) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm; or (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Past SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

For purposes of this Agreement, “Compliant” means, with respect to the Required Information (other than projections, interpretations, forward-looking information and information of a general economic or industry-specific nature), that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading in light of the circumstances under which such Required Information was provided, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable require-

ments of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 (other than such provisions (including, for the avoidance of doubt, the information requirements of Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) for which compliance is not customary in a Rule 144A offering of high yield debt securities), (c) the Company’s auditors have delivered drafts of customary comfort letters as reasonably required by the Financing Sources, including, without limitation, customary “negative assurance” comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in such Required Information, and such auditors have confirmed they are prepared to issue any such comfort letters upon any pricing date occurring during, or on the next Business Day after, the Marketing Period, and (d) the financial statements and other financial information included in such Required Information (which, for the avoidance of doubt, shall not be required to include information required by Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 or Item 402 of Regulation S-K) are, and remain throughout the Marketing Period, reasonably sufficient to permit the Financing Sources to receive the comfort letters contemplated by clause (c) above on any day during, and on the next Business Day after, the Marketing Period.

Section 6.9 Voting. Murdock covenants and agrees that, until the Effective Time or the earlier termination of this Agreement, at the Company Stockholders’ Meeting or any other meeting of the stockholders of the Company, however called, Murdock will vote, or cause to be voted, all of the Parent Shares then owned beneficially or of record by him and his affiliates, as of the record date for such meeting, in favor of the adoption of this Agreement (as it may be amended or otherwise modified from time to time) and the approval of any actions required in furtherance thereof.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligation. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) The Company Stockholder Approval shall have been obtained; provided that no party may waive the requirement to obtain the Disinterested Stockholder Approval;

(b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect; and

(c) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any applicable waiting period required to consummate the Merger under non-U.S. antitrust or competition-related laws shall have been terminated or shall have expired and any approval, consent, ratification, permission, waiver or authorization required under such non-U.S. antitrust or competition-related laws in connection with the Merger shall have been obtained and be in full force and effect.

Section 7.2 Condition to Murdock’s, Purchaser’s and Parent’s Obligation. The obligation of Murdock, Purchaser and Parent to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material” and “Company Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger; and

(c) Since the date of this Agreement, there shall not have occurred or taken place a Company Material Adverse Effect.

Section 7.3 Condition to Company’s Obligation. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) The representations and warranties of Murdock, Parent and Purchaser contained in this Agreement shall be true and correct (considered without regard to any reference to materiality qualifiers such as “material” and “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not have a Parent Material Adverse Effect; and

(b) Each of Murdock, Parent and Purchaser shall have performed in all material respects the obligations required to be performed by him or it under this Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect or materially adversely affect the ability of Murdock, Parent and Purchaser to consummate the Merger.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

(a) by mutual written consent of each of Purchaser and the Company (with the prior approval of the Special Committee); or

(b) by either Purchaser or the Company (with the prior approval of the Special Committee),

(i) if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) if the Merger shall not have occurred by February 11, 2014 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach or failure to perform in any material respect of any covenant or other agreement contained in this Agreement by the party purporting to terminate this Agreement; or

(iii) if the Company Stockholder Approval, including the Disinterested Stockholder Approval, shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or if there are holders of insufficient shares of the Common Stock present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting and at such meeting there is no approval of the adjournment thereof to a later date; or

(c) by the Company (with the prior approval of the Special Committee),

(i) substantially concurrently with its approval of a Transaction Proposal; provided that the Company has complied with Section 6.4, including the notice provisions herein, and that it pays the Expenses as provided by and defined in Section 9.10; or

(ii) in the event of a material breach or failure to perform in any material respect by Murdock, Parent or Purchaser of any covenant or other agreement contained in this Agreement, or in the event of a material breach of any representation or warranty of Murdock, Parent or Purchaser, in each case such that the condition in Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach or failure cannot be or has not been cured within the earlier of (A) 15 calendar days after the giving of written notice to Murdock, Parent or Purchaser and (B) the Outside Date; or

(d) by Purchaser,

(i) if the Company (A) enters into a definitive agreement with any Person with respect to a Transaction Proposal or (B) the Company Board withdraws or adversely modifies its approval of or recommendation of the Merger following the public announcement of a Transaction Proposal or as a result of an Intervening Event; or

(ii) in the event of a material breach or failure to perform in any material respect by the Company of any covenant or other agreement contained in this Agreement, or in the event of a material breach of any representation or warranty of the Company, in each case such that the condition in Section 7.2(a) or Section 7.2(b) would not be satisfied, which breach or failure cannot be or has not been cured within the earlier of (A) 15 calendar days after the giving of written notice to the Company and (B) the Outside Date.

Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its affiliates, directors, officers or stockholders, except that the provisions of Sections 6.8 (with respect to the reimbursement and indemnification obligations therein) and Article IX shall survive such termination.

Section 8.3 Amendment. Subject to applicable law, this Agreement may be amended by action taken by Parent, Purchaser and the Company at any time. The prior approval of a majority of the members of the Special Committee shall be required in connection with any amendment or modification by or on behalf of the Company. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law, except as provided by Section 7.1(a) and except that the provisions of Section 6.3 shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and, if such extension or waiver is by or on behalf of the Company, only if it has been approved by a majority of the members of the Special Committee.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations, Warranties and Agreements.

(a) None of the representations, warranties and agreements made herein shall survive beyond the Effective Time, except for the agreements set forth in Sections 3.1, 3.2, 6.3 and 6.6, and all such representations, warranties and agreements will be extinguished upon consummation of the Merger and none of the Company, Parent and Purchaser, nor any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation, warranty or agreement after such time.

(b) Each of the parties is a sophisticated Person that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the Company Disclosure Schedule and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time. Without limiting the foregoing, except as expressly set forth herein, none of the Company or any of its affiliates or representatives will have or be subject to any liability to Murdock, Parent, Purchaser or any of their respective affiliates or representatives resulting from the delivery or disclosure to any of them of any documents, forecasts, projections or other written or oral information with respect to the Company’s or any of its Subsidiaries’ respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects by the Company, and each of Murdock, Parent and Purchaser acknowledge the foregoing.

(c) The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

Section 9.2 Entire Agreement; Assignment. This Agreement, the agreements specifically contemplated hereby or referenced herein and that certain side letter, dated as of the date hereof, between the Company and Murdock (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign its rights and obligations to any wholly owned, direct or indirect subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

Section 9.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile with confirmation of transmission by the transmitting equipment, or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers or at such other addresses or facsimile numbers as shall be specified by the parties by like notice:

(i)	if to Murdock, Parent or Purchaser, to:

DFC Holdings, LLC

c/o Castle & Cooke, Inc.

10900 Wilshire Boulevard

Los Angeles, California 90024

Attention: David H. Murdock

Fax No.: (310) 824-7756

with	a copy to:

Paul Hastings LLP

695 Town Center Drive, 17th Floor

Costa Mesa, California 92626

Attention: Peter J. Tennyson, Esq.

Fax No.: (714) 668-6337

(ii)	if to the Company, to:

Dole Food Company, Inc.

One Dole Drive

Westlake Village, California 91362

Attention: C. Michael Carter, Esq.

Fax No.: (818) 879-6754

with	a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Jonathan Layne

Fax No.: (310) 552-7053

(iii)	if to the Special Committee, to:

Dole Food Company, Inc.

One Dole Drive

Westlake Village, California 91362

Attention: Andrew J. Conrad

Fax No.: (310) 317-0437

with	a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Attention: Alison S. Ressler; Patrick S. Brown

Fax No.: (310) 712-8800

Section 9.5 Governing Law. This Agreement shall be interpreted, governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.6 Submission to Jurisdiction.

(a) The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined only in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the performance thereof or the debt facilities contemplated thereby, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INVOLVING THE FINANCING SOURCES.

Section 9.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.8 Parties in Interest. This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (i) following the Effective Time, as expressly provided in Sections 3.2 and 6.3 and (which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons) and (ii) the Financing Sources are made third party beneficiaries of Section 9.6(b), this Section 9.8, Section 9.11 and Section 9.14.

Section 9.9 Counterparts. This Agreement may be executed by facsimile or other electronic means in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.10 Expenses.

(a) If any Person (other than Murdock, Parent, Purchaser or any of their respective affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to Section 8.1(c)(i), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds all reasonable documented out-of-pocket costs, fees and expenses of Parent, Purchaser and/or Murdock incurred in connection with the Merger, this Agreement, the Debt Financing and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and reasonable fees and expenses of legal and financial advisors and all fees and expenses payable to any financing sources) (the “Expenses”), subject to the last sentence of this Section 9.10(a). Further, if this Agreement is terminated pursuant to Section 8.1(d)(i), then the Company shall, within two Business Days after such termination of this Agreement, pay Purchaser in same day funds the Expenses, subject to the last sentence of this Section 9.10(a). Notwithstanding the foregoing, in no event shall the Expenses paid pursuant to this Section 9.10 exceed $15,000,000.

(b) The Company agrees that the agreements contained in Section 9.10(a) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Purchaser any of the amounts due under Section 9.10(a), the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Expenses at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Expenses were required to be paid by the Company to the date of payment.

(c) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and soliciting proxies and (ii) of obtaining any consents of any third party (other than fees paid pursuant to the HSR Act).

Section 9.11 Purchaser Termination Fee.

(a) In the event that this Agreement shall be terminated (i) by the Company pursuant to Section 8.1(c)(ii) (at any time at which Purchaser would not have been entitled to terminate this Agreement pursuant to Section 8.1(d)(ii)), or (ii) by the Company or the Purchaser pursuant to Section 8.1(b)(ii) and, in the case of this clause (ii), at such time of termination, (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or are capable of being satisfied at such time (with respect to those conditions that by their terms are to be satisfied at the Closing) and (B) the Company confirms to the Purchaser in writing that (x) all of the conditions set forth in Section 7.3 have been and remain satisfied or are capable of being satisfied at such time (with respect to those conditions that by their terms are to be satisfied at the Closing) or it is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing and (y) it is willing and able to consummate the Closing, then the Purchaser shall pay to the Company a termination fee of $50,000,000 (the “Termination Fee”) in same day funds within two Business Days after such termination of this Agreement.

(b) Each of Murdock, Parent and Purchaser agrees that the agreements contained in Section 9.11(a) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If Purchaser fails to promptly pay to the Company the Termination Fee, Purchaser shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid portion of the Termination Fee at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Termination Fee was required to be paid by Purchaser to the date of payment.

(c) In the event that this Agreement shall have been terminated and the Company shall have received full payment of the Termination Fee in accordance with this Section 9.11, together with reimbursement and indemnification of expenses pursuant to Section 6.8, 9.10(c) and Section 9.11(b), the receipt of the Termination Fee, together with such expenses, shall be the sole and exclusive remedy of the Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any action against the Purchaser, any affiliate of the Purchaser or any Financing Source arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. For the avoidance of doubt, in the event Parent and/or Purchaser fail to effect the Closing (including due to the fact that the Debt Financing is not available to Parent) or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.12 and reimbursement and indemnification obligations under Section 6.8, Section 9.10(c) and Section 9.11(b), the Company’s sole and exclusive remedy (other than in connection with fraud) against Purchaser, Parent, the Financing Sources or any of their affiliates in respect of this Agreement, any contract or agreement executed in connection herewith (including the Commitment Letters) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Article VIII and collect, if due, the Termination Fee from Purchaser (or from Murdock in accordance with the terms of the Equity Commitment Letter) and any interest payable thereon.

(d) Under no circumstances shall the Company be entitled to collect the Termination Fee on more than one occasion and under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.12 and any money damages, including all or any portion of the Termination Fee.

Section 9.12 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if for any reason any party hereto shall have failed to perform its obligations under this Agreement, and, subject to Section 9.12(b), any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement;

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance of Parent’s obligation to cause the full funding of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Debt Financing (or alternative financing in accordance with Section 6.7) has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 upon the delivery of a drawdown notice by Parent if the Equity Financing will be funded at such date, (iii) Parent and/or Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

Section 9.13 Affiliates. Whenever this Agreement requires Parent or Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Murdock to cause Parent or Purchaser to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.14 No Liability of Financing Sources. Notwithstanding anything that may be expressed or implied in this Agreement, the Company, the Company Board, Murdock and Purchaser agree, on behalf of themselves and their respective affiliates, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein, respectively, with respect to any such party. No Financing Source shall have any liability to the Company or any of its affiliates relating to or arising out of this Agreement the Debt Commitment Letter or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

[Signature Page to Agreement and Plan of Merger follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

/s/ David H. Murdock
DAVID H. MURDOCK

DFC MERGER CORP.

By:	/s/ David H. Murdock
Its:	President

DFC HOLDINGS, LLC

By:	/s/ David H. Murdock
Its:	Manager

DOLE FOOD COMPANY, INC.

By:	/s/ Charles M. Carter
Its:	President & COO

APPENDIX B

August 11, 2013

The Special Committee of the Board of Directors and the Board of Directors

Dole Food Company, Inc.

One Dole Drive

West Lake Village, California 91362

Dear Members of the Special Committee of the Board and the Board of Directors:

We understand that Dole Food Company, Inc., a Delaware corporation (“Company”), DFC Holdings, LLC, a Delaware limited liability company (“Parent”), DFC Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”) and Mr. David H. Murdock, intends to enter into an Agreement and Plan of Merger, dated as of August 11, 2013 (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by (i) Mr. Murdock, Parent, Purchaser or their respective affiliates, (ii) holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, and (iii) the Company or any subsidiary of the Company (such holders referred to in clauses (i)-(iii) above, collectively, the “Excluded Holders”), will be converted into the right to receive $13.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders as provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)

Reviewed various financial forecasts and other data provided to us by management of the Company relating to the business of the Company, including the Company’s 5-year forecast, which included low, high and mid point cases, as well as financial forecasts prepared at the direction of and approved by the Special Committee, and data and guidance provided to us by management relating to the Company’s non core assets;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of

The Special Committee of the Board of Directors

Dole Food Company, Inc.

August 11, 2013

any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. With the consent of the Special Committee, we have relied upon the assessments of management of the Company with respect to the Company’s non core assets. We assume no responsibility for and express no view as to any such forecasts or assessments or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and our and their respective affiliates and employees may trade securities of the Company and certain of its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company and certain of its affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

The opinion expressed herein is for the benefit of the Special Committee and the Board of Directors of the Company (each in its capacity as such). Our opinion is rendered to the Special Committee and the Board of Directors in connection with its evaluation of the Transaction. Our engagement and opinion are not on behalf of, and are not intended to confer rights or remedies upon, any stockholders of the Company or any other person and may not be disclosed or otherwise referred to, nor may our opinion be used or relied upon by any third party for any purpose, without our prior written consent. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Special Committee of the Board of Directors

Dole Food Company, Inc.

August 11, 2013

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders (other than Excluded holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Albert H. Garner
Albert H. Garner Vice Chairman — US Investment Banking

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (3) of this subsection, § 251(h) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Submit a proxy by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE –
www.proxypush.com/dole
Use the Internet to submit your proxy until
11:59 p.m. (CT) on , 2013.

(	PHONE – 1-866-883-3382
Use a touch-tone telephone to submit your proxy
until 11:59 p.m. (CT) on , 2013.

*	MAIL – Mark, sign and date your proxy
card and return it in the postage-paid
envelope provided.

If you submit your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO SUBMIT A PROXY BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

1.	Merger Proposal: To approve the adoption of the Agreement and Plan of Merger, dated as of August 11, 2013, among DFC Holdings, LLC, DFC Merger Corp., David H. Murdock and Dole (as amended on August 19, 2013 and on September 19, 2013 and as it may be further amended from time to time).	☐	For	☐	Against	☐	Abstain

2.	Merger-Related Compensation Arrangements Proposal: To approve, on an advisory (non-binding) basis, the payment of certain compensation to our named executive officers in connection with the merger.	☐	For	☐	Against	☐	Abstain

3.	Proposal to Adjourn the Special Meeting: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DOLE FOOD COMPANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

                    , 2013

            , California Time

Dole Food Company, Inc. World Headquarters

One Dole Drive

Westlake Village, California 91362

Dole Food Company, Inc. One Dole Drive Westlake Village, California 91362	Proxy

This Proxy is solicited by the Board of Directors for use at the Special Meeting on                     , 2013 and at any adjournment or postponement thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the Proxy will be voted “FOR” Items 1, 2 and 3.

By signing the Proxy, you revoke all prior proxies and appoint C. Michael Carter and Keith Mitchell, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and any adjournment or postponement thereof.

See reverse for voting instructions.